    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1996



                                                      REGISTRATION NO. 333-13505

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         MASADA SECURITY HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

           DELAWARE                         7382                        63-1082760
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)        Identification No.)

                        950 22ND STREET NORTH, SUITE 800
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 323-7233
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                TERRY W. JOHNSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         MASADA SECURITY HOLDINGS, INC.
                        950 22ND STREET NORTH, SUITE 800
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 323-7233
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

           DAVID D. DOWD, III, ESQ.                      WILLIAM L. HUDSON, ESQ.
                BURR & FORMAN                         BROBECK PHLEGER & HARRISON LLP
      420 NORTH 20TH STREET, SUITE 3100               SPEAR STREET TOWER, ONE MARKET
          BIRMINGHAM, ALABAMA 35203                      SAN FRANCISCO, CA 94105
                (205) 251-3000                                (415) 442-0900

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES     PROPOSED MAXIMUM AGGREGATE
         TO BE REGISTERED                   OFFERING PRICE              AMOUNT OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......            $35,880,000                        $10,872
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 31, 1996


                             MASADA SECURITY (LOGO)


                                2,400,000 SHARES


                                  COMMON STOCK


     All of the shares of Common Stock offered hereby are being issued and sold by Masada Security Holdings, Inc. ("Masada" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.


                             ---------------------


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.


                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                             UNDERWRITING
                                         PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                          PUBLIC             COMMISSIONS            COMPANY(1)
----------------------------------------------------------------------------------------------------
Per Share......................... $                    $                     $
----------------------------------------------------------------------------------------------------
Total(2).......................... $                    $                     $
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------


(1) Before deducting expenses payable by the Company, estimated at $700,000.


(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 360,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions,
     and Proceeds to Company will be $       , $       and $       ,
     respectively.


                             ---------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about             , 1996.

ROBERTSON, STEPHENS & COMPANY                                    LEHMAN BROTHERS

               The date of this Prospectus is             , 1996.

                   [PHOTOGRAPH OF CENTRAL MONITORING STATION]


     Masada provides monitoring services to over 81,000 subscribers from its central station located in Birmingham, Alabama. This central station, utilizing state-of-the-art computers and telecommunications technology, has the capability to service approximately 250,000 customers.


                  [PHOTOGRAPH OF INSTALLER PLACING YARD SIGN]


     Through a combination of its Safe Choice marketing program and its acquisition program, Masada has grown from approximately 19,000 subscribers in February 1993 to over 81,000 subscribers in September 1996.


          [PHOTOGRAPH OF SALES CONSULTANT AND PROSPECTIVE SUBSCRIBERS]


     By subsidizing installation costs in return for long-term recurring revenue, Masada's objective is to provide affordable residential security alarm services to a greater number of Americans.


                  [PHOTOGRAPH OF SERVICE TRUCK AND RESIDENCE]


     From February 1993 through September 1996, Masada generated over 42,000 subscriber accounts internally through its Safe Choice marketing program, under which it currently offers an alarm system at a base installation price of $99.


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
Prospectus Summary....................................................................     4
Risk Factors..........................................................................     8
The Company...........................................................................    16
Use of Proceeds.......................................................................    17
Dividend Policy.......................................................................    17
Capitalization........................................................................    18
Dilution..............................................................................    19
Selected Consolidated Financial and Operating Data....................................    20
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    22
Business..............................................................................    34
Management............................................................................    47
Principal Stockholders................................................................    56
Certain Transactions..................................................................    58
Description of Capital Stock..........................................................    61
Shares Eligible for Future Sale.......................................................    63
Underwriting..........................................................................    64
Legal Matters.........................................................................    65
Experts...............................................................................    65
Additional Information................................................................    65
Index to Consolidated Financial Statements............................................   F-1


                             ---------------------

     The Company intends to furnish to its stockholders annual reports containing audited financial statements examined by its independent auditors and quarterly reports containing unaudited condensed financial statements for the first three quarters of each fiscal year.

     Masada Security(R) is a registered tradename of the Company. Safe Choice is a tradename of the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, references to "Masada" or the "Company" are to Masada Security Holdings, Inc. and its subsidiaries. This Prospectus contains forward-looking statements which involve risk and uncertainties. The Company's actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY


     The Company provides security alarm monitoring services and installs and services security alarm systems for residential and small business subscribers, principally in the southern United States. At September 30, 1996, the Company had over 81,000 subscriber accounts for its alarm monitoring services, a majority of which were residential subscribers. As a result of the Company's internally generated "Safe Choice" subscriber accounts and acquisitions of subscriber account portfolios, the Company has increased its monthly recurring revenue ("MRR")1 from approximately $0.6 million at February 1, 1993 to approximately $2.1 million at September 30, 1996, which represents an increase in annualized MRR from $7.3 million to $25.6 million. The Company believes that based upon MRR, it is one of the largest residential security alarm monitoring companies in the southern United States. According to a May 1996 survey by SDM magazine (formerly Security Distributing and Marketing) ("SDM"), the Company is the second fastest growing security alarm monitoring company in the United States based upon the Company's historical three year growth rate in revenues.


     The Company's objective is to provide residential security alarm services to a greater number of Americans by making such services affordable and by focusing on markets with attractive demographics. The Company's growth strategy is based upon both internal generation of subscriber accounts marketed under the tradename "Safe Choice" by the Company's sales consultants, and acquisitions of subscriber accounts from independent alarm monitoring companies. The Company believes that it can achieve economies of scale and improve results of operations by increasing the number and density of subscribers for whom it provides services, thereby increasing utilization of the Company's central monitoring station and improving efficiency of its service operations.


     From February 1, 1993 through September 30, 1996, Masada has generated approximately 42,100 subscriber accounts internally through the Safe Choice marketing program, including over 7,700 new Safe Choice subscriber accounts during the third quarter of 1996. The Company seeks to create additional subscriber accounts through the Safe Choice marketing program by subsidizing the initial installation of a residential security alarm monitoring system in order to capture the MRR generated by the monitoring contract. By offering the Safe Choice alarm system at a base installation price of $99, the Company believes it can access a broader demographic market than is presently being accessed by other existing companies who, according to the January 1996 issue of SDM, sold and installed alarm systems during 1995 for an average price of $1,200. In addition, the Safe Choice program allows Masada to create subscriber accounts for an investment which, expressed as a multiple of MRR generated, is substantially lower than that for which the Company can acquire subscriber accounts and, in the Company's belief, is among the lowest in the industry.


---------------


1 MRR is monthly recurring revenue which the Company is entitled to receive from contracts in effect at the end of the period. MRR is a term commonly used in the industry as a measure of the size of a company but not as a measure of profitability or performance, and does not include any allowance for future attrition of subscriber accounts or allowance for doubtful accounts. The Company does not have sufficient information as to the attrition of acquired subscriber accounts to predict the amount of acquired MRR that will be realized in future periods or the impact of the attrition of acquired subscriber accounts on the Company's overall rate of attrition. See "Risk Factors -- Attrition of Subscriber Accounts."

     From September 1994 through September 1996, the Company has acquired approximately 39,000 subscriber accounts in 18 separate transactions. The Company intends to make acquisitions and open branches in new geographic markets where the Company does not presently have subscribers, and then to increase the number of subscriber accounts in such markets through the Safe Choice marketing program and subsequent acquisitions, both of which have the effect of increasing subscriber account density in the area, and thereby improving operating efficiency.


     Approximately 90% of the Company's subscribers are located in Florida, Texas and the Richmond/Washington, D.C./Baltimore metropolitan areas. The Company's remaining subscribers are located in Georgia, Louisiana, Oklahoma and Tennessee. According to the Bureau of the Census and the Federal Bureau of Investigation, the states which the Company serves collectively have higher projected population growth rates from 1990 through 2010 and had higher crime rates during 1994 than the nation as a whole. The Company monitors digital signals arising from burglaries, fires and other monitored events which occur at the subscribers' premises from the Company's state-of-the-art central monitoring station located in Birmingham, Alabama, which has the capacity to serve approximately 250,000 subscriber accounts.


     The security alarm industry is highly fragmented and growing. According to research conducted by J.P. Freeman & Co., a security industry consulting firm (the "Freeman Research"), there currently are approximately 11,500 security alarm companies in the United States. A May 1996 survey by SDM reported that in 1995 the 100 largest companies in the industry accounted for only 23% of alarm industry revenues and the top 10 security alarm monitoring companies served less than 3% of all United States households. Freeman Research indicates that residential security alarm monitoring revenues grew in the United States at a compounded annual rate of 12% between 1988 and 1995. The Company believes that several factors, including increased concern about crime and favorable demographic trends, have contributed to the increased demand for residential security alarm services. Market penetration, however, remains low, with monitored security alarm systems installed in only 11% of all U.S. households according to Freeman Research.


                                  THE OFFERING


Common Stock Offered.........................  2,400,000 shares
Common Stock Outstanding after the
  Offering...................................  7,826,826 shares(1)
Use of Proceeds..............................  Redemption of Class A preferred stock and partial repayment of indebtedness outstanding
                                               under the Company's credit facility. The
                                               Company intends to borrow in the future under
                                               the credit facility to fund the Safe Choice
                                               marketing program, to fund acquisitions of
                                               subscriber accounts, and for general
                                               corporate purposes, including capital
                                               expenditures and working capital. See "Use of
                                               Proceeds."
Proposed Nasdaq National Market Symbol.......  MSDA


---------------


(1) Excludes, as of October 31, 1996, shares reserved for issuance upon exercise of outstanding options to purchase 391,500 shares of Common Stock and excludes shares covered by the Underwriters' over-allotment option.

                      SUMMARY FINANCIAL AND OPERATING DATA
                  (In thousands, except number of subscribers)


                                                    YEARS ENDED DEC. 31,                      NINE MONTHS ENDED SEPT. 30,
                                      ELEVEN    -----------------------------     SIX        ------------------------------
                                      MONTHS                                     MONTHS
                                      ENDED        HISTORICAL                    ENDED           HISTORICAL
                                     DEC. 31,   -----------------   PRO FORMA   JUNE 30,     ------------------   PRO FORMA
                                     1993(1)     1994      1995      1995(2)      1996        1995       1996      1996(2)
                                     --------   -------   -------   ---------   --------     -------   --------   ---------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Monitoring.....................  $ 6,958    $ 8,756   $12,472   $ 22,326    $ 9,367      $ 8,748   $ 15,374   $ 17,424
    Installation...................    2,477      3,083     3,429      5,806      2,493        2,583      3,936      3,936
    Service........................      520        678       911      1,083        677          695      1,153      1,153
    Other..........................       --         --        --        484         --           --         --         --
                                     -------    -------   -------    -------    -------      -------   --------   --------
        Total revenues.............    9,955     12,517    16,812     29,699     12,537       12,026     20,463     22,513
  Cost of revenues:
    Monitoring.....................    1,137      1,374     1,945      3,544      1,421        1,378      2,297      2,575
    Installation...................    1,220      1,268     1,339      3,210      1,151          979      1,754      1,754
    Service........................    1,429      1,734     2,235      2,235      1,628        1,574      2,735      2,735
                                     -------    -------   -------    -------    -------      -------   --------   --------
        Total cost of revenues.....    3,786      4,376     5,519      8,989      4,200        3,931      6,786      7,064
                                     -------    -------   -------    -------    -------      -------   --------   --------
        Gross profit...............    6,169      8,141    11,293     20,710      8,337        8,095     13,677     15,449
  General and administrative
    expenses.......................    3,091      5,071     7,550     14,874      4,563        5,470      7,271      8,665
  Noncash compensation expense.....       --         92        56         56         99           --        121        121
  Selling and marketing costs......    1,879      2,923     5,411      5,411      3,780        3,960      6,271      6,271
  Depreciation and amortization....    2,406      3,451     5,258      8,764      4,774        3,573      7,761      8,454
                                     -------    -------   -------    -------    -------      -------   --------   --------
        Operating loss.............   (1,207 )   (3,396)   (6,982)    (8,395 )   (4,879 )     (4,908)    (7,747)    (8,062 )
  Interest expense, net............      754        593       844      3,622      1,140          632      2,226      2,757
  Other nonoperating expense.......       --         --        --       (277 )       --           --         --        (70 )
  Gain on disposal of assets.......       --         --        --          2        160           --        225        225
  Extraordinary loss from early
    retirement of debt.............       --         --        --         --       (567 )         --       (567)      (567 )
  Income tax expense...............       --         --        --        (10 )       --           --         --         --
                                     -------    -------   -------    -------    -------      -------   --------   --------
        Net loss...................  $(1,961 )  $(3,989)  $(7,826)  $(12,302 )  $(6,426 )    $(5,540)  $(10,315)  $(11,231 )
                                     =======    =======   =======    =======    =======      =======   ========   ========
OTHER OPERATING DATA:
  EBITDA(3)........................  $ 1,199    $   147   $(1,668)  $    425    $    (6 )    $(1,335)  $    135   $    513
    Less Safe Choice revenues......   (1,346 )   (1,937)   (2,076)    (2,076 )   (1,352 )     (1,541)    (2,122)    (2,122 )
    Plus Safe Choice selling and
      marketing expenses...........    1,879      2,923     5,411      5,411      3,780        3,960      6,271      6,271
                                     -------    -------   -------    -------    -------      -------   --------   --------
      Adjusted EBITDA(4)...........  $ 1,732    $ 1,133   $ 1,667   $  3,760    $ 2,422      $ 1,084   $  4,284   $  4,662
                                     =======    =======   =======    =======    =======      =======   ========   ========
CERTAIN SUBSCRIBER DATA:
  MRR at end of period(5)..........  $   660    $   903   $ 1,298   $  1,298    $ 2,045      $ 1,108   $  2,129   $  2,129
  Number of subscribers at end of
    period.........................   21,051     30,053    47,060     47,060     77,927       38,699     81,607     81,607



                                                                           SEPTEMBER 30, 1996
                                                                 ---------------------------------------
                                                                 ACTUAL    PRO FORMA(2)   AS ADJUSTED(6)
                                                                 -------   ------------   --------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit)....................................  $  (434)    $   (434)       $   (434)
  Total assets.................................................   57,239       57,239          57,239
  Long-term debt less current portion..........................   44,359       44,359          27,750
  Total stockholders' equity...................................    1,706        1,706          26,960


---------------

(1) The Company commenced operations on February 1, 1993.


(2) With respect to Statement of Operations Data, Operating Data and Certain Subscriber Data, gives effect to acquisitions occurring during 1995 and the first nine months of 1996 as if each had occurred on January 1, 1995, and with respect to Consolidated Balance Sheet Data, reflects the conversion of all outstanding shares of Class B convertible preferred stock and Class C convertible preferred stock into shares of Class B common stock and Class C common stock, respectively, and the exchange of each outstanding share of Class A common stock, Class B common stock, and Class C common stock into three shares of a new, single class of Common Stock, as provided for in the Company's Plan of Recapitalization, concurrently with the consummation of this offering. See "Pro Forma Financial Information."

(3) EBITDA is derived by adding to net loss the sum of (i) interest expense,
    (ii) depreciation and amortization expense, (iii) noncash compensation expense related to the Company's stock option grants, and (iv) extraordinary loss from early retirement of debt less (v) gain on disposal of assets. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income, and is indicative neither of the Company's operating performance nor of cash flows available to fund the Company's cash needs. Items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance.


(4) Adjusted EBITDA ("Adjusted EBITDA") is derived by adding to EBITDA the Safe Choice selling and marketing expenses, net of Safe Choice installation revenues, during the period. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income, and is indicative neither of the Company's operating performance nor of cash flows available to fund the Company's cash needs. Management believes presentation of Adjusted EBITDA enhances an understanding of the value of the Company, particularly in comparison to other security alarm companies that grow substantially through acquisitions of subscriber accounts. Tests similar to Adjusted EBITDA have been used by lenders and the investment community to estimate the long-term value of companies with recurring cash flows from operations and with net losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Accounting Policies for Safe Choice Installations and Subscriber Account Purchases."

(5) MRR is monthly recurring revenue that the Company is entitled to receive under contracts in effect at the end of the period. MRR is a term commonly used in the security alarm industry as a measure of the size of a company, but not as a measure of profitability or performance, and does not include any allowance for future attrition or allowance for doubtful accounts. The Company does not have sufficient information as to the attrition of acquired subscriber accounts to predict the amount of acquired MRR that will be realized in future periods or the impact of the attrition of acquired accounts on the Company's overall rate of attrition.


(6) As adjusted to reflect the sale by the Company of 2,400,000 shares of Common Stock offered hereby and the anticipated application of the estimated net proceeds therefrom at an assumed offering price of $12.00 per share (less underwriting discounts and commissions and estimated offering expenses). See "Use of Proceeds."

                             ---------------------

     Unless otherwise indicated or the context otherwise requires, all information contained in this Prospectus assumes (i) the implementation of the Company's Plan of Recapitalization (the "Recapitalization") concurrently with the consummation of this offering, which Recapitalization provides for (a) the automatic redemption of all outstanding shares of Class A preferred stock, (b) the automatic conversion of all outstanding shares of Class B convertible preferred stock and Class C convertible preferred stock into shares of Class B common stock and Class C common stock, respectively, and (c) the automatic exchange of each outstanding share of Class A common stock, Class B common stock and Class C common stock into three shares of a new, single class of Common Stock, and (ii) that the Underwriters' over-allotment option is not exercised.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risk and uncertainties. The Company's actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and elsewhere in this Prospectus.

DEPENDENCE UPON INTERNALLY GENERATED SUBSCRIBER ACCOUNTS FOR GROWTH


     A principal element of the Company's business strategy is to grow by internally generating subscriber accounts through the Safe Choice marketing program. From February 1, 1993 to September 30, 1996, the Company added approximately 42,100 subscriber accounts through the Safe Choice marketing program, including over 7,700 new Safe Choice accounts during the third quarter of 1996. The Company's internally generated Safe Choice accounts comprise approximately 41% of the Company's subscriber accounts, including 42% of the new accounts gained by the Company during the first nine months of 1996. The Company believes that continued Safe Choice account generation will be an integral part of the Company's revenue growth. Masada faces competition for new subscriber accounts from other alarm monitoring companies, including companies who are better capitalized than the Company and who offer low price, subsidized installations of security systems, such as ADT Security Systems, Inc., Westinghouse Security Systems, and Brink's Home Security, Inc. See -- "Competition." Competitive pressures may require the Company to reduce its prices to maintain its Safe Choice growth. Additionally, the Company faces competition in the hiring of qualified sales consultants from a variety of businesses. The Company's ability to maintain or increase its Safe Choice growth in the future will depend in part upon the number and quality of sales consultants that the Company can hire and retain. There can be no assurance that the Company will be able to retain a sufficient number of qualified sales consultants or to sustain its Safe Choice subscriber account growth.


     The costs incurred by Masada to generate a new Safe Choice account typically exceed the initial revenues received from the Safe Choice customer. The Company subsidizes the customer's purchase of Safe Choice services in order to secure the MRR generated by the monitoring contract. See "Business -- The Safe Choice Program." Because the Safe Choice installations involve a subsidy to the customer, the Company utilizes its credit facility (the "Credit Facility") to fund the Safe Choice marketing program. If the Company is required to increase its subsidy due to competitive pressures or higher costs, the Company's need for additional capital, which will likely be satisfied through borrowed funds, will increase. If the Company's borrowing capacity under the Credit Facility is exhausted, the Company's ability to generate Safe Choice accounts may be impaired. See -- "Need for Additional Capital." Additionally, the ability of the Company to generate Safe Choice accounts may be limited from time to time by restrictive covenants in the Credit Facility. See -- "Leverage, Debt Service and Covenants."

DEPENDENCE UPON ACQUISITIONS FOR GROWTH; ACQUISITION RISKS


     From September 1994 through September 1996, the Company completed 18 acquisitions of subscriber account portfolios of other alarm monitoring companies. The Company expects that future acquisitions will be an integral part of the Company's revenue growth. Other alarm service companies have adopted a strategy similar to the Company's that entails the acquisition of alarm monitoring accounts. Some of these competitors have greater financial resources than the Company or may be willing to offer higher prices than the Company is prepared to offer to acquire subscriber accounts. The effect of such competition may be to reduce the acquisition opportunities available to the Company, thus reducing the Company's rate of growth, or to increase the price paid by the Company for acquired subscriber accounts, which would adversely affect the Company's return on its investment in such accounts and its results of operations. There can be no assurance that the Company will be able to find acceptable acquisition candidates or sustain its recent acquisition rate. See
 -- "Competition."

Because the Company funds its acquisitions with borrowings under the Credit Facility, the Company's ability to continue its acquisition program may be impaired if the Company's borrowing capacity under the Credit Facility is exhausted. See --"Need for Additional Capital."

     Acquisitions involve a number of special risks, including the possibility of problems not discovered prior to the acquisition, account attrition, and the diversion of management's attention to the assimilation of accounts. Since a significant portion of the Company's acquired accounts were purchased since January 1, 1996, the Company has limited experience with a significant portion of its acquired accounts, and there can be no assurance that the Company will not encounter difficulties in connection with these acquisitions, including an actual attrition rate that is higher than that assumed by the Company. See
-- "Attrition of Subscriber Accounts." For acquisitions that are structured as the purchase of the stock rather than the assets of other alarm companies, the Company may inherit unexpected liabilities and may have to dispose of the unnecessary assets of the acquired companies, which may adversely affect the Company's results of operations.

NEED FOR ADDITIONAL CAPITAL


     During 1994, 1995 and the first nine months of 1996, the Company incurred costs of approximately $4.4 million, $8.2 million and $10.2 million, respectively, in generating internal Safe Choice accounts, and invested approximately $4.0 million, $6.5 million and $24.2 million, respectively, in acquiring subscriber accounts from alarm monitoring companies. Net cash provided by (used in) operating activities during 1994, 1995 and the first nine months of 1996 was $.2 million, $(3.6) million and $(1.2) million, respectively. The Company used borrowings under a prior credit facility and proceeds from sales of equity securities to fund the Company's Safe Choice marketing program, investing activities, and operations during these periods. As the Company continues its strategy to grow through the Safe Choice marketing program and the acquisition of subscriber accounts, the Company's current borrowing capacity is likely to be exhausted. Accordingly, the Company will likely be required to obtain additional debt financing or sell additional equity securities in the future, which may result in higher leverage or the dilution of then existing holders' investments in the Common Stock. See -- "Leverage, Debt Service and Covenants" and
-- "Dilution." There can be no assurance that external funding will be available to the Company on terms favorable to the Company or at all. Any inability of the Company to obtain additional capital will likely adversely affect the Company's ability to continue to generate Safe Choice accounts or to make acquisitions of subscriber accounts. See -- "Dependence Upon Internally Generated Subscriber Accounts for Growth" and -- "Dependence Upon Acquisitions for Growth; Acquisition Risks."


QUARTERLY FLUCTUATIONS IN RESULTS OF OPERATIONS

     The Company historically has experienced fluctuations in its quarterly operating results and expects to experience fluctuations of quarterly operating results in the future. These fluctuations may be caused by many factors, including, among others, the opening of new branch offices, the volume and timing of additional internally generated subscriber accounts, the size and timing of acquisitions of subscriber account portfolios, acquired subscriber assimilation, attrition experience, competitive pricing pressures, local and national crime activity, general economic conditions, and seasonality. The Safe Choice marketing program can be hampered during the winter months as a result of unfavorable weather conditions, holidays, and reduced hours of daylight. The Company's expense levels are based, to some extent, on its expectations of future subscriber and revenue levels, which are dependent on estimates of internally generated additions of subscriber accounts and of subscriber account portfolio acquisitions. The Company may be unable, therefore, to adjust spending in a timely manner to compensate for any unexpected revenue shortfall due to less than anticipated levels of internally generated accounts or a delay in the timing of acquisitions. Given the possibility of quarterly fluctuations, the Company believes that comparisons of the results of its operations for preceding quarters are not necessarily meaningful and that the results for any one quarter should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Selected Quarterly Results of Opera-tions." In the event that the Company's revenues or operating results for any quarter are less than the level expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of the Company's common stock.

GEOGRAPHIC CONCENTRATION AND EXPANSION


     At September 30, 1996, almost 90% of the Company's existing subscribers were located in Florida (53%), Texas (25%) and the Richmond/Washington, D.C./Baltimore metropolitan area (10%). Accordingly, in these areas the performance of the Company may be adversely affected by regional or local economic conditions. See "Business -- Overview."


     The Company intends to make acquisitions and open new branch offices in geographic markets where the Company does not presently have subscribers. Expansion into new markets requires an investment by the Company in local branches and personnel necessary to service the subscriber accounts. The expenses associated with the opening of new branch offices are expensed in the period in which incurred and thus may substantially impact the Company's operating results during such period. For the Company to expand successfully into a new market, the Company must obtain a sufficient number and density of subscriber accounts in such market to support the additional investment. There can be no assurance that expansion into new markets will not adversely affect the Company's future business and results of operations.

ATTRITION OF SUBSCRIBER ACCOUNTS

     The Company experiences attrition of subscriber accounts as a result of, among other factors, relocation of subscribers, adverse financial and economic conditions, and competition from other alarm service companies. In addition, the Company may lose acquired accounts in the event it is unable to service them adequately or to assimilate them into its operations. An increase in such attrition could have a material adverse effect on the Company's revenues and results of operations.

     When acquiring accounts, the Company usually withholds a portion of the purchase price as a partial guarantee against subscriber attrition. If the actual attrition rate for the accounts acquired is greater than the rate assumed by the Company at the time of the acquisition, and the Company is unable to recoup its damages from the portion of the purchase price held back from the seller, such attrition could have a material adverse affect on the Company's financial condition or results of operations. The Company is not aware of any reliable historical data relating to account attrition rates prepared by companies from whom the Company has acquired accounts, and the Company has no assurance that actual account attrition for acquired accounts will not be greater than the attrition rate assumed or historically incurred by the Company. In addition, because some acquired accounts are prepaid on an annual, semi-annual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated. See "Business -- The Acquisition Program."


     At September 30, 1996, the cost of acquired subscriber accounts, net of accumulated amortization, was $31.8 million, which constitute 55.5% of the book value of the Company's total assets. The Company's acquired subscriber accounts are amortized on a straight-line basis over the estimated life of the related revenues. The Company estimates the lives of acquired accounts to be approximately eight years. See Note 1 of Notes to Consolidated Financial Statements. There could be a material adverse effect on the Company's results of operations and financial condition if actual account attrition significantly exceeds assumed attrition and the Company has to make adverse adjustments with respect to the amortization of acquired subscriber accounts. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- General -- Subscriber Attrition."


LIMITED OPERATING HISTORY; HISTORY OF NET LOSSES; ANTICIPATED FUTURE LOSSES


     The Company did not commence operations until February 1993 and has grown from approximately 19,000 subscriber accounts to over 81,000 subscriber accounts through its Safe Choice marketing program and its acquisition program. See "Business -- The Safe Choice Program" and

"Business -- The Acquisition Program." The Company depends on achieving economies of scale and improving results of operations by increasing the number and density of subscribers for whom it provides services, thereby increasing utilization of the Company's central monitoring station and improving efficiency of its service operations. See "Business -- Business Strategy." Due to the Company's limited operating history, there can be no assurance that the Company's business strategy will be successful on a long-term basis.


     The Company incurred net losses of $10.3 million for the nine months ended September 30, 1996, $7.8 million for the year ended December 31, 1995, $4.0 million for the year ended December 31, 1994, and $2.0 million for the eleven months ended December 31, 1993. These losses reflect, among other factors, the expenses associated with internally generated subscriber accounts, the charges incurred by the Company for amortization of purchased subscriber accounts, and the interest incurred on its indebtedness. Such charges will increase as the Company continues to generate new subscriber accounts, as the Company continues to purchase subscriber accounts, if the Company's indebtedness increases, or if interest rates increase. The Company expects to continue to incur net losses for the foreseeable future.


"FALSE ALARM" ORDINANCES

     According to Freeman Research, approximately 94% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false alarms." Significant concern has arisen in certain municipalities about this high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

     Recently, a trend has emerged on the part of local governmental authorities to consider or adopt various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond. Enactment of such laws could adversely affect the Company's future business and results of operations.

LACK OF AUDITED FINANCIAL INFORMATION RELATING TO ACQUISITIONS


     Since the Company's primary consideration in making an acquisition is the amount of MRR associated with the seller's subscriber accounts, the price paid by the Company is customarily directly tied to such MRR. The price paid varies based on the number and quality of accounts being purchased from the seller, the historical activity of such accounts, and other factors. Typically the seller does not have audited financial statements from which the Company can verify levels of acquired MRR. Thus, the actual MRR acquired may be less than the Company anticipated. No audited historical financial information was available for any of the Company's acquisitions made since September 1994. See
"Business -- The Acquisition Program." Thus, the Company must rely on management's knowledge of the industry, due diligence procedures, and representations and warranties of the sellers. The Company expects that future acquisitions will present the same risks to the Company as its recent acquisitions.


LEVERAGE, DEBT SERVICE AND COVENANTS


     At September 30, 1996, after giving pro forma effect to the application of the net proceeds from this offering, the Company's pro forma consolidated long-term indebtedness would have been approximately $27.8 million. See "Pro Forma Financial Information." As a result of the Company's strategy to increase subscriber accounts through the Safe Choice marketing program and acquisitions of subscriber account portfolios, the Company expects its degree of leverage to increase significantly, at least through 1997. The Company's indebtedness requires that a significant amount of its cash flow from operations be applied to the payment of interest, and there can be no assurance that the Company's operations will generate sufficient cash flow to service this indebtedness. Borrowings under the Credit Facility are at variable rates of interest, which subjects the Company to fluctuations in interest rates.

     The Credit Facility, which matures on September 30, 1997, includes covenants that restrict the operational and financial flexibility of the Company. Failure to comply with certain covenants would, in some instances, permit the lenders to accelerate the maturity of the obligations thereunder. In addition, the Company is required to obtain the consent of its lenders under the Credit Facility and to maintain certain financial ratios in order to undertake significant acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 5 of Notes to Consolidated Financial Statements.

     Because the Credit Facility was not paid in full by September 30, 1996, the Company is obligated to pay the lenders under the Credit Facility a financing fee equal to .0275% multiplied by the average commitment amount under the Credit Facility multiplied by the number of days between September 25, 1996 and the date on which the Credit Facility is paid in full (the "Financing Fee"). Accordingly, the Financing Fee began to accrue on September 25, 1996 at a daily rate of $13,750. The proceeds from this offering will not be sufficient to pay the entire balance due under the Credit Facility. If the Company does not pay the Credit Facility in full until the Credit Facility matures on September 30, 1997, the Financing Fee will be approximately $5.0 million. Although the Company anticipates that the lenders will agree, following consummation of this offering, to reduce or waive the Financing Fee and/or extend the maturity date of the Credit Facility, there can be no assurance that the Company will be able to obtain these concessions.

RISKS OF LIABILITY

     The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of the Company's alarm monitoring agreements and other agreements pursuant to which it sells its products and services contain provisions limiting liability to subscribers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters, there can be no assurance that these limitations will be enforced, and the costs of such litigation could have a material adverse effect on the Company.

     The Company carries insurance of various types, including general liability and errors and omissions insurance. The loss experience of the Company and other security service companies, however, may affect the availability and cost of such insurance. Certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability of the Company arising from gross negligence or wanton behavior.

COMPETITION

     The security alarm industry is highly competitive and highly fragmented. In marketing the Safe Choice system, the Company competes with larger national companies who are better capitalized and who conduct media advertising, which the Company does not currently utilize. The Company also competes with larger national companies, as well as smaller regional and local companies, for the acquisition of subscriber accounts. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants. Certain of the Company's current competitors have, and new competitors may have, greater resources than the Company. There can be no assurance that the Company will be able to compete effectively in the future. See "Business -- Competition."

     In June 1994, the Company entered into a license agreement with Centennial Security, Inc., an alarm security company based in New Jersey ("Centennial Security"), pursuant to which the

Company granted to Centennial Security an exclusive, ten year license to use the Masada Security trademark and tradename, the Safe Choice tradename, and certain other intellectual property in the northern half of the United States (the states of California (north of Sacramento), Colorado, Connecticut, Delaware, Idaho, Illinois, Indiana, Iowa, Kansas, Maine, portions of Maryland, Massachusetts, Michigan, Minnesota, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New York, North Dakota, Ohio, Oregon, Pennsylvania, Rhode Island, South Dakota, Utah, Vermont, Washington, Wisconsin and Wyoming) and Canada (the "Centennial Territory"). Although the license agreement specifically provides that the Company may operate as a security alarm company within the Centennial Territory, the license agreement prohibits the Company from operating as "Masada Security" and from using the "Safe Choice" tradename and other intellectual property within the Centennial Territory without the consent of Centennial Security until the license agreement terminates, which is not scheduled to occur until 2004. In the event the Company enters markets located within the Centennial Territory, the limitations imposed on the Company by the license agreement with Centennial Security could have a material adverse effect upon the Company's future business and operating results. See "Certain Transactions -- Transactions with Centennial Security."

CONTROL BY CERTAIN EXISTING STOCKHOLDERS


     Immediately following the sale of the shares of Common Stock offered hereby, the Company's nine venture capital investors (Centennial Fund III, L.P., Centennial Fund IV, L.P., Criterion Venture Partners III, Limited, Norwest Equity Partners IV, A Minnesota Limited Partnership, Norwest Equity Partners V, a Minnesota Limited Liability Partnership, South Atlantic Venture Fund II, Limited Partnership, South Atlantic Venture Fund III, Limited Partnership, Hancock Venture Partners IV-Direct Fund L.P., and Chase Venture Capital Associates), will together beneficially own 4,277,709 shares of Common Stock, which will comprise 54.7% of the outstanding shares of the Common Stock (52.3% if the Underwriters' over-allotment option is exercised in full). As a result of their ownership interests, these investors, as a group, may be able to control the election of all of the Company's directors and to determine all corporate actions requiring stockholder approval, including significant corporate transactions. See "Description of Capital Stock" and "Principal Stockholders."


DEPENDENCE UPON SENIOR MANAGEMENT


     The success of the Company's business is largely dependent upon the active participation of its executive officers. The loss of the services for any reason of one or more of such officers, in particular Terry W. Johnson, the Chairman, President and Chief Executive Officer of the Company, may have a material adverse effect on the Company's business. The Company has no employment agreements with any of its officers. The Company is actively seeking to add to senior management by hiring a chief operating officer who would assume the title of President. There can be no assurance that the Company will be able to hire a qualified executive for this position.


MANAGEMENT OF GROWTH

     The Company's business strategy is to grow through the addition of subscriber accounts. This expansion has placed and will continue to place substantial demands on the Company's management, operational resources and its system of financial and internal controls. The Company's future operating results will depend in part on the Company's ability to continue to implement and improve its operating and financial controls and to expand, train and manage its employee base. Additionally, management of growth may limit the time available to the Company's management to attend to other operational, financial and strategic issues, which may result in unanticipated adverse developments in the ongoing operations of the Company.

DEPENDENCE ON THE CENTRAL MONITORING STATION

     The Company is dependent on a single alarm monitoring station located in Birmingham, Alabama to monitor substantially all of its subscriber accounts. Although the central monitoring station is located in a building which meets or exceeds all applicable building codes, a catastrophic event such as a bombing, tornado, hurricane, earthquake, fire, or other disaster could render the central monitoring station inoperable, which could adversely affect the Company's business and results of operations.

REGULATION

     The Company's operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, comply with standards governing employee selection and training, and meet certain standards in the conduct of its business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have a material adverse effect on the Company.

     The Company's advertising and sales practices are regulated by both the Federal Trade Commission (the "FTC") and state consumer protection laws. Such regulations include restrictions on the manner in which the Company promotes the sale of its security alarm systems and the obligation of the Company to provide new subscribers with certain rescission rights. While the Company believes that it has complied with these regulations in all material respects, there can be no assurance that none of these regulations were violated in connection with the solicitation of the Company's existing subscriber accounts, particularly with respect to accounts acquired from third parties, or that no such violations will occur in the future.

DILUTION

     The initial public offering price substantially exceeds the net tangible book value per share of the Common Stock as adjusted for the receipt of the net proceeds from this offering, resulting in substantial dilution to purchasers of Common Stock in this offering. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. Upon completion of this offering, the 2,400,000 shares of Common Stock offered hereby (2,760,000 shares if the Underwriters' over-allotment option is exercised in full) will be eligible for sale on the open market. Upon the expiration of "lock-up" agreements with the Underwriters 180 days after this offering (or earlier if Robertson, Stephens & Company agrees to release shares from the lock-up agreements), approximately 704,463 shares will be eligible for sale without restriction and approximately 4,722,363 shares will be eligible for sale subject to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").


ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained in the Common Stock. The initial public offering price of the Common Stock has been determined by negotiations among the Company and the Underwriters and may have no relationship to the price at which the Common Stock will trade after completion of this offering. See "Underwriting." The stock market has from time to time experienced extreme price and volume fluctuations which have been unrelated to the operating performance of particular companies. The market price for shares of the Common Stock may be highly volatile depending upon various factors, including, but not limited to, the state of the national economy, stock market conditions, alarm industry reports, and actions by governmental agencies, as well as quarterly variations in the Company's operating results, changes in financial estimates by securities analysts or failures by the Company to meet such estimates, litigation involving the Company, announcements by the Company or its competitors, and general conditions in the alarm industry. There can be no assurance that the market price of the Common Stock will not experience significant fluctuations or decline below the initial public offering price.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Charter and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of the Company, and limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions include a classified board of directors and the issuance, without stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock. The Company also is subject to Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Capital Stock -- Certain Provisions of the Company's Charter and Delaware Law."

                                  THE COMPANY

     The Company was incorporated in January 1993 under the laws of the State of Delaware under the name "Masada Security, Inc." Terry W. Johnson (currently the CEO and a director of the Company) and Daryl E. Harms (currently a director of the Company) jointly owned an existing security alarm company which conducted business under the name "Masada Security" ("Predecessor Masada"). Messrs. Johnson and Harms, together with an investor group including Centennial Fund III, L.P. ("Centennial III"), Criterion Venture Partners III, Limited ("Criterion"), Norwest Equity Partners IV, A Minnesota Limited Partnership ("Norwest IV"), and South Atlantic Venture Fund II Limited Partnership ("South Atlantic II"), formed the Company to serve as the sole general partner of Masada Security Limited Partnership, a Delaware limited partnership (the "Partnership"), which on February 1, 1993 acquired the security alarm business of Predecessor Masada and the security alarm business of Network Security. Concurrently with these acquisitions, the Company received approximately $7.6 million from the investor group for shares of the Company's Class A preferred stock and Class B common stock, and the Partnership received $1.5 million from Messrs. Johnson and Harms and the investor group for subordinated debentures issued by the Partnership.

     In February 1994, the Company changed its name to "Masada Security Holdings, Inc." and formed a wholly-owned subsidiary known as "Masada Security, Inc." ("Security"), and the Partnership was merged into Security. Contemporaneously with this merger, the Company issued shares of its Class B convertible preferred stock to an investor group that included Messrs. Johnson and Harms, Centennial III, Centennial Fund IV, L.P. ("Centennial IV"), Criterion, Norwest IV, South Atlantic II, and Hancock Venture Partners IV-Direct Fund, L.P. ("Hancock") in exchange for the February 1993 Partnership subordinated debentures and cash totaling approximately $7.0 million.

     In May 1995, the Company received $17.5 million in gross proceeds from the issuance of its Class C convertible preferred stock to an investor group that included Messrs. Johnson and Harms, Centennial IV, Criterion, Norwest Equity Partners V, A Minnesota Limited Liability Partnership ("Norwest V"), South Atlantic II, South Atlantic Venture Fund III Limited Partnership ("South Atlantic III"), Hancock, and Chase Venture Capital Associates ("Chase").

     In September 1996, the Company's Board of Directors and stockholders unanimously approved the Recapitalization, which will be implemented concurrently with the consummation of this offering. The Recapitalization provides for the automatic redemption of all outstanding shares of Class A preferred stock, the automatic conversion of all outstanding shares of Class B convertible preferred stock and Class C convertible preferred stock into shares of Class B common stock and Class C common stock, respectively, and the automatic exchange of each outstanding share of Class A common stock, Class B common stock and Class C common stock into three shares of a new, single class of Common Stock. The closing of this offering will not occur without implementation of the Recapitalization.

     The executive office of the Company is located at 950 22nd Street North, Suite 800, Birmingham, Alabama 35203 and the Company's telephone number is (205) 323-7233.

                                USE OF PROCEEDS


     The net proceeds from the sale of the 2,400,000 shares of Common Stock offered by the Company, based on an assumed initial public offering price of $12.00 per share and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $26.1 million ($30.1 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use net proceeds as follows: (i) approximately $8.4 million to redeem all outstanding shares of the Series A Preferred Stock and pay all accrued dividends on such shares; and (ii) the remaining net proceeds of $17.7 million to repay a portion of indebtedness under the Credit Facility and accrued Financing Fee of approximately $1.1 million. The Company intends in the future to borrow under the Credit Facility to fund the Safe Choice marketing program, to fund subscriber account acquisitions from alarm monitoring companies, and for general corporate purposes, including capital expenditures and working capital.



     At September 30, 1996, the Company had approximately $44.4 million of borrowings outstanding under the $50 million Credit Facility, which amount was accruing interest at an average annual rate, including applicable margin, of 8.82%. All borrowings under the Credit Facility are due in full on September 30, 1997, at which time the Credit Facility will terminate if not extended. The interest rates on borrowings under the Credit Facility are, at the option of the Company, either (a) 2.25% plus the greater of (i) the rate established by Canadian Imperial Bank of Commerce from time to time at its New York City office as its "Base Rate" for commercial loans in U.S. dollars or (ii) the Federal Funds Rate plus 1.00%, or (b) LIBOR plus 3.25%. These interest rates are exclusive of the Financing Fee. The Company used substantially all of the currently outstanding borrowings under the Credit Facility to acquire subscriber accounts from alarm monitoring companies and alarm system dealers and to fund the Safe Choice marketing program. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," "Business -- The Safe Choice Program," and "Business -- The Acquisition Program."



     The Company is currently negotiating with its Credit Facility lenders for several changes to the Credit Facility subject to consummation of this offering. The changes sought by the Company include termination of the Financing Fee, an extension of the maturity date from September 30, 1997 until December 31, 1998, and an increase in the maximum amount available under the Credit Facility from $50 million to $75 million. Although the Company believes that the lenders will agree to some or all of these changes, there can be no assurance that these changes will be made. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock and does not intend to pay any cash dividends in the foreseeable future. The Company intends to retain its earnings, if any, for the future operation and expansion of its business. Additionally, the Credit Facility restricts the Company's ability to declare or pay any dividend on, or make any distribution in respect of, the Company's capital stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth, as of September 30, 1996, (i) the actual capitalization of the Company; (ii) pro forma capitalization to reflect (a) the conversion of all outstanding shares of Class B convertible preferred stock and Class C convertible preferred stock into shares of Class B common stock and Class C common stock, respectively, as provided for in the Recapitalization, and
(b) the exchange of each outstanding share of Class A common stock, Class B common stock and Class C common stock for three shares of a new, single class of Common Stock, as provided for in the Recapitalization, and (iii) as adjusted to give effect to the sale of the 2,400,000 shares of Common Stock offered by the Company hereby and the anticipated application of the estimated net proceeds therefrom at an assumed offering price of $12.00 per share (less underwriting discounts and commission and estimated offering expenses). See "Use Of Proceeds." The information in the table below is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.



                                                                              SEPTEMBER 30, 1996
                                                                      ----------------------------------
                                                                       ACTUAL    PRO FORMA   AS ADJUSTED
                                                                      --------   ---------   -----------
                                                                                (IN THOUSANDS)
Current portion of long-term debt...................................  $     32    $    32      $    32
Long-term debt:
  Credit Facility...................................................    44,350     44,350       27,750
  Other.............................................................         9          9            9
Redeemable preferred stock:
  Class A cumulative redeemable preferred stock, $.01 par value, redemption value of $100 per share, 75,700 shares issued and outstanding actual and pro forma; none authorized or outstanding
    as adjusted.....................................................     7,570      7,570           --
Stockholders' Equity (deficit):
  Class B convertible preferred stock, $.01 par value, 358,332 shares authorized and outstanding actual; none authorized or
    outstanding pro forma and as adjusted...........................         3         --           --
  Class C convertible preferred stock, $.01 par value, 486,111 shares authorized and outstanding actual; none authorized or
    outstanding pro forma and as adjusted...........................         5         --           --
  Class A common stock, $.01 par value, 333,500 shares authorized and outstanding actual; none authorized or outstanding pro forma
    and as adjusted.................................................         3         --           --
  Class B common stock, $.01 par value, 1,078,572 shares authorized and 570,240 shares outstanding actual; none authorized or
    outstanding pro forma and as adjusted...........................         6         --           --
  Class C common stock, $.01 par value, 486,111 shares authorized and none outstanding actual; none authorized or outstanding pro
    forma and as adjusted...........................................        --         --           --
  Common stock, $.01 par value, none authorized or outstanding actual; 15,000,000 shares authorized and 5,426,826 shares
    outstanding pro forma; 7,826,826 shares outstanding as
    adjusted(1).....................................................        --         54           78
  Deferred compensation expense.....................................      (162)      (162)        (162)
  Paid-in capital...................................................    25,510     25,473       51,533
  Accumulated deficit...............................................   (23,659)   (23,659)     (24,489)
                                                                      --------    -------      -------
      Total stockholders' equity....................................     1,706      1,706       26,960
                                                                      --------    -------      -------
         Total capitalization.......................................  $ 53,667    $53,667      $54,751
                                                                      ========    =======      =======


---------------


(1) Excludes, as of October 31, 1996, shares reserved for issuance upon exercise of outstanding options to purchase 391,500 shares of Common Stock and excludes shares covered by the Underwriters' over-allotment option.

                                    DILUTION


     The net tangible book value of the Company as of September 30, 1996 was approximately $(5.0) million or $(.93) per share of Common Stock, after giving pro forma effect to the Recapitalization upon the consummation of this offering. "Net tangible book value" represents the amount of total assets less all intangible assets other than acquired subscriber agreements, net of accumulated amortization, less total liabilities and redeemable preferred stock. "Net tangible book value per share" is such amount divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Common Stock offered hereby at an assumed initial offering price of $12.00 per share (and deducting underwriting discounts and commissions and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Common Stock at September 30, 1996 would have been $26.1 million or $2.69 per share. This represents an immediate increase in net tangible book value of $3.62 per share to existing stockholders and an immediate dilution of $9.31 to new investors. The following table illustrates this per share dilution:



    Assumed initial public offering price.......................................      $    12.00
      Pro forma net tangible book value before this offering............ $  (.93)
      Increase in net tangible book value attributable to new investors     3.62
    Pro forma net tangible book value after this offering.......................            2.69
    Net tangible book value dilution to new investors...........................      $     9.31
                                                                                       =========



     The following table summarizes, on a pro forma basis as of September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and to be paid by purchasers of the shares offered hereby (before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):



                                     SHARES PURCHASED            TOTAL CONSIDERATION
                                 ------------------------     --------------------------   AVERAGE PRICE
                                  NUMBER       PERCENTAGE       AMOUNT        PERCENTAGE     PER SHARE
                                 ---------     ----------     -----------     ----------   -------------
    Existing stockholders......  5,426,826         69.3%      $26,200,472         47.6%       $  4.83
    New investors..............  2,400,000         30.7       $28,800,000         52.4        $ 12.00
                                 ---------          ---       -----------          ---
             Total.............  7,826,826        100.0%      $55,000,472        100.0%
                                 =========          ===       ===========          ===


     The calculations in the tables set forth above assume no exercise of the Underwriters' over-allotment option or any management stock options.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                  (In thousands, except number of subscribers)


     The following table sets forth certain selected consolidated financial and other operating data. The selected consolidated financial data in the table are derived from the consolidated financial statements of the Company and should be read in conjunction with the Company's consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The selected consolidated financial data for the eleven months ended December 31, 1993, the years ended December 31, 1994 and December 31, 1995, and the six months ended June 30, 1996 have been derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected consolidated financial data presented below for the nine months ended September 30, 1995 and September 30, 1996 has been derived from the unaudited consolidated financial statements of the Company. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The Company believes that the unaudited information has been prepared on the same basis as the audited financial statements and includes all material adjustments necessary for a fair presentation of the financial position and operating results for such period.



                                                                                          NINE MONTHS ENDED SEPTEMBER
                                                YEARS ENDED DECEMBER 31,                              30,
                                    ELEVEN    -----------------------------     SIX      ------------------------------
                                    MONTHS                                     MONTHS
                                    ENDED        HISTORICAL                    ENDED         HISTORICAL
                                   DEC. 31,   -----------------   PRO FORMA   JUNE 30,   ------------------   PRO FORMA
                                   1993(1)     1994      1995      1995(2)      1996      1995       1996      1996(2)
                                   --------   -------   -------   ---------   --------   -------   --------   ---------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Monitoring...................  $ 6,958    $ 8,756   $12,472   $ 22,326    $ 9,367    $ 8,748   $ 15,374   $ 17,424
    Installation.................    2,477      3,083     3,429      5,806      2,493      2,583      3,936      3,936
    Service......................      520        678       911      1,083        677        695      1,153      1,153
    Other........................       --         --        --        484         --         --         --         --
                                   -------    -------   -------    -------    -------    -------   --------   --------
        Total revenues...........    9,955     12,517    16,812     29,699     12,537     12,026     20,463     22,513
  Cost of revenues:
    Monitoring...................    1,137      1,374     1,945      3,544      1,421      1,378      2,297      2,575
    Installation.................    1,220      1,268     1,339      3,210      1,151        979      1,754      1,754
    Service......................    1,429      1,734     2,235      2,235      1,628      1,574      2,735      2,735
                                   -------    -------   -------    -------    -------    -------   --------   --------
        Total cost of revenues...    3,786      4,376     5,519      8,989      4,200      3,931      6,786      7,064
                                   -------    -------   -------    -------    -------    -------   --------   --------
        Gross profit.............    6,169      8,141    11,293     20,710      8,337      8,095     13,677     15,449
    General and administrative
      expenses...................    3,091      5,071     7,550     14,874      4,563      5,470      7,271      8,665
    Noncash compensation
      expense....................       --         92        56         56         99         --        121        121
    Selling and marketing
      costs......................    1,879      2,923     5,411      5,411      3,780      3,960      6,271      6,271
    Depreciation and
      amortization...............    2,406      3,451     5,258      8,764      4,774      3,573      7,761      8,454
                                   -------    -------   -------    -------    -------    -------   --------   --------
        Operating loss...........   (1,207 )   (3,396)   (6,982)    (8,395 )   (4,879 )   (4,908)    (7,747)    (8,062 )
    Interest expense, net........      754        593       844      3,622      1,140        632      2,226      2,757
    Other nonoperating expense...       --         --        --       (277 )       --         --         --        (70 )
    Gain on disposal of assets...       --         --        --          2        160         --        225        225
    Extraordinary loss from early
      retirement of debt.........       --         --        --         --       (567 )       --       (567)      (567 )
    Income tax expense...........       --         --        --        (10 )       --         --         --         --
                                   -------    -------   -------    -------    -------    -------   --------   --------
        Net loss.................  $(1,961 )  $(3,989)  $(7,826)  $(12,302 )  $(6,426 )  $(5,540)  $(10,315)  $(11,231 )
                                   =======    =======   =======    =======    =======    =======   ========   ========
OTHER OPERATING DATA:
  EBITDA(3)......................  $ 1,199    $   147   $(1,668)  $    425    $    (6 )  $(1,335)  $    135   $    513
    Less Safe Choice revenues....   (1,346 )   (1,937)   (2,076)    (2,076 )   (1,352 )   (1,541)    (2,122)    (2,122 )
    Plus Safe Choice selling and
      marketing expenses.........    1,879      2,923     5,411      5,411      3,780      3,960      6,271      6,271
                                   -------    -------   -------    -------    -------    -------   --------   --------
        Adjusted EBITDA(4).......  $ 1,732    $ 1,133   $ 1,667   $  3,760    $ 2,422    $ 1,084   $  4,284   $  4,662
                                   =======    =======   =======    =======    =======    =======   ========   ========
CERTAIN SUBSCRIBER DATA:
  MRR at end of period(5)........  $   660    $   903   $ 1,298   $  1,298    $ 2,045    $ 1,108   $  2,129   $  2,129
  Number of subscribers at end of
    period.......................   21,051     30,053    47,060     47,060     77,927     38,699     81,607     81,607

                                                                    DECEMBER 31,                    SEPTEMBER 30,
                                                      ----------------------------------------  ---------------------
                                                          1993          1994          1995         1995        1996
                                                      ------------  ------------  ------------  -----------  --------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit)..........................   $    169      $ (1,775)     $    (12)     $   630    $  (434 )
  Intangible assets(6)...............................     11,909        17,581        25,324       23,281     50,192
  Total assets.......................................     17,742        23,571        31,562       31,378     57,239
  Long-term debt less current portion................     11,100        10,234        10,183        6,516     44,359
  Total stockholders' equity.........................      5,599         2,326        11,900       14,130      1,706


---------------

(1) The Company commenced operations on February 1, 1993.


(2) Gives effect to acquisitions occurring during 1995 and the first nine months of 1996 as if each had occurred on January 1, 1995.



(3) EBITDA is derived by adding to net loss the sum of (i) interest expense,
  (ii) depreciation and amortization expense, and (iii) noncash compensation expense related to the Company's stock option grants, and (iv) extraordinary loss from early retirement of debt, less (v) gain on disposal of assets. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income, and is indicative neither of the Company's operating performance nor of cash flows available to fund the Company's cash needs. Items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance.


(4) Adjusted EBITDA ("Adjusted EBITDA") is derived by adding to EBITDA the Safe Choice selling and marketing expenses, net of Safe Choice installation revenues, during the period. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income, and is indicative neither of the Company's operating performance nor of cash flows available to fund the Company's cash needs. Management believes presentation of Adjusted EBITDA enhances an understanding of the value of the Company, particularly in comparison to other security alarm companies that grow substantially through acquisitions of subscriber accounts. Tests similar to Adjusted EBITDA have been used by lenders and the investment community to estimate the long-term value of companies with recurring cash flows from operations and with net losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Accounting Policies for Safe Choice Installations and Subscriber Account Purchases."

(5) MRR is monthly recurring revenue that the Company is entitled to receive under contracts in effect at the end of the period. MRR is a term commonly used in the security alarm industry as a measure of the size of a company, but not as a measure of profitability or performance, and does not include any allowance for future attrition or allowance for doubtful accounts. The Company does not have sufficient information as to the attrition of acquired subscriber accounts to predict the amount of acquired MRR that will be realized in future periods or the impact of the attrition of acquired accounts on the Company's overall rate of attrition.

(6) Includes (i) acquired subscriber agreements, net of accumulated amortization, (ii) deferred installation costs, net of accumulated amortization and (iii) other deferred charges and intangible assets, net of accumulated amortization.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following is a discussion of the historical financial condition and results of operations of the Company as of and for the nine month periods ended September 30, 1996 and September 30, 1995, for each of the two fiscal years ended December 31, 1995 and December 31, 1994 and for the eleven months ended December 31, 1993. The financial information, discussion and analysis which follow are based upon and should be read in conjunction with the consolidated financial statements and the notes thereto, included elsewhere herein. This Prospectus contains forward-looking statements which involve risk and uncertainties. The Company's actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below, in "Risk Factors" and elsewhere in this Prospectus.


GENERAL


     The Company provides security alarm monitoring services and installs and services security alarm systems for residential and small business subscribers, principally in the southern United States. At September 30, 1996, the Company had over 81,000 subscriber accounts for its alarm monitoring services, a majority of which were residential subscribers. From February 1, 1993 to September 30, 1996, the Company has generated approximately 42,100 subscriber accounts internally through the Safe Choice marketing program, including over 7,700 new Safe Choice subscriber accounts during the third quarter of 1996. From September 1994 through September 1996, the Company has added approximately 39,000 subscriber accounts in 18 separate acquisitions of subscriber account portfolios for an aggregate purchase price of approximately $33.6 million; 24,519 of these accounts were acquired during the first nine months of 1996. As a result of the Company's Safe Choice marketing program and subscriber account acquisitions, the Company has increased its MRR from approximately $0.6 million at February 1, 1993 to approximately $2.1 million at September 30, 1996, which represents an increase in annualized MRR from $7.3 million to $25.6 million.



     The Company internally generates three different types of new subscriber accounts -- Safe Choice accounts, "traditional" accounts, and Sonitrol(TM)accounts. The Company offers to install the Safe Choice alarm system for a base subsidized installation fee of $99 and requires the subscriber to sign an alarm monitoring contract with an initial term of three to five years. The Company retains ownership of the alarm system hardware installed for the new Safe Choice subscriber. The Company's costs associated with generating a new Safe Choice account substantially exceed the installation fee received from the Safe Choice subscriber. The Company also markets "traditional" alarm systems, which are characterized by the sale of the alarm system hardware by the Company to the subscriber at a non-subsidized price. The average sales price of a traditional alarm system during the first nine months of 1996 was approximately $2,000. The Company also sells Sonitrol(TM) sound-based security systems in two counties in southern Florida as a Sonitrol franchisee. Sonitrol represented 3.5% of the Company's MRR as of September 30, 1996, and the average sales price of a single Sonitrol alarm system during the first nine months of 1996 was approximately $8,000.


     A majority of the Company's revenues are derived from recurring payments for the monitoring of subscribers' security systems. The remainder of the Company's revenues include revenues for installing Safe Choice alarm systems, revenues derived from the sale and installation of traditional and Sonitrol alarm systems, revenues for installing and/or selling add-ons and upgrades to alarm systems, and revenues derived from payments for service calls performed on a time and materials basis. Monitoring and service revenues are recognized as the service is provided. Selling and marketing costs are related exclusively to the Safe Choice program and are expensed in the period incurred. Direct installation costs related to Safe Choice security systems, including materials, labor and installation overhead, are recognized using the straight-line method over the average term of the contracts. All direct installation costs related to traditional and Sonitrol alarm system sales, which include materials, labor and installation overhead, and marketing costs, are expensed in the period incurred as costs of revenues.

     Accounting Policies for Safe Choice Installations and Subscriber Account Purchases. The difference between the accounting policy for the generation of subscriber accounts through the Company's Safe Choice program and the accounting policy for the acquisition of subscriber account portfolios has a significant impact on the Company's results of operations. All of the Company's costs related to the marketing of the Safe Choice program are expensed in the period in which such activities occur. During the first nine months of 1996, the Safe Choice marketing expenses exceeded the associated installation revenues by an average of $228 for each new account. Accordingly, new Safe Choice accounts adversely affect operating results for the period in which the associated marketing expenses are incurred. In contrast to the accounting policy for the Safe Choice marketing expenses, all direct external costs associated with acquisitions of subscriber accounts are capitalized and amortized over eight years on a straight-line basis. Company personnel and related support costs incurred solely in connection with subscriber account acquisitions and transitions are expensed as incurred. As a result of these accounting policies, the Company's results of operations may vary in any period depending on the relative contributions of growth in subscriber accounts by internal generation of Safe Choice accounts and by acquisitions of subscriber account portfolios.


     Branch Offices. The expenses associated with the opening of new branch offices are expensed in the period in which incurred and thus may substantially impact the Company's operating results during such period. The operating margins of the Company's branch offices improve as the number and density of subscribers increase. Accordingly, the operating margins of the Company's oldest and largest branches generally are superior to those of the newer branch offices. Following the acquisition by the Company in February 1993 of the businesses of Predecessor Masada and Network Security and through October 1994, the Company did not add to its then existing six branch offices. During the second half of 1994, the Company began implementing a plan to increase the number of branch offices. The Company opened four new branches during the second half of 1994, including three "cold start" branches, which are new branches opened prior to the acquisition by the Company of any subscriber accounts in that market. During 1995, the Company opened eight new branches, including five cold start branches. In June 1996, the Company closed its San Bernadino, California branch as a result of the sale of the Company's California subscriber accounts. The Company has not opened any new branches in 1996 other than a satellite sales office, in part because of a decision by the Company to limit new branches to those opened in connection with acquisitions of subscriber account portfolios. Additionally, the Credit Facility prohibits the Company from opening any new branches without the consent of the lenders. The Company, however, anticipates opening additional new branch offices during 1997 in connection with future acquisitions in new markets.

     Subscriber Attrition. Subscriber attrition has a direct impact on the Company's results of operations, since it affects the Company's revenues. See "Risk Factors -- Attrition of Subscriber Accounts." Attrition can be measured in terms of canceled subscriber accounts and in terms of decreased MRR resulting from canceled subscriber accounts. Gross subscriber attrition is defined by the Company for a particular period as a quotient, the numerator of which is equal to the number of subscribers who disconnect during such period and the denominator of which is the average of the number of subscribers at each month end during such period. Net MRR attrition is defined by the Company for a particular period as a quotient, the numerator of which is an amount equal to gross MRR lost as the result of canceled subscriber accounts during such period, net of MRR during such period (i) generated by increases in rates to existing subscribers, (ii) resulting from the reconnection of premises previously occupied by subscribers of the Company, (iii) resulting from the "conversion" of new accounts previously monitored by other alarm monitoring companies, and (iv) associated with canceled accounts with respect to which the Company obtained an account guarantee, and the denominator of which is the average month-end MRR in effect during such period. The following table sets forth the Company's gross subscriber attrition and net MRR attrition for the periods indicated:


                                       ELEVEN
                                       MONTHS                  TWELVE MONTHS ENDED
                                       ENDED       -------------------------------------------
                                    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                        1993           1994           1995           1996
                                    ------------   ------------   ------------   -------------
    Gross subscriber attrition....      17.6%          20.3%          16.1%           18.6%
    Net MRR attrition.............      14.7%          15.4%          10.2%            6.8%



The decrease in net MRR attrition from 10.2% for the twelve month period ended December 31, 1995 to 6.8% for the twelve month period ended September 30, 1996 reflects the substantial increase in account conversions during the first nine months of 1996. Account conversions have increased during 1996 as a result of an increase in the number of the Company's sales consultants and an increased focus by certain sales consultants on account conversion opportunities. The Company has had limited experience with respect to subscriber attrition of account conversions. These accounts frequently have a shorter contractual term than accounts based on Safe Choice systems installed by the Company. There can be no assurance that the Company will not experience higher subscriber attrition with respect to conversion accounts.



     The table below sets forth the change in the Company's subscriber base over periods 1993-1995 and the first nine months of 1996:



                                                                                           SEPT. 30,
                                                               1993     1994     1995        1996
                                                              ------   ------   ------   -------------
    Number of Subscribers:
      Beginning of period...................................  18,906   21,051   30,053       47,060
      Additions through Safe Choice:
        New installations...................................   4,413    7,922   11,072       14,182
        Conversions.........................................      27       71      471        4,024
      Additions through traditional sales...................   1,117    1,037      502          733
      Reconnections.........................................     140      545    1,126        1,279
      Additions through portfolio acquisitions..............      --    4,453    9,904       24,519
      Reductions through portfolio dispositions.............      --       --       --         (511)
      Gross subscriber attrition............................  (3,552)  (5,026)  (6,068)      (9,679)
                                                              ------   ------   ------     --------
             End of Period..................................  21,051   30,053   47,060       81,607
                                                              ======   ======   ======     ========



     Average MRR per Subscriber. The average MRR per subscriber has decreased from approximately $31.35 at December 31, 1993 to approximately $26.09 at September 30, 1996 or 16.8%. This decrease is the result of several factors. First, MRR generated from the monitoring of Sonitrol(TM) security systems, which generates substantially higher MRR per subscriber, has decreased as a percentage of the Company's gross MRR. Second, the Company has recently acquired several security alarm account portfolios with lower MRR per subscriber than that of the Company's Safe Choice accounts. Third, as part of its strategy to increase market penetration, the Company has lowered basic monthly monitoring rates in certain instances, particularly in connection with conversion accounts. There can be no assurance that the average MRR per subscriber will not decrease in the future.



     Future Net Losses. The Company expects to incur net losses for the foreseeable future. See "Risk Factors -- Limited Operating History; History of Net Losses; Anticipated Future Losses." The negative gross margins generated by the Safe Choice marketing program comprised approximately 40%, 43%, 25% and 27% of the Company's net losses during the first nine months of 1996, the years ended December 31, 1995 and 1994, and the eleven months ended December 31, 1993, respectively. Other factors contributing to the Company's net losses include the charges incurred by the Company for amortization of purchased subscriber accounts and interest incurred on its indebtedness. Although the

Safe Choice marketing program adversely impacts current period results, the Company believes the Safe Choice marketing program will benefit operating results in future years because of the ongoing monitoring revenues associated with the Safe Choice accounts.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of total revenues for the periods indicated:


                                                                                              NINE MONTHS
                                                                 FISCAL YEAR ENDED          ENDED SEPT. 30,
                                                             -------------------------     -----------------
                                                             1993      1994      1995      1995        1996
                                                             -----     -----     -----     -----       -----
Revenues:
  Monitoring...............................................   69.9%     70.0%     74.2%     72.7%       75.1%
  Installation.............................................   24.9      24.6      20.4      21.5        19.2
  Service..................................................    5.2       5.4       5.4       5.8         5.7
                                                             -----     -----     -----     -----       -----
         Total revenues:...................................  100.0     100.0     100.0     100.0       100.0
Costs of revenues:
  Monitoring...............................................   11.4      11.0      11.6      11.5        11.2
  Installation.............................................   12.2      10.1       7.9       8.1         8.6
  Service..................................................   14.4      13.9      13.3      13.1        13.4
                                                             -----     -----     -----     -----       -----
         Total costs of revenues...........................   38.0      35.0      32.8      32.7        33.2
                                                             -----     -----     -----     -----       -----
         Gross profit......................................   62.0      65.0      67.2      67.3        66.8
                                                             -----     -----     -----     -----       -----
  General and administrative expenses......................   31.0      40.5      44.9      45.5        35.5
  Noncash compensation expense.............................               .7        .3                    .6
  Selling and marketing costs..............................   18.9      23.3      32.2      32.9        30.6
  Depreciation and amortization............................   24.2      27.6      31.3      29.7        38.0
                                                             -----     -----     -----     -----       -----
         Operating (loss)..................................  (12.1)%   (27.1)%   (41.5)%   (40.8)%     (37.9)%
                                                             =====     =====     =====     =====       =====
Other Operating Data:
  EBITDA...................................................   12.0%      1.2%     (9.9)%   (11.1)%        .7%
    Less Safe Choice revenues..............................  (13.5)    (15.5)    (12.3)    (12.8)      (10.4)
    Plus Safe Choice selling and marketing expenses........   18.9      23.3      32.2      32.9        30.6
                                                             -----     -----     -----     -----       -----
         Adjusted EBITDA...................................   17.4%      9.0%     10.0%      9.0%       20.9%
                                                             =====     =====     =====     =====       =====



  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995



     Revenues. Revenues for the first nine months of 1996 increased by $8.4 million, or 70.2% to $20.5 million from $12.0 million for the comparable 1995 period. Monitoring revenue increased by $6.6 million or 75.7%, which was caused by the addition of approximately 42,900 subscribers during the twelve months ended September 30, 1996. The increase in subscribers was a result of new Safe Choice subscribers and the acquisition of portfolios of subscriber accounts. MRR increased to $2.1 million at September 30, 1996 from $1.1 million at September 30, 1995. Installation revenues, which includes revenues from installations of Safe Choice systems and from sales of traditional and Sonitrol alarm systems, increased by 52.4% to $3.9 million during 1996 from $2.6 million during 1995. The number of new Safe Choice installations and conversions increased by 129.3% during the nine months ended September 30, 1996 when compared to the nine months ended September 30, 1995. This increase was caused by the Company operating 18 branch offices during the entire nine month period ended September 30, 1996 in contrast to the Company opening 8 of its 18 branch offices during the first nine months of 1995.



     Cost of Revenues. Cost of revenues for the first nine months of 1996 increased by $2.9 million, or 72.6% to $6.8 million from $3.9 million for the comparable period in 1995. Cost of revenues as a percentage of total revenues increased to 33.2% from 32.7% during the same periods. Monitoring expenses increased by $.9 million or 66.7%. Monitoring expenses declined as a percentage of total revenues to 11.2% during the nine months ended September 30, 1996 as compared to 11.5% for the comparable period in 1995. The decline as a percentage of total revenues was the result of improved economies of scale at the central monitoring station generated by the increase in subscribers. Installation expenses, which include only expenses related to the installation of traditional and Sonitrol alarm systems, increased $.8 million or 79.2% to $1.8 million for the nine months ended September 30, 1996 from $1.0 million for the nine months ended September 30, 1995. As a percent of revenues, installation expenses increased to 8.6% for the period ended September 30, 1996 as compared to 8.1% for the comparable period in 1995. A substantial increase in the sale of traditional alarm systems in one of the Company's markets was the principal cause of this increase.



     Gross Profit. Gross profit for the nine months ended September 30, 1996 was $13.7 million, which represents an increase of $5.6 million, or 69.0%, over the $8.1 million of gross profit recognized during the comparable 1995 period. Such increase was primarily caused by an 100.0% increase in the average number of subscribers for the nine months ended September 30, 1996 as compared to the first nine months of 1995. This increase was partially offset by a decrease in the average MRR per subscriber during the first nine months of 1996, which was a result of the acquisition of portfolios of subscriber accounts that had a lower MRR per subscriber than the Company's historical average and a decrease in MRR per subscriber from new subscribers generated by the Company's sales and marketing efforts.



     General and Administrative Expenses. General and administrative expenses rose to $7.3 million for the nine months ended September 30, 1996, which represents an increase of $1.8 million, or 32.9%, over general and administrative expenses for the comparable period in 1995. Such figures as a percentage of total revenues decreased to 35.5% for the nine months ended September 30, 1996, from 45.5% for the nine months ended September 30, 1995. The reduction in general and administrative expenses as a percentage of total revenues is primarily the result of improvement in operating efficiencies of branch offices opened during late 1994 and 1995, the growth in subscriber accounts from portfolio acquisitions serviced by existing branch offices, and the fact that the Company did not open any new branch offices during the first nine months of 1996.



     Selling and Marketing Costs. Selling and marketing costs related to the Company's Safe Choice program were $6.3 million for the nine months ended September 30, 1996, reflecting an increase of $2.3 million or 58.4% over selling and marketing costs for the comparable 1995 period. The increase was a result of a 129.3% increase in the number of subscribers generated by the Safe Choice program, including account conversions. Selling and marketing costs grew at a slower rate than the growth in revenues because of the operating efficiencies created by the Company's increasing volume of Safe Choice installations in existing markets.



     Depreciation and Amortization Expense. Depreciation and amortization expense for the nine months ended September 30, 1996 increased by $4.2 million, or 117.2%, to $7.8 million from $3.6 million for the nine months ended September 30, 1995. This increase was the result of the addition of approximately 22,000 Safe Choice subscriber accounts during the twelve months from October 1, 1995 to September 30, 1996 and the Company's acquisition of approximately 30,000 subscriber accounts during the same twelve month period.



     Interest Expense. Interest expense increased by $1.6 million to $2.2 million during the nine months ended September 30, 1996. This increase was caused by an increase in the debt outstanding under the Company's credit facility to approximately $44.4 million at September 30, 1996 as compared to $6.2 million outstanding at September 30, 1995. The Company increased its borrowings during the first nine months of 1996 to fund Safe Choice account growth and the acquisition of subscriber account portfolios. The Company used borrowings totaling $23.5 million during the first nine months of 1996 to consummate subscriber account acquisitions. The Company anticipates that its interest expense will increase by more than $400,000 per month in the fourth quarter of 1996 and during 1997 as long as the Financing Fee continues to accrue.


  1995 COMPARED TO 1994

     Revenues. Revenues for 1995 increased by $4.3 million, or 34.3% to $16.8 million from $12.5 million for 1994. Monitoring revenue increased by $3.7 million or 42.4%, which was the result of the addition of approximately 17,000 subscribers during 1995. The increase in subscribers was primarily the result of new Safe Choice subscribers and acquisitions of subscriber account portfolios. MRR increased to $1.3 million at December 31, 1995 from $.9 million at December 31, 1994. Installation revenues increased by 11.2% from $3.1 million during 1994 to $3.4 million during 1995. Installation revenue grew at a slower rate than monitoring revenue primarily as a result of the Company's increased focus on the acquisition of portfolios of subscriber accounts during 1995. Safe Choice installations and conversions increased by 44.4% from 1994 to 1995 and additions from portfolio acquisitions increased by 122.4% from 1994 to 1995.

     Cost of revenues. Cost of revenues for 1995 increased by $1.1 million, or 26.1% to $5.5 million from $4.4 million in 1994. Cost of revenues as a percentage of total revenues declined to 32.8% during 1995 from 35.0% during 1994. Monitoring expenses increased by $.6 million, or 41.6% primarily due to the increased activity at the Company's central monitoring station as a result of a larger subscriber base. Monitoring expenses as a percentage of monitoring revenue decreased to 15.6% during 1995 from 15.7% during 1994. Such decrease reflected improved efficiencies as a result of the relocation of the Company's central monitoring station in 1995 to Birmingham, Alabama from Ft. Lauderdale, Florida. These improved efficiencies were offset by a lower MRR per subscriber in 1995 due primarily to the acquisition of portfolios of subscriber accounts that had a lower average MRR per subscriber than the Company's average and a decrease in the MRR per subscriber from new internally generated subscribers. Service expenses increased by $.5 million or 28.9%, primarily due to a larger subscriber base. Service expense as a percentage of total revenue decreased from 1994 to 1995 as a result of economies of scale and improved efficiencies due to a larger subscriber base.

     Gross profit. Gross profit for 1995 was $11.3 million, which represents an increase of $3.2 million, or 38.7%, over the $8.1 million of gross profit recognized in 1994. Such increase was caused primarily by an increase in monitoring activity, which paralleled the increase in the Company's subscriber base from 30,053 at December 31, 1994 to 47,060 at December 31, 1995. Gross profit as a percentage of total revenues was 67.2% for 1995 as compared to 65.0% for 1994. This increase was caused primarily by an increase in monitoring revenues as a percentage of total revenues.


     General and administrative expenses. General and administrative expenses rose to $7.6 million in 1995, which represents an increase of $2.5 million, or 48.9%, over general and administrative expenses in 1994. Such figure as a percentage of total revenues increased to 44.9% in 1995 from 40.5% in 1994, due primarily to the opening of eight branch offices during 1995 and four branch offices during 1994. The increase in expenses was caused by an increase in corporate and branch overhead expenses incurred to support the additional offices and a larger subscriber base. The provision for doubtful accounts increased to $250,000 in 1995 from $85,000 in 1994, reflecting an increase in the Company's subscriber base.


     Selling and marketing costs. Selling and marketing costs related to the Company's Safe Choice program for 1995 totaled $5.4 million, reflecting an increase of $2.5 million, or 85.1%, over selling and marketing costs in 1994. The increase was caused by a 39.8% increase in the number of subscribers generated by the Safe Choice program, an increase in the number of supervisory personnel required to manage the additional offices added by the Company during 1995, an increase in training costs to support an increase in the number of sales consultants, and a modification to the Company's commission rate schedule for Safe Choice sales consultants in order to attract and retain the Company's sales force.

     Depreciation and amortization expense. Depreciation and amortization increased by $1.8 million, or 52.4%, to $5.3 million during 1995. The increase was the result of the addition of approximately 11,500 Safe Choice subscriber accounts and the Company's purchase of approximately 9,900 subscriber accounts through portfolio acquisitions during 1995.

     Interest expense. Interest expense increased by 42.3% to $.8 million in 1995 from $.6 million in 1994, reflecting the Company's use of debt to finance a substantial portion of its subscriber account growth.

  1994 COMPARED TO THE ELEVEN MONTHS ENDED DECEMBER 31, 1993

     Revenues. Revenues for 1994 increased by $2.6 million, or 25.7%, to $12.5 million from $10.0 million for 1993. Monitoring revenue increased by $1.8 million or 25.8%, due to the addition of approximately 9,000 subscribers during 1994. The increase in subscribers was primarily a result of new subscribers generated by the Company's sales and marketing efforts. MRR increased to $.9 million at December 31, 1994 from $.7 million at December 31, 1993. Installation revenues increased by approximately 24.5% to $3.1 million during 1994 from $2.5 million during 1993.

     Cost of revenues. Cost of revenues for fiscal 1994 increased by $.6 million, or 15.6% to $4.4 million. Cost of revenues as a percentage of total revenues declined to 35.0% during 1994 from 38.0% during 1993. Monitoring expenses increased by $.2 million, or 20.8%. Monitoring expenses as a percentage of monitoring revenue decreased to 15.7% during 1994 from 16.3% during 1993. Such decrease reflects improved economies of scale at the central monitoring station as a result of the increase in subscriber accounts. Service expenses increased by $.3 million or 21.3%, primarily due to a larger subscriber base. Service expense as a percentage of total revenue decreased from 1993 to 1994 as a result of a decrease in the average cost of service per account.

     Gross profit. Gross profit for 1994 was $8.1 million, which represents an increase of $2.0 million, or 32.0%, over the $6.2 million of gross profit recognized in 1993. Such increase was caused primarily by an increase in monitoring activity, which paralleled the increase in the Company's subscriber base from 21,051 at December 31, 1993 to 30,053 at December 31, 1994. Gross profit as a percentage of total revenues was 65.0% for 1994 as compared to 62.0% for 1993. This increase was caused primarily by an increase in monitoring revenues as a percentage of total revenues.


     General and administrative expenses. General and administrative expenses rose to $5.1 million in 1994, which represents an increase of $2.0 million, or 64.1%, over general and administrative expenses in 1993. Such figure as a percentage of total revenues increased to 40.5% in 1994 from 31.0% in 1993, due primarily to the opening of four branch offices during 1994. The increase in expenses was caused by an increase in corporate and branch overhead expenses incurred to support the additional offices and a larger subscriber base. During 1994 the Company established a provision for doubtful accounts of $85,000 as a result of an increase in the Company's subscriber base of 42.8%.


     Selling and marketing costs. Selling and marketing costs related to the Safe Choice program for 1994 totaled $2.9 million, reflecting an increase of $1.0 million, or 55.6%, over selling and marketing costs in 1993. The increase was a result of a 79.5% increase in the number of subscribers generated by the Safe Choice program and an increase in the number of supervisory personnel required to manage the additional offices added by the Company during 1994.

     Depreciation and amortization expense. Depreciation and amortization increased by $1.0 million, or 43.4%, to $3.5 million for 1994. The increase was the result of the addition of approximately 8,000 Safe Choice subscriber accounts during 1994.

     Interest expense. Interest expense decreased to $.6 million for 1994 from $.8 million for 1993 as a result of the Company's use of proceeds from the issuance of preferred stock to reduce the Company's indebtedness.

SELECTED QUARTERLY RESULTS OF OPERATIONS


     The following tables present certain unaudited statement of operations and other data for each quarter of 1995 and the first three quarters of 1996, as well as such data expressed as a percentage of the Company's total revenues for the periods provided. The consolidated statement of operations has been derived from unaudited financial statements and has been prepared on the same basis as the Company's audited financial statements which appear elsewhere in this Prospectus. In the opinion of the Company's management, this data includes all material adjustments necessary for a fair presentation of such data. Results set forth below are not necessarily comparable to, or indicative of, results of future periods.

                                                                      QUARTER ENDED
                                      ------------------------------------------------------------------------------
                                      MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                        1995        1995       1995        1995       1996        1996       1996
                                      ---------   --------   ---------   --------   ---------   --------   ---------
                                                       (IN THOUSANDS, EXCEPT NUMBER OF SUBSCRIBERS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Monitoring........................  $ 2,720   $ 2,867     $ 3,161    $ 3,724     $ 4,092    $ 5,276     $ 6,006
    Installation......................      780       846         957        846       1,186      1,307       1,443
    Service...........................      202       233         260        216         293        383         477
                                       -------    -------     -------    -------     -------    -------
         Total revenues...............    3,702     3,946       4,378      4,786       5,571      6,966       7,926
                                       -------    -------     -------    -------     -------    -------
  Cost of revenues:
    Monitoring........................      507       435         436        567         651        770         876
    Installation......................      269       353         357        360         523        628         603
    Service...........................      479       504         591        661         741        887       1,107
                                       -------    -------     -------    -------     -------    -------
         Total cost of revenues.......    1,255     1,292       1,384      1,588       1,915      2,285       2,586
                                       -------    -------     -------    -------     -------    -------
         Gross profit.................    2,447     2,654       2,994      3,198       3,656      4,681       5,340
  General and administrative..........    1,519     1,797       2,154      2,080       2,024      2,539       2,708
  Noncash compensation expense........       --        --          --         56          30         69          22
  Selling and marketing costs.........    1,082     1,339       1,539      1,451       1,672      2,108       2,491
  Depreciation and amortization.......    1,165     1,165       1,243      1,685       1,559      3,215       2,987
                                       -------    -------     -------    -------     -------    -------
         Operating loss...............  $(1,319)  $(1,647 )   $(1,942)   $(2,074 )   $(1,629)   $(3,250 )   $(2,868)
                                       =======    =======     =======    =======     =======    =======
OTHER OPERATING DATA:
  EBITDA(1)...........................  $  (154)  $  (482 )   $  (699)   $  (333 )   $   (40)   $    34     $   141
    Less Safe Choice revenues.........     (474)     (484 )      (583)      (535 )      (622)      (730 )      (770)
    Plus Safe Choice selling and
      marketing expenses..............    1,082     1,339       1,539      1,451       1,672      2,108       2,491
                                       -------    -------     -------    -------     -------    -------
      Adjusted EBITDA(2)..............  $   454   $   373     $   257    $   583     $ 1,010    $ 1,412     $ 1,862
                                       =======    =======     =======    =======     =======    =======
CERTAIN SUBSCRIBER DATA:
  MRR at end of period(3).............  $   948   $ 1,051     $ 1,108    $ 1,298     $ 1,842    $ 2,045     $ 2,129
  Number of subscribers at end of
    period............................   31,886    36,353      38,699     47,060      69,147     77,927      81,607
AS A PERCENTAGE OF TOTAL REVENUES:
  Revenues:
    Monitoring........................     73.5%     72.7 %      72.2%      77.8 %      73.4%      75.7 %      75.8%
    Installation......................     21.1      21.4        21.9       17.7        21.3       18.8        18.2
    Service...........................      5.4       5.9         5.9        4.5         5.3        5.5         6.0
                                       -------    -------     -------    -------     -------    -------
         Total revenues...............    100.0     100.0       100.0      100.0       100.0      100.0       100.0
                                       -------    -------     -------    -------     -------    -------
  Cost of revenues:
    Monitoring........................     13.7      11.0         9.9       11.9        11.7       11.1        11.0
    Installation......................      7.3       8.9         8.2        7.5         9.4        9.0         7.6
    Service...........................     12.9      12.8        13.5       13.8        13.3       12.7        14.0
                                       -------    -------     -------    -------     -------    -------
         Total cost of revenues.......     33.9      32.7        31.6       33.2        34.4       32.8        32.6
                                       -------    -------     -------    -------     -------    -------
         Gross profit.................     66.1      67.3        68.4       66.8        65.6       67.2        67.4
  General and administrative..........     41.0      45.6        49.2       43.4        36.3       36.4        34.2
  Noncash compensation expense........       --        --          --        1.2          .5        1.0          .3
  Selling and marketing...............     29.2      33.9        35.2       30.3        30.0       30.3        31.4
  Depreciation and amortization.......     31.5      29.5        28.4       35.2        28.0       46.2        37.7
                                       -------    -------     -------    -------     -------    -------
         Operating loss...............    (35.6)%   (41.7 )%    (44.4)%    (43.3 )%    (29.2)%    (46.7 )%    (36.2)%
                                       =======    =======     =======    =======     =======    =======
OTHER OPERATING DATA:
  EBITDA..............................     (4.2)%   (12.2 )%    (16.0)%     (7.0 )%      (.7)%       .5 %       1.8%
    Less Safe Choice revenues.........    (12.8)    (12.3 )     (13.3)     (11.2 )     (11.2)     (10.5 )      (9.7)
    Plus Safe Choice selling and
      marketing expenses..............     29.2      33.9        35.2       30.3        30.0       30.3        31.4
                                       -------    -------     -------    -------     -------    -------
         Adjusted EBITDA..............     12.2%      9.4 %       5.9%      12.1 %      18.1%      20.3 %      23.5%
                                       =======    =======     =======    =======     =======    =======


---------------


(1) EBITDA is derived by adding to net loss the sum of (i) interest expense,
  (ii) depreciation and amortization expense, (iii) noncash compensation expense related to the Company's stock option grants, and (iv) extraordinary loss from early retirement of debt less (v) gain on disposal of assets. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income, and is indicative neither of the Company's operating performance nor of cash flows available to fund the Company's cash needs. Items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance.

(2) Adjusted EBITDA ("Adjusted EBITDA") is derived by adding to EBITDA the Safe Choice selling and marketing expenses, net of Safe Choice installation revenues, during the period. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income, and is indicative neither of the Company's operating performance nor of cash flows available to fund the Company's cash needs. Management believes presentation of Adjusted EBITDA enhances an understanding of the value of the Company, particularly in comparison to other security alarm companies that grow substantially through acquisitions of subscriber accounts. Tests similar to Adjusted EBITDA have been used by lenders and the investment community to estimate the long-term value of companies with recurring cash flows from operations and with net losses. See "-- Accounting Policies for Safe Choice Installations and Subscriber Account Purchases."

(3) MRR is monthly recurring revenue that the Company is entitled to receive under contracts in effect at the end of the period. MRR is a term commonly used in the security alarm industry as a measure of the size of a company, but not as measure of profitability or performance, and does not include any allowance for future attrition or allowance for doubtful accounts. The Company does not have sufficient information as to the attrition of acquired subscriber accounts to predict the amount of acquired MRR that will be realized in future periods or the impact of the attrition of acquired accounts on the Company's overall rate of attrition.


     The Company's revenues increased in each quarter in 1995 and the first three quarters of 1996, primarily as a result of increases in the number of subscribers to the Company's monitoring services. Such subscriber increases have resulted from the addition of subscribers through sales and marketing efforts of the Company's personnel and the acquisition of subscriber account portfolios. Gross profit as a percentage of sales increased each quarter through 1995 but decreased slightly in the first quarter of 1996 due to the expenses incurred to increase monitoring personnel in preparation for the consummation of the March 1996 acquisition of the Intercap subscriber account portfolio and due to an increase in the sale of traditional alarm systems in one of the Company's markets. Depreciation and amortization increased in the second and third quarters of 1996 as a result of the March 1996 Intercap acquisition. See "Business -- The Acquisition Program."


     The Company historically has experienced fluctuations in its quarterly operating results and expects to experience fluctuations of quarterly operating results in the future. These fluctuations may be caused by many factors, including, among others, the opening of new branch offices, the volume and timing of additional internally generated subscriber accounts, the size and timing of acquisitions of subscriber account portfolios, new subscriber assimilation, attrition experience, competitive pricing pressures, local and national crime activity, general economic conditions, and seasonality. The Safe Choice marketing program can be hampered during the winter months as a result of unfavorable weather conditions, holidays, and reduced hours of daylight. The Company's expense levels are based, to some extent, on its expectations of future subscriber and revenue levels, which are dependent on estimates of internally generated additions of subscriber accounts and of subscriber account portfolio acquisitions. The Company may be unable, therefore, to adjust spending in a timely manner to compensate for any unexpected revenue shortfall due to less than anticipated levels of internally generated accounts or a delay in the timing of acquisitions. Given the possibility of quarterly fluctuations, the Company believes that comparisons of the results of its operations for preceding quarters are not necessarily meaningful and that the results for any one quarter should not be relied upon as an indication of future performance. In the event that the Company's revenues or operating results for any quarter are less than the level expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of the Company's common stock.

LIQUIDITY AND CAPITAL RESOURCES

     General. Since February 1993, the Company has financed its operations and growth from a combination of borrowings under the Company's revolving credit facilities and sales of stock. The Company's principal uses of cash are the costs associated with marketing and installing Safe Choice systems, acquisitions of subscriber account portfolios, and interest payments on borrowings under the Credit Facility described below. A substantial portion of the Company's future operating cash flow will be used to fund the Safe Choice marketing and installation costs and to service the Company's debt.


     Approximately $16.6 million of the proceeds of this offering will be used to reduce the amount outstanding under the Credit Facility to approximately $27.8 million. See "Use of Proceeds." The Company believes that after application of the proceeds of this offering, the funds available under the Credit Facility would be adequate to meet the Company's anticipated requirements for operating expenses (including Safe Choice marketing and installation costs), interest payments required by the Credit Facility, and capital expenditures through December 1997. The substantial costs associated with the Safe Choice marketing program, however, could exhaust the Company's current borrowing capacity prior to that date, particularly if the Company's growth in Safe Choice installations continues. The Company will need additional capital to pay the principal indebtedness of the Credit Facility and certain fees required by the Credit Facility, all of which is due on September 30, 1997, unless the maturity of the Credit Facility is extended. Future acquisitions of subscriber account portfolios will likely require additional financing. Although the Company believes that it can obtain additional debt financing and/or an extension of the Credit Facility maturity date beyond September 30, 1997, there can be no assurance that additional capital or an extension of the Credit Facility maturity date will be available to the Company on terms favorable to the Company or at all. See "Risk Factors -- Need for Additional Capital" and " -- Leverage, Debt Service and Covenants."



     For the nine months ended September 30, 1996, the Company's net cash provided by (used in) operating activities was $(1.2) million, compared to ($3.2) million for the comparable period in 1995. During 1995, 1994 and the eleven months ended December 31, 1993, the Company's net cash provided by (used in) operating activities was ($3.6) million, $.2 million and ($.3) million, respectively.



     For the nine months ended September 30, 1996, the Company's net cash (used in) investing activities was ($32.5) million, compared to ($9.3) million for the comparable period in 1995, primarily as a result of the acquisition of subscriber account portfolios. During 1995, 1994, and the eleven months ended December 31, 1993, the Company's net cash (used in) investing activities was ($12.7) million, ($8.7) million, and ($1.8) million, respectively, primarily as a result of the acquisition of subscriber account portfolios and capitalized Safe Choice installation costs during 1995 and 1994, and primarily as a result of capitalized Safe Choice installation costs during 1993.



     During the nine months ended September 30, 1996, the Company's net cash provided by financing activities was $34.0 million, compared to $13.8 million for the comparable period in 1995. During 1995, 1994, and the eleven months ended December 31, 1993, the Company's net cash provided by financing activities was $16.2 million, $8.6 million, and $1.2 million respectively. Financing activities were principally the result of the issuance and retirement of term debt during the first nine months of 1996, and the issuance of preferred stock and the issuance and retirement of long-term debt during 1995 and 1994.



     Credit Facility. On March 28, 1996, the Company entered into an agreement with affiliates of Canadian Imperial Bank of Commerce (collectively, "CIBC") and SunTrust Bank, Central Florida, N.A. (collectively, the "Lenders") that established the Credit Facility. The maximum amount available under the Credit Facility is $50.0 million. The Company had approximately $44.4 million outstanding under the Credit Facility at October 1, 1996. On June 4, 1996, August 9, 1996 and October 10, 1996, the Company and the Lenders amended the Credit Facility to relax certain financial covenants and other provisions. The Credit Facility matures on September 30, 1997, subject to earlier termination.

     Availability under the Credit Facility is restricted in two ways: (i) the ratio of principal indebtedness under the Credit Facility plus the face amount of all outstanding letters of credit issued under the Credit Facility to MRR; and (ii) aggregate advances for acquisitions of subscriber account portfolios cannot exceed a specified amount. The more restrictive of these availability tests resulted in total remaining availability of approximately $1.8 million at October 1, 1996.



     The interest rates on borrowings under the Credit Facility are, at the option of the Company, either (a) 2.25% plus the greater of (i) the rate established by CIBC from time to time at its New York City office as its "Base Rate" for commercial loans in U.S. dollars or (ii) the Federal Funds Rate plus 1.00% or (b) LIBOR plus 3.25%. The Company has paid to the Lenders facility fees totaling $1.6 million and is obligated to pay the Lenders a quarterly fee of .5% per annum on the aggregate daily unused portion of the Credit Facility. Because the Credit Facility was not paid in full by September 30, 1996, the Company is obligated to pay the Lenders a financing fee equal to .0275% multiplied by the average commitment amount under the Credit Facility multiplied by the number of days between September 25, 1996 and the date on which the Credit Facility is paid in full (the "Financing Fee"). Accordingly, the Financing Fee began to accrue on September 25, 1996 at a daily rate of $13,750. The proceeds from this offering will not be sufficient to pay the entire balance due under the Credit Facility. If the Company does not pay the Credit Facility in full until the Credit Facility matures on September 30, 1997, the Financing Fee will be approximately $5.0 million.



     The Company is currently negotiating with the Lenders for several changes to the Credit Facility subject to consummation of this offering. The changes sought by the Company include termination of the Financing Fee, an extension of the maturity date until December 31, 1998, and an increase of the maximum amount available to $75 million. Although the Company believes that the Lenders will agree to some or all of these changes, there can be no assurance that these changes will be made.


     The Credit Facility contains customary covenants including, among others, restrictions on the incurrence of debt, encumbrances on or sale of assets, mergers and acquisitions, investments, dividends, and transactions with affiliates. Financial covenants include the maintenance of (i) a minimum ratio of adjusted net operating income to total debt service, (ii) a maximum ratio of total debt to annualized adjusted net operating income, (iii) maximum capital expenditures during the term of the Credit Facility, (iv) maximum Safe Choice capital expenditures and purchases of subscriber accounts from dealers determined monthly, and (v) a maximum ratio of Credit Facility indebtedness, including Credit Facility letters of credit, to MRR.

     The Credit Facility prohibits all transfers of funds, such as loans, advances, and dividends, to the Company from its subsidiaries, except that Security may pay up to $100,000 annually to the Company for legal and accounting fees, directors' fees and expenses, and other administrative costs. The Company believes that such restrictions have not had and will not have a significant impact on the Company's ability to meet its cash obligations.


     Capital Expenditures. The Company anticipates making capital expenditures during the three month period ended December 31, 1996 of $.4 million for computers and other capital items. The Company anticipates that capital expenditures for equipment and installations related to the Safe Choice program will be approximately $2.5 for the three month period ended December 31, 1996. In addition, the Company anticipates making capital expenditures of approximately $1.0 million for the upgrading of its monitoring and administrative software during 1997. The Company believes that the installation of new software will improve efficiencies of both branch and administrative offices. The Company believes cash flows from operations together with borrowings under the Credit Facility will be sufficient to fund the Company's capital expenditures in 1996 and 1997.


     Impact of SFAS 121. In March 1995, the Financial Accounting Standards Board issued SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" effective for financial statements for fiscal years beginning after December 15, 1995. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company determines the value of its "Acquired Subscriber Agreements, net" based on the undiscounted cash flows from the MRR stream using the most recent historical attrition rate and aggregate MRR. At September 30, 1996, the undiscounted cash flows from the MRR stream were significantly in excess of the carrying value of "Acquired Subscriber Agreements, net." The Company does not anticipate a material impact on its future financial statements resulting from the January 1, 1996 adoption of this standard.

                                    BUSINESS

     The discussion in this section of the Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that would cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion of Financial Condition and Results of Operations," as well as those discussed elsewhere in this section and in this Prospectus.

OVERVIEW


     The Company provides security alarm monitoring services and installs and services security alarm systems for residential and small business subscribers, principally in the southern United States. At September 30, 1996, the Company had over 81,000 subscriber accounts for its alarm monitoring services, a majority of which were residential subscribers. As a result of the Company's internally generated Safe Choice subscriber accounts and acquisitions of subscriber account portfolios, the Company has increased its MRR from approximately $0.6 million at February 1, 1993 to approximately $2.1 million at September 30, 1996, which represents an increase in annualized MRR from $7.3 million to $25.6 million. The Company believes that based upon MRR, it is one of the largest residential security alarm monitoring companies in the southern United States. According to a May 1996 survey by SDM, the Company is the second fastest growing security alarm monitoring company in the United States based upon the Company's historical three year growth rate in revenues.


     The Company's objective is to provide residential security alarm services to an increasing number of Americans by making such services affordable and by focusing on markets with attractive demographics. The Company's growth strategy is based upon both internal generation of subscriber accounts marketed under the tradename "Safe Choice" by the Company's sales consultants, and acquisitions of subscriber accounts from independent alarm monitoring companies. The Company believes that it can achieve economies of scale and improve results of operations by increasing the number and density of subscribers for whom it provides services, thereby increasing utilization of the Company's central monitoring station and improving efficiency of its service operations.


     From February 1, 1993 through September 30, 1996, the Company has generated approximately 42,100 subscriber accounts internally through the Safe Choice marketing program, including over 7,700 new Safe Choice subscriber accounts during the third quarter of 1996. The Company seeks to create additional subscriber accounts through the Safe Choice marketing program by subsidizing the initial installation of a residential security alarm monitoring system in order to capture the MRR generated by the monitoring contract. By offering the Safe Choice alarm system at a base installation price of $99, the Company believes it can access a broader demographic market than is presently being accessed by most other existing companies who, according to the January 1996 issue of SDM, sold and installed alarm systems during 1995 for an average price of $1,200. In addition, the Safe Choice program allows the Company to create subscriber accounts for an investment which, expressed as a multiple of MRR generated, is substantially lower than that for which the Company can acquire subscriber accounts and, in the Company's belief, is among the lowest in the industry.



     From September 1994 through September 1996, the Company has acquired approximately 39,000 subscriber accounts in 18 separate transactions. The Company intends to make acquisitions and open branches in new geographic markets where the Company does not presently have subscribers, and then to increase the number of subscriber accounts in such markets through the Safe Choice marketing program and subsequent acquisitions, both of which have the effect of increasing subscriber account density in the area, and thereby improving operating efficiency.


     Approximately 90% of the Company's subscribers are located in Florida, Texas and the Richmond/Washington, D.C./Baltimore metropolitan areas. The Company's remaining subscribers are located in Georgia, Louisiana, Oklahoma and Tennessee. According to the Bureau of the Census and the Federal Bureau of Investigation, the states which the Company serves collectively have higher projected population growth rates from 1990 through 2010 and had higher crime rates during 1994 than the nation as a whole. The Company monitors digital signals arising from burglaries, fires and other monitored events which occur at the subscribers' premises from the Company's state-of-the-art central monitoring station located in Birmingham, Alabama, which has the capacity to serve approximately 250,000 subscriber accounts.

MARKET OVERVIEW AND TRENDS

     The Company's market consists of owners of single family residences and small businesses. In response to studies commissioned by the Company, the Company targets a demographic group consisting of young, highly mobile families with above-average incomes. According to 1994 U.S. Census Bureau data, there are approximately 23.6 million single-family residences and, according to a 1994 Report of the President, there were approximately 1.2 million businesses with 100 or fewer employees in the states which the Company services.

     The security alarm industry is characterized by the following attributes:

     - LOW PENETRATION AND RAPID GROWTH. The residential security alarm market is characterized by a low level of market penetration and rapid growth. An industry trend toward subsidizing installation costs to increase affordability, combined with other factors such as heightened concern about crime and favorable demographic trends, have resulted in increased demand for residential security alarm services. Freeman Research indicates that while residential security alarm monitoring revenues grew at a compounded annual rate of 12.0% between 1988 and 1995, monitored security alarm systems are installed in only 11% of all U.S. households.

     - HIGH DEGREE OF FRAGMENTATION. The security alarm industry is primarily comprised of a large number of small providers of alarm systems and services. According to Freeman Research, there are approximately 11,500 security alarm companies nationally, and approximately 3,250 operate in the geographic regions which the Company currently services. A May 1996 survey by SDM reported that in 1995, the 100 largest companies in the industry accounted for only 23% of alarm industry revenues and the top 10 security alarm monitoring companies served less than 3% of all United States households. Based on its acquisition experience, the Company believes that many smaller alarm service companies, because of their size, have higher overhead expenses as a percentage of revenues than the Company and lack access to capital on terms as attractive as those available to the Company.

     - ADVANCES IN DIGITAL COMMUNICATIONS TECHNOLOGY. Prior to the development of digital communications technology, alarm monitoring required a dedicated telephone line, which rendered long-distance monitoring uneconomical. Consequently, in order to achieve a national or regional presence, alarm monitoring companies were required to maintain a large number of geographically dispersed monitoring stations. The development of digital communications technology eliminated the need for dedicated telephone lines, reducing the cost of monitoring services to the subscriber and permitting the monitoring of subscriber accounts over a wide geographic area from a central monitoring station. The elimination of local monitoring stations has decreased the cost of providing alarm monitoring services and has substantially increased the economies of scale for larger alarm service companies. In addition, the concurrent development of microprocessor-based control panels has substantially reduced the cost of the equipment available to subscribers in the residential and small business markets.

     The Company believes that several factors contribute to a favorable market for security alarm services both generally in the United States and specifically in the southern portion of the country:

     - CONCERN ABOUT CRIME. According to the 1994 Uniform Crime Report published by the Federal Bureau of Investigation (the "UCR"), between 1985 and 1994 the number of violent crimes reported in the United States increased by more than 40.3% and the total number of reported criminal offenses increased by 12.6%. Although the UCR reported that the number of property crimes decreased on a nationwide basis from 1993 to 1994 by 1.7%, a property crime was committed in the United States in 1994 once every three seconds. The average property crime rate in 1994 for the states in which the Company operates was approximately 19.0% higher than the nation as a whole, averaging approximately 5,542 property crimes per 100,000 residents. In Florida, the Company's largest market, the 1994 property crime and overall crime rates were approximately 52.5% and 53.5%, respectively, above the national averages. The southern states (as designated by the UCR) accounted for both 42% of murders and 38% of crime index offenses, more than any other region in the nation.

     - DEMOGRAPHIC TRENDS. According to the Bureau of the Census, the states which the Company serves collectively have higher projected population growth rates from 1990 to 2010 than the national average. According to the United States Department of Commerce, 47.1% of U.S. households earn the Company's target income level. Other recent trends that are favorable to the residential security alarm business include the increase in women in the workforce resulting in more children being left at home alone, and the increase in people working at home, which generates greater demand for security services to protect home office equipment.

     - INSURANCE DISCOUNTS. The increase in demand for security systems may also be attributable in part to the practice of certain insurance companies to grant discounts to homeowners who install alarm systems, and such discounts are typically greater when systems are monitored by a central station. In addition, insurance companies may require that businesses install an alarm system as a condition of insurance coverage.

     - SECURITY ALARM EFFECTIVENESS.  A study entitled "Crime Statistics:
      Burglaries and Robberies" in the 1996 Fact Book Issue of Security Sales magazine reported that non-alarmed homes are burglarized 2.2 times more often than those with alarms. Furthermore, a study conducted by the Portland, Oregon Police Bureau in 1993 found that total residential losses in the Portland area from burglaries in alarmed homes were $104,000 compared to losses of $5.9 million for homes without an alarm.

BUSINESS STRATEGY

     The Company's objective is to provide residential security alarm services to a greater number of Americans by making such services affordable and by focusing on markets with attractive demographic characteristics. The Company believes that it can achieve economies of scale and improve results of operations by increasing the number of subscribers for whom it provides services, which will increase utilization of the Company's central monitoring station and improve efficiency of its service operations. The Company therefore seeks to increase the number of subscriber accounts through both internally and externally generated growth and retain its focus on the residential security alarm monitoring market. The Company seeks to target those areas with attractive demographic profiles and with high levels of concern about crime. The Company's principal focus to date has been on metropolitan areas in the southern United States.

     The Company intends to achieve this objective through the implementation of the following strategies:

     - INCREASING PENETRATION THROUGH LOWER PRICE POINTS. Freeman Research indicates that the percentage of total households in the United States which own an electronic security system is only 11%. The Company believes that, with crime remaining an important concern of Americans, the Company can increase the number of households which subscribe to a monitored security alarm system in any given region by offering initial installation of such a system at an attractive price. The Company believes that by offering its Safe Choice residential system at a base installation price of $99, the Company can access a broader demographic market than is presently being accessed by most other existing companies who, according to the January 1996 issue of SDM, sold and installed alarm systems during 1995 for an average price of $1,200.

     - CREATING INTERNAL GROWTH THROUGH THE SAFE CHOICE MARKETING PROGRAM. The Company believes that its Safe Choice marketing program, through which it seeks to create additional subscriber accounts by subsidizing the initial installation of a residential security alarm monitoring system as a means of capturing subscriber MRR, represents an effective internal growth strategy. The Safe Choice program allows the Company to create subscriber accounts for an investment which, expressed as a multiple of the MRR generated, is substantially lower than that for which the Company can acquire subscriber accounts and, in the Company's belief, is among the lowest in the industry. From February 1, 1993 to September 30, 1996, the Company has generated approximately 42,100 Safe Choice accounts, including over 7,700 new Safe Choice accounts during the third quarter of 1996.



     - ACQUIRING SUBSCRIBER ACCOUNT PORTFOLIOS. The Company intends to increase the number of subscriber accounts through a program of selective acquisitions both as a means to open branch offices in new geographic markets and to increase subscriber account density in existing markets. The Company seeks to acquire subscriber portfolios comprised primarily of residential subscribers in geographic areas with attractive demographic characteristics. From September 1994 through September 1996, the Company has acquired over 39,000 subscriber accounts, representing $1.0 million in MRR, in 18 separate transactions. The Company believes that the highly fragmented nature of the security alarm industry and the benefits to be achieved from economies of scale will continue to provide it with acquisition opportunities in the future.


     - INCREASING ACCOUNT DENSITY IN EXISTING MARKETS. The Company believes that increasing account density in the regions it currently serves -- principally Florida, Texas and the Richmond/Washington D.C./Baltimore metropolitan areas -- will enhance the efficiency of its service routes and of its branch office marketing organization. The Company's objective is to increase the number of Safe Choice installations in each branch once it has established an initial presence in a metropolitan area. By servicing and marketing to a higher number of accounts and potential accounts per employee, the Company seeks to improve the incremental operating margins associated with new subscriber accounts. In this way, the Company believes that it can reduce general and administrative expense as a percentage of sales and increase operating margins at any given branch office.

     - OFFERING ENHANCED SERVICES TO SUBSCRIBERS. The Company seeks to increase sales of enhanced services to new and existing subscribers, which will have the effect of increasing the Company's average MRR per subscriber. The Company currently offers supervised monitoring (primarily to small businesses) and cellular back-up services. During 1997, the Company intends to offer enhanced services such as extended warranty service on the equipment installed in a subscriber's home and paging services for subscribers.

THE SAFE CHOICE PROGRAM


     The Company believes that its Safe Choice marketing program represents an effective internal growth strategy. The Company subsidizes system installations in order to secure the MRR associated with providing ongoing alarm monitoring services. The Company believes that by offering its Safe Choice residential system at a base installation price of $99, the Company can access a broader demographic market than is presently being accessed by most other existing companies who, according to the January 1996 issue of SDM, sold and installed alarm systems during 1995 for an average price of $1,200. The Company has, through its Safe Choice program, internally created subscriber accounts during the first nine months of 1996 for an investment that represents a multiple of MRR which is approximately 61% of the average multiple at which the Company acquired subscriber accounts during the same period. From February 1, 1993 through September 30, 1996, the Company has generated approximately 42,100 subscriber accounts internally through the Safe Choice program, including over 7,700 new subscriber accounts during the third quarter of 1996.

  Safe Choice Product


     The Company currently offers its basic Safe Choice alarm system for base installation fees of $99 (residential) and $250 (small business). Each residential or small business customer is required to enter into a written contract for the Company's monitoring services, generally at a subscription price of $25 per month and for a term of three to five years. When the Company generates a subscriber account through a conversion, the Company may alter certain terms of the basic Safe Choice system, including reduced monthly monitoring charges. The basic Safe Choice alarm system includes protection for three openings to the premises, if residential, or two openings, if small business, an interior motion detector, a centralized processing unit ("CPU") with the ability to communicate signals to the Company's central monitoring station, a battery back-up, a siren, window decals and a lawn sign. The Company retains ownership of the installed equipment. As a result, the Company provides a lifetime limited warranty on system parts and a one year limited warranty on labor. For additional installation fees, the account subscriber can protect additional openings, add additional sirens and motion detectors, or elect to add additional protective features to the system, such as "panic buttons" and fire protection by means of smoke and heat detectors. As a result of such customer additions to the Company's basic Safe Choice package, the Company's average fee to install a Safe Choice system was approximately $150 per account subscriber during the first nine months of 1996.


     The primary security alarm system installed by the Company is a custom-configured, hard-wire alarm system manufactured by C & K Systems, Inc., a leading manufacturer of such systems in the United States. The Company has purchased alarm systems from other manufacturers in the past and believes that it could readily do so in the future if necessary. The Company also installs alarm systems with hybrid CPUs, which allow for both wireless and hard-wired installation of protective devices. Wireless devices use radio signals from transmitters incorporated into the protective devices to communicate activation signals from such devices to the subscriber's CPU. Hard-wire devices, on the other hand, use actual wires to connect each of the protective devices to the subscriber's CPU. While wireless devices can generally be installed more quickly than those that require wires, thus reducing labor costs, the Company's experience is that hard-wire systems are currently more economical to install than wireless systems due to the higher equipment costs of wireless systems. The Company nevertheless retains the flexibility to install wireless devices.

  Marketing

     In response to studies commissioned by the Company, the Company targets a demographic group consisting of young families with above-average income. The Company primarily markets the Safe Choice system through a direct marketing campaign conducted by approximately 330 sales consultants in the Company's 18 branch offices. The sales consultant typically visits personally with the subscriber at the subscriber's residence and presents a mounted display of the hard-wired equipment and a description of its features. Sales consultants are compensated solely by commissions and other sales-based bonuses.

     Although the Company trains each sales consultant, the Company focuses on hiring individuals with strong entrepreneurial skills who are capable of developing their own sales techniques. The Company pays higher commissions than most other alarm companies, periodically recognizes superior performance of sales consultants, and gives the sales consultant the freedom to conduct his or her own marketing. Each sales consultant reports to the applicable Sales Leader and/or Branch Manager of the branch, who monitors and approves the activities of the sales consultant. Sale consultants are encouraged to ask for customer referrals as the Company has found that the use of referrals results in a better success rate than cold calls or other mass marketing techniques. Sales consultants also generate additional new leads by distributing flyers in target neighborhoods, making personal cold calls to homes in target neighborhoods, and attending trade shows. The Company provides the sales consultants with support services, training and any sales materials which they may need, such as business cards, demonstration units, brochures, flyers and other selling materials. The Company's sales force also occasionally generates new Safe Choice accounts through new home builders.

     Although the Company does not generally conduct mass marketing through the media, the Company's branches occasionally do use a combination of targeted direct mail and outbound telemarketing to generate prospective subscriber leads. If a sales consultant sells a new account from a Company generated lead, the sales consultant receives a lower commission than if the lead was self-generated.

     The Company believes that as it increases the density of its subscriber base in a geographic region, the placement of highly visible yard signs in front of each subscriber's home or business will enhance awareness of the Company in such region and thus lead to more "call-in" and referral business.

  Enhanced Services

     Part of the Company's internal growth strategy is to increase sales of enhanced services to new and existing subscribers in an effort to raise the Company's average MRR per subscriber above the basic $25 per month. The Company currently offers supervised monitoring (primarily to small businesses) and cellular back-up services. Supervised monitoring allows the alarm system to send various types of signals to the central monitoring station containing information on the use of the system, such as what users armed or disarmed the system and at what time of the day. Cellular back-up services allow the alarm system to send signals through a cellular telephone system in the event that regular telephone service is interrupted. Currently, these enhanced services account for an immaterial amount of the Company's MRR.

     During 1997, the Company intends to offer the following additional enhanced services: (i) extended warranty service to cover the normal cost of repair and maintenance of the alarm system during normal business hours after the expiration of the initial warranty; (ii) paging services, in which the Company would serve as a reseller of paging services in conjunction with offering the enhanced service of paging a subscriber in the event of an alarm activation; and
(iii) medic alert package, in which a person experiencing medical difficulty could signal the monitoring station for assistance in contacting an ambulance.

THE ACQUISITION PROGRAM


     The Company intends to continue to increase the number of its subscriber accounts through a program of selective acquisitions of subscriber accounts from alarm monitoring companies. The Company seeks acquisitions as a means of entering new markets and of increasing subscriber account density in existing markets. From September 1994 through September 1996, the Company acquired approximately 39,000 subscriber accounts representing almost $1.0 million in MRR through 18 separate transactions. The Company believes that it is an effective competitor in the acquisition market because of the substantial experience of its management in acquiring MRR companies, as a result of both the acquisitions made by the Company and acquisitions made by members of the Company's management in the cable television and cellular telephone businesses. See "Management."

     The six largest acquisitions of alarm service companies since September 1, 1994 are summarized in the following table:


                                        KENMAR                      THE 593                                Alarms By
                                     ELECTRONICS,                 CORPORATION                  INTERCAP(3) HRD, Inc.
                                      INC. D/B/A       ALARM         D/B/A       KRISTYNIK       Funds       d/b/a
                                       HOUSTON         DATA         CLASSIC       SECURITY       Joint       Secure
                                        ALARM       GROUP, INC.      ALARM      SYSTEM, INC.    Venture     America
                                     ------------   -----------   -----------   ------------   ---------   ----------
    Date of Acquisition............       11/94           9/95         11/95          1/96         3/96         6/96
    MRR acquired(1)................     $88,930        $65,834       $40,611       $84,957     $390,182     $128,091
    Aggregate number of monitoring
      contracts acquired...........       2,972          2,889         2,224         3,617       15,444        5,291
    MRR per subscriber.............      $29.92         $22.79        $18.43        $23.49       $25.26       $24.21
    Approximate percentage(2) of:
      Residential accounts.........         71%            50%           95%           75%          75%          75%
      Commercial accounts..........         29%            50%            5%           25%          25%          25%


---------------

(1) MRR is a measure of subscriber base size and not a measure of profitability or performance. The Company does not have sufficient information to predict the amount of MRR that will be realized in future periods. See "Risk
  Factors -- Attrition of Subscriber Accounts."

(2) These percentages were calculated as of the date of acquisition.


(3) On March 28, 1996, the Company acquired 15,444 alarm monitoring contracts representing approximately $.4 million of MRR from the Chapter 11 trustee (the "Trustee") for the bankruptcy estates of InterCap Funds Joint Venture, Security Data Group of California, Inc. and IMIF IV-C Service Corp. (collectively, "InterCap"). The MRR associated with these contracts represented, on an annualized basis, approximately 30% of the 1995 revenues of InterCap. Based on estimates provided by InterCap, approximately 75% of the contracts acquired were for residential accounts and the remaining 25% were for commercial accounts. The contracts acquired from InterCap are located in Florida (49.9%), Texas (34.9%), Georgia (9.7%), Maryland (5.2%) and Louisiana (.3%), and are all serviced by branch locations of the Company that were in operation prior to the acquisition. InterCap filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado in October 1994. The bankruptcy cases were converted to Chapter 7 in September 1996.



  Based on the Company's due diligence investigation of InterCap, the Company's management believes that InterCap did not actively seek new monitoring contracts subsequent to the commencement of the bankruptcy cases in October 1994, that prior to the bankruptcy filing, InterCap primarily added new contracts through the acquisition of subscriber account portfolios from other alarm monitoring companies, and that InterCap did not have formal policies for writing off uncollectible accounts or for collection methods. The contracts acquired had original terms that ranged from two to five years with automatic renewal provisions. The terms of the InterCap contracts for residential accounts and commercial accounts were not materially different from each other nor were the principal terms of the InterCap contracts materially different from that of the contracts of the Company. The Company estimates that as of September 13, 1995, approximately 35% of InterCap's accounts receivable were at least 120 days old. Based on the information provided to the Company by InterCap, the Company estimates the gross MRR attrition experienced by InterCap to have been approximately 13.2%, 9.9% and 18.8% for the twelve months ended December 31, 1993, 1994 and 1995, respectively. The Company estimates that InterCap incurred expenses related to servicing and maintaining accounts of approximately $1.0 million and $.9 million for the years ended December 31, 1994 and 1995, respectively. The Company does not believe that the historical performance of the contracts acquired from InterCap is indicative of future performance of such contracts.


     Because the Company's primary consideration in making an acquisition is the amount of MRR that will be derived from new subscribers acquired, the price paid by the Company is customarily directly tied to such MRR. To protect the Company against the loss of acquired accounts and to encourage the seller of such accounts to facilitate the transfer of subscribers, management typically requires the seller to provide guarantees against account cancellations for up to 12 months following the acquisition by placing in an escrow account a negotiated percentage of the purchase price.

     No audited historical financial information was provided to the Company prior to the closing of any acquisitions consummated by the Company to date, and the Company is not aware of any reliable historical data relating to collections as a percentage of billings or account attrition rates prepared by the former management of the sellers. See "Risk Factors -- Lack of Audited Financial Information Relating to Acquisitions." In evaluating the quality of the accounts acquired, the Company relied primarily on management's knowledge of the industry, its due diligence procedures, its experience integrating accounts into the Company's operations, its assumptions as to attrition rates for the acquired accounts, and the representations and warranties of the sellers. If the actual financial condition or operations of a seller were inaccurately represented to the Company in connection with an acquisition or the actual attrition rate for the accounts acquired is greater than the rate assumed by the Company at the time of the acquisition, and the Company is unable to recoup its damages from the portion of the purchase price held back from the seller, such acquisition could have a material adverse effect on the Company's financial condition or results of operations. See "Risk Factors -- Attrition of Subscriber Accounts."


     On October 1, 1996, the Company purchased approximately 1,100 subscriber accounts located in the Baltimore, Maryland area representing approximately $23,000 of MRR. The Company continues on an ongoing basis to evaluate potential acquisitions of subscriber account portfolios.


  The Acquisition Management System

     The Company employs a comprehensive acquisition management system to identify, evaluate, and assimilate acquisitions of new subscriber accounts. Each facet of the acquisition management system is administered by an acquisition team which is comprised of Messrs. Johnson, Kark, Tomick and Armstrong, each of whom has experience in acquiring companies whose value is based upon MRR. The Company believes that this system helps to ensure the success of its acquisition program. The acquisition management system includes the following components:

     - IDENTIFICATION AND NEGOTIATION. The Company actively seeks to identify prospective companies and dealers with targeted direct mail, trade magazine advertising, trade show participation, membership in key alarm organizations, and contacts through various prominent vendors and other industry participants. Management's extensive experience in identifying and negotiating previous acquisitions and the Company's use of standard form agreements helps to facilitate the successful negotiation and execution of acquisitions in a timely manner.

     - DUE DILIGENCE. The Company conducts an extensive pre-closing review and analysis of all facets of the seller's business. The process includes, but is not limited to: (i) review of all subscriber contracts and an analysis of the rights and obligations under such contracts, (ii) telephone surveys of a representative sample of subscribers, (iii) review of customer billing records and accounts receivable aging reports, and (iv) review of the seller's telephone traffic to determine if it is reasonable for the number and type of subscribers.

     - ASSIMILATION. The Company develops a specific assimilation program, in conjunction with the seller, for each acquisition. Assimilation efforts typically include a letter approved by the Company from the seller to its subscribers explaining the sale and transition, followed by either a personal visit by a Company representative or one or more mailings from the Company to provide the Company's subscriber with service brochures, field service and monitoring phone number stickers, yard signs and window decals. Thereafter, the Company often conducts a telephone survey of acquired subscribers to solicit certain information and answer the subscriber's questions or concerns. As a follow-up to the survey, as necessary, a Company technician will service subscribers' alarm systems to verify that they are in proper working condition. As a result of the acquisition of subscriber accounts from other alarm monitoring companies, a number of the security alarm systems monitored by the Company were installed by other companies.

TRADITIONAL SALES AND SONITROL

     If requested by the subscriber, the Company will sell "traditional" alarm monitoring services, which are characterized by substantially higher initial costs to the subscriber. Traditional subscribers purchase the alarm system hardware from the Company and are not required by the Company to enter into multi-year monitoring contracts.


     The Company also sells, installs and services Sonitrol(TM) sound-based security systems in Dade County (Miami) and Broward County (Ft. Lauderdale), Florida as a Sonitrol franchisee. The Sonitrol system is a sound-based monitoring system designed primarily for commercial customers. As of September 30, 1996, Sonitrol represented 3.5% of the Company's MRR. The Company operates a separate monitoring station located in Miami, Florida solely for the purpose of monitoring its Sonitrol accounts.


THE DEALER PROGRAM

     Many small alarm system dealers specialize in selling and installing alarm systems for residential or small business subscribers in a limited geographic area. Often, such dealers do not find it profitable to provide central monitoring station or field services to their subscribers because they do not have sufficient subscribers to support the fixed operating expenses associated with such services, or access to capital on attractive terms. The Company has entered into one oral and one written agreement with such dealers that provide for the purchase by the Company of the dealers' subscriber accounts on an ongoing basis. The dealers install an alarm system, arrange for subscribers to enter into alarm monitoring agreements on a form of agreement approved by the Company, and, if accepted by the Company, install the Company's yard signs and window decals. The Company will only accept subscriber contracts which contain limits on the Company's liability and are with subscribers who have a certain minimum credit. The contracts are submitted to the Company for periodic review. The Company currently purchases approximately 50 subscriber accounts per month through its dealer program.

ALARM MONITORING SERVICES

     The Company monitors most of its subscriber accounts at its central monitoring station in Birmingham, Alabama, which incorporates the use of advanced communications and computer systems that route incoming alarm signals and telephone calls to operators. Each operator sits before a computer monitor that provides immediate information concerning the nature of the alarm signal, the subscriber whose alarm has been activated and the premises on which such alarm is located. All telephone conversations are automatically recorded.


     The Company's central monitoring station currently has the capacity to monitor approximately 250,000 subscribers, with low incremental costs for expansion. The equipment at the central monitoring station includes sophisticated phone switching equipment, digital receivers that process the incoming signals, two file servers with built-in redundancy, four compute servers which share the workload of the file servers, a network of "smart" computer terminals, a 32 channel voice-activated recording system, uninterruptable power supply generated by two separate AC power feeds from two separate power grids, and dual backup generators supplied by different fuel sources.


     The Company's central monitoring station is listed by Underwriters Laboratories Inc. ("UL") as a protective signaling services station. UL specifications for central monitoring stations include building integrity, back-up systems, staffing and standard operating procedures. In many jurisdictions, applicable law requires that security alarms for certain buildings be monitored by UL-listed facilities. In addition, such listing is required by certain insurance companies as a condition to insurance coverage.

     Depending upon the type of service for which the subscriber has contracted, central monitoring station personnel respond to alarms by relaying information to the local fire or police departments, notifying the subscriber, or taking other appropriate action. Non-emergency administrative signals include power failures, low battery signals, deactivation and reactivation of the alarm monitoring system, and test signals, and are processed automatically by central monitoring station computers. The Company's central monitoring station operates 24 hours per day, seven days a week, including all holidays. The Company's central monitoring station personnel are trained to tell subscribers how to turn off their systems in the event of a false alarm, thus reducing the instances in which field service personnel must be dispatched.

     In certain of its acquisitions of subscriber account portfolios, the Company has not begun monitoring the acquired accounts following consummation of the acquisition due to the particular circumstances of the seller. Typically the monitoring company that was monitoring such subscriber accounts prior to the acquisition continues to monitor such subscriber accounts in accordance with a pre-existing contractual arrangement. Following the completion of such arrangements, the Company commences monitoring at the Birmingham central monitoring station.

INSTALLATION AND FIELD SERVICES

     The Company generally maintains installation and field service personnel in each of its branch offices. Smaller branches subcontract services and installation to third party entities until it becomes economically viable to hire an internal staff. These employees are trained by the Company to install and maintain the various types of subscriber security systems marketed and serviced by the Company and also those typically marketed by other dealers and found in the households of acquired subscriber accounts. The primary alarm system that the Company installs is manufactured by C&K Systems, Inc. The Company has purchased alarm systems from other manufacturers in the past and believes that it can readily do so in the future if necessary. The Company believes that the majority of installed alarm systems monitored in the United States were manufactured by a limited number of manufacturers. Accordingly, the Company believes that it can readily train service personnel to service these systems. The Company warrants labor for one year after installation.

     Installations of new alarm systems are performed promptly after the completion of the sale of the account. After completing an installation, the technician instructs the subscriber on the use of the system and furnishes a written manual and, in many instances, an instruction video. Additional follow-up instruction is provided by sales consultants in the branch offices on an as needed basis.

     The increasing density of the Company's subscriber base as a result of the Company's continuing strategy to "infill" its existing branch service areas with new subscribers permits more efficient scheduling and routing of field service technicians and results in economies of scale at the branch level. The increased efficiency in scheduling and routing also allows the Company to provide faster field service response and support, which leads to a higher level of subscriber satisfaction.

CUSTOMER RETENTION

     The Company believes that customer satisfaction is an important factor in the retention of subscriber accounts. The Company has implemented a number of measures intended to maximize customer satisfaction, including an annual survey of all subscribers, and periodic awards to the branches that maintain superior customer satisfaction. During 1995, the Company implemented a total quality management ("TQM") program to improve customer satisfaction. Through the TQM program, the Company on an ongoing basis analyzes and documents all processes critical to customer satisfaction, including sales, installations, monitoring, billing and customer service. The Company then implements improvements and repeats the analysis process. To further enhance customer satisfaction, and therefore customer retention, each branch is on-line with the Company's central computer in Birmingham so that employees of any branch can immediately access subscriber account information and respond promptly to questions or complaints.

     In the normal course of its business, the Company experiences customer cancellations of monitoring and related services as a result of subscriber relocation, the cancellation of acquired accounts in the process of assimilation into the Company's operations, unfavorable economic conditions, and other reasons. This attrition is offset to a certain extent by revenues from the sale of additional services to existing subscribers, the reconnection of premises previously occupied by subscribers, the conversion of accounts previously monitored by other alarm companies, and guarantees provided by the sellers of such accounts. The Company experienced 10.2% net MRR attrition in the fiscal year ended December 31, 1995 and 6.8% net MRR attrition for the twelve month period ended September 30, 1996. See "Risk Factors -- Attrition of Subscriber Accounts" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Subscriber Attrition."


RISK MANAGEMENT

     The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of the Company's alarm monitoring agreements and other agreements pursuant to which it sells its products and services contain provisions limiting the Company's liability to subscribers in an attempt to reduce this risk.

     The Company carries insurance of various types, including general liability and errors and omissions insurance. The loss experience of the Company and other security service companies may affect the availability and cost of such insurance. Certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability of the Company arising from gross negligence or wanton behavior. See "Risk Factors -- Risks of Liability."

COMPETITION

     The security alarm industry is highly competitive and highly fragmented. The Company competes with numerous other companies for new subscriber accounts with regard to both the internal generation of new subscriber accounts and the acquisition of subscriber accounts. The Company's primary competitors for new Safe Choice subscriber accounts include ADT Security Systems, Inc., Brink's Home Security, Inc. (a subsidiary of The Pittston Service Group), Westinghouse Security Systems (a subsidiary of Westinghouse Electric Corporation) and Multimedia Security Services, Inc. (a subsidiary of Gannett, Inc.), each of whom offers low price, subsidized installations of alarm systems, is better capitalized than the Company, and advertises through media, a practice not currently utilized by the Company. Competition for new accounts is based primarily on installation price, monthly monitoring fee, services offered, and reputation for quality of service. The Company's primary competitors for acquisitions include Republic Industries, Inc., Vector Security, Inc. and Rollins Protective Services, Inc. Utility companies and cable television companies also have recently entered the alarm monitoring business and will likely compete with the Company for new accounts and for acquisitions. See "Risk Factors -- Competition."

     The Telecommunications Act of 1996 prohibits the regional Bell operating companies from engaging in the providing of alarm monitoring services until February 2001, except to the extent any Bell operating company was engaged in such business as of November 30, 1995. Ameritech, one of the Bell operating companies, entered the alarm monitoring business prior to November 1995 through a series of acquisitions and continues to seek acquisitions of subscriber account portfolios.

     In June 1994, the Company entered into a license agreement with Centennial Security, pursuant to which the Company granted to Centennial Security an exclusive, ten year license to use the Masada Security trademark and tradename, the Safe Choice tradename, and certain other intellectual property in the northern half of the United States (the states of California (north of Sacramento), Colorado, Connecticut, Delaware, Idaho, Illinois, Indiana, Iowa, Kansas, Maine, portions of Maryland, Massachusetts, Michigan, Minnesota, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New York, North Dakota, Ohio, Oregon, Pennsylvania, Rhode Island, South Dakota, Utah, Vermont, Washington, Wisconsin and Wyoming) and Canada (the "Centennial Territory"). Although the license agreement specifically provides that the Company may operate as a security alarm company within the Centennial Territory, the license agreement prohibits the Company from operating as "Masada Security" and from using the "Safe Choice" tradename and other intellectual property within the Centennial Territory without the consent of Centennial Security until the license agreement terminates, which is not scheduled to occur until 2004. In the event the Company enters markets located within the Centennial Territory, the limitations imposed on the Company by the license agreement with Centennial Security could have a material adverse effect upon the Company's future business and operating results. See "Certain Transactions -- Transactions with Centennial Security."

REGULATORY MATTERS

     Recently, a trend has emerged on the part of local governmental authorities to consider or adopt various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond. See "Risk Factors -- 'False Alarm' Ordinances."

     The Company's operations are subject to a variety of other laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of its business. Many jurisdictions also require certain of the Company's employees to obtain licenses or permits.

     The alarm industry is also subject to requirements imposed by various insurance, approval, listing and standards organizations. Depending upon the type of subscriber served, the type of security service provided and the requirements of the applicable local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

     The Company's advertising and sales practices are regulated by both the FTC and state consumer protection laws. Such laws and regulations include restrictions on the manner in which the Company promotes the sale of its security alarm systems and the obligation of the Company to provide purchasers of its alarm systems with certain rescission rights.

     The Company's alarm monitoring business utilizes telephone lines and radio frequencies to transmit alarm signals. The cost of telephone lines and the type of equipment which may be used in telephone line transmission are currently regulated by both federal and state governments. The operation and utilization of radio frequencies are regulated by the Federal Communications Commission and state public utilities commissions. See "Risk Factors -- Regulations."

TRADEMARKS

     The Company operates under the federally registered tradename "Masada Security." The Company has also applied for federal registration of the tradename "The Safe Choice -- Masada Security" under which it markets the Safe Choice system.

LEGAL PROCEEDINGS


     The Company experiences routine litigation in the normal course of its business. The Company does not believe that any of such pending or threatened litigation will have a material adverse effect on the financial condition or results of operations of the Company.



CONTINGENCIES



     The Company received notice in October 1996 that the Internal Revenue Service ("IRS") will audit the 1994 income tax return of Alarms by HRD, Inc. ("HRD"), which became a wholly-owned subsidiary of the Company on June 4, 1996. The Company purchased all of the HRD capital stock on that date in order to acquire HRD's subscriber account portfolio. See "-- The Acquisition Program."

The purchase agreement (the "HRD Agreement") between the Company and the former HRD stockholders (the "Prior HRD Stockholders") provides that the Prior HRD Stockholders are obligated to indemnify the Company for any and all tax liabilities of HRD arising prior to the June 1996 closing, without limitation. Approximately $1,000,000 of the HRD purchase price was deposited in escrow (the "Escrow Deposit") to protect the Company against attrition of acquired accounts and any undisclosed liabilities of HRD. Additionally, the Company retained $100,000 of the HRD purchase price (the "Holdback") in accordance with the HRD Agreement for possible undisclosed liabilities that arise prior to the June 1996 closing but are first discovered during the four months following the closing. Although the prior HRD Stockholders have demanded that the Company relinquish the Holdback notwithstanding the IRS audit, the Company intends to retain the Holdback and prevent disbursement of any portion of the Escrow Deposit to the Prior HRD Stockholders until the IRS audit is completed and the resulting income tax liability (if any) is established. Because the IRS has not challenged any particular reporting position in the 1994 HRD return, the Company is presently unable to determine whether the Company will incur any liability as a result of this audit.


EMPLOYEES

     At October 1, 1996, the Company employed 873 individuals, including 819 on a full-time basis and 54 on a part-time basis. Currently, none of the Company's employees are represented by a labor union or covered by a collective bargaining agreement. The Company believes its relations with its employees are good.

PROPERTY

     The Company's executive office, administrative office and central monitoring station are located at 950 22nd Street North, Suite 800, Birmingham, Alabama 35203. The executive offices constitute 14,623 square feet and are currently subject to a lease which will expire in August of 2004. The Company also leases office space for sales and service representatives in Tampa, Deerfield Beach, Miami, Orlando, Homestead, West Palm Beach and Jacksonville, Florida; Atlanta, Georgia; Beltsville and Randalstown, Maryland; Alexandria and Richmond, Virginia; Clear Lake City, Addison, Houston, San Antonio and Austin, Texas; Oklahoma City, Oklahoma; and Harahan, Louisiana. The Company believes that its existing office space will be adequate to meet its needs of the immediate future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The name, age and current position(s) of each director and executive officer of the Company are as set forth below:

                  NAME                    AGE                  POSITION
----------------------------------------  ---   --------------------------------------
Terry W. Johnson........................  54    Chairman of the Board, President and
                                                  Chief Executive Officer
John M. Kark............................  43    Vice President -- Operations and
                                                  Director
David P. Tomick.........................  44    Vice President, Chief Financial
                                                  Officer, Treasurer and Assistant
                                                  Secretary
Charles F. Armstrong....................  35    Vice President -- Acquisitions
                                                  (Security)
Cathy M. Antee..........................  37    Controller (Security) and Secretary
Robert E. Fincher.......................  41    Vice President -- Marketing (Security)
O. Gene Gabbard.........................  56    Director
I. Robert Greene........................  36    Director
Steven C. Halstedt......................  50    Director
Daryl E. Harms..........................  45    Director
William A. Johnston.....................  44    Director
Bertil D. Nordin........................  62    Director
George J. Still, Jr.....................  38    Director


     The Company is actively seeking to add to senior management by hiring a chief operating officer who would assume the title of President.


     Terry W. Johnson has been Chairman of the Board, President and Chief Executive Officer of the Company since its formation in January 1993. Mr. Johnson co-founded Predecessor Masada with Daryl E. Harms in 1988 and served as its principal executive officer until Predecessor Masada sold the Masada Security business in February 1993.

     John M. Kark has been a director of the Company and responsible for the branch office operations of Security since February 1993. He has served as a Vice President of the Company and Security since May 1995 and December 1994, respectively. He has held his present titles of Vice President -- Operations of the Company and of Security since September 1996. Prior to February 1993, Mr. Kark served as the President of Network Security City Branches, Inc., an alarm security company based in Dallas, Texas which was acquired by the Partnership.

     David P. Tomick has been Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company and Security since May 1995 and December 1994, respectively. Mr. Tomick served in other similar capacities with the Company from April 1994 to May 1995. Prior to April 1994, Mr. Tomick was Vice President -- Finance of Falcon Cable TV which was engaged in the business of operating cable television systems.

     Charles F. Armstrong has been Vice President -- Acquisitions of Security since December 1994. Mr. Armstrong served in a similar capacity with the Company from May 1994 to December 1994. From 1991 until 1994, Mr. Armstrong was the principal of Armstrong Capital Corporation, which served as a business development consultant to cable television and telephone companies as well as raising capital for emerging business ventures. Prior to 1991, Mr. Armstrong served as Vice President -- Investment Banking/Business Broker for Johnson Crowley & Associates, Inc., which concentrated on brokering companies in the cable television industry.

     Cathy M. Antee has been Secretary and Controller of Security since January 1995 and Secretary of the Company since May 1995. Ms. Antee was employed by Parisian, Inc. as Treasury Director and

Director of Investor Relations from April to December 1994 and as a Senior Financial Analyst from March 1990 to April 1994. She is a certified public accountant.

     Robert E. Fincher has been Vice President -- Marketing of Security since December 1994. Mr. Fincher has served in a similar capacity since November 1993. From early 1992 to November 1993, Mr. Fincher worked as Vice President/Marketing Director of BioImaging Diagnostic Center, Inc. Prior to 1992, Mr. Fincher worked for Southern Cellular as a Regional Vice President from 1991 to 1992 and as a General Manager from 1990 to 1991.

     O. Gene Gabbard has been a director of the Company since its formation in January 1993. Mr. Gabbard has served as an independent consultant and entrepreneur since January 1993. From August 1990 until January 1993, Mr. Gabbard served as an Executive Vice President and the Chief Financial Officer of MCI Telecommunications Corporation. Mr. Gabbard is also a director of Adtran, Inc., Data Technology Corporation, Intercel, Inc., and MindSpring Enterprises, Inc.

     I. Robert Greene has been a director of the Company since September 1995. Mr. Greene has been a Principal with Chase Capital Partners since August 1994. He was employed by Prudential Equity Investors as an Associate from 1988 until 1992 and as a Director from 1992 until 1994.

     Daryl E. Harms has been a director of the Company since its formation in January 1993. Mr. Harms co-founded Predecessor Masada with Mr. Johnson in 1988 and served as the Secretary of the Company from January 1993 until May 1995 and as the Secretary of Security from February 1994 through December 1994. Mr. Harms co-founded with Mr. Johnson in 1994 Masada Resource Group, L.L.C., which is engaged in the business of developing facilities for the conversion of municipal waste and sewage sludge into ethanol and other by-products. Mr. Harms is the principal executive of Masada Resource Group, L.L.C. and owns, with Mr. Johnson, the corporation that serves as the sole manager of Masada Resource Group, L.L.C.

     Steven C. Halstedt has been a director of the Company since its formation in January 1993. Mr. Halstedt co-founded The Centennial Funds beginning in 1981, a group of four venture capital funds based in Denver, Colorado that specialize in electronic communications investments. Two of these funds, Centennial Fund III, L.P. and Centennial Fund IV, L.P., are stockholders of the Company. See "Principal Stockholders." Mr. Halstedt serves as an individual general partner of the general partner of each of The Centennial Funds. He has served since 1986 as Chairman of the Board of Centennial Holdings, Inc., the management company for The Centennial Funds.

     William A. Johnston has been a director of the Company since February 1994. Mr. Johnston has been employed by Hancock Venture Partners, Inc. in various capacities since 1983 and has served as a Senior Vice President since 1987.

     Bertil D. Nordin has been a director of the Company since February 1994. Mr. Nordin served as Chairman of Digital Communications Associates, Inc. since prior to 1990 until his retirement in December 1994. Mr. Nordin is a director of TechForce Corporation.


     George J. Still, Jr. has been a director of the Company since its formation in January 1993. Mr. Still has been a Principal with Norwest Venture Capital Management since October 1989 and was a general partner of the Centennial Funds from July 1984 until October 1989. He is a director of PeopleSoft, Inc.


     Pursuant to the terms of the Certificate of Incorporation, as amended (the "Charter"), of the Company, the Board of Directors is divided into three classes. One class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997, a second class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1998, and a third class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. Messrs. Halstedt, Kark and Johnston will have terms expiring in 1997, Messrs. Still, Gabbard and Greene will have terms expiring in 1998, and Messrs. Johnson, Harms and Nordin will have terms expiring in 1999. At each annual meeting of the stockholders of the Company, the successor to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. See "Description of Capital Stock -- Certain Provisions of the Company's Charter and Delaware
Law -- Classified Board of Directors." The Board of Directors elects officers annually and such officers serve at the discretion of the Board of Directors. The Company is actively seeking to hire a President/chief operating officer. See "Risk Factors -- Dependence Upon Senior Management."

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Messrs. Johnson, Nordin and Johnston, and an Audit Committee, currently comprised of Messrs. Nordin & Still. The Compensation Committee makes recommendations concerning salaries and bonuses for executive officers of the Company and administers the Company's stock plans. The Audit Committee reviews the results and scope of the audits and other services provided by the Company's independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Johnson, who serves as a member of the Compensation Committee, currently serves, and during the Company's last fiscal year served, as the Chairman of the Board, President and Chief Executive Officer of the Company.

DIRECTOR COMPENSATION

     Two of the Company's directors, Mr. Gabbard and Mr. Nordin, receive $1,000 for each Board of Directors or committee meeting attended. All directors are reimbursed for out-of-pocket expenses incurred to attend Board of Directors or committee meetings.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table summarizes for 1995 the compensation of the Company's Chief Executive Officer during 1995 and the other most highly compensated executive officers of the Company (the "Named Executive Officers") whose total compensation exceeded $100,000 during 1995:

                                                                      ANNUAL COMPENSATION
                                                                      -------------------
                      NAME AND PRINCIPAL POSITION                           SALARY
    ----------------------------------------------------------------  -------------------
    Terry W. Johnson................................................       $ 160,000
      Chief Executive Officer
    John M. Kark....................................................       $ 139,858
      Vice President
    David P. Tomick.................................................       $ 134,808
      Chief Financial Officer

     Year-End Option Values. The following table sets forth information regarding the number and value of options held at December 31, 1995 by each of the Named Executive Officers. No options were exercised during 1995 by such executives.

                                                        NUMBER OF
                                                  SECURITIES UNDERLYING        DOLLAR VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                               ---------------------------     ----------------------------
                    NAME                       EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE(1)
---------------------------------------------  -----------   -------------     -----------   --------------
Terry W. Johnson.............................       --               --             --                --
John M. Kark.................................        0           60,000            $ 0          $166,200
David P. Tomick..............................        0           45,000              0           124,650

---------------

(1) The value of the options is based upon the exercise price and the estimated fair market value of the underlying shares at December 31, 1995 ($2.77 per share).

     Stock Plans. The Company has adopted three stock award plans. The Board of Directors of the Company adopted the Stock Option/Purchase Plan of Masada Security Holdings, Inc. in 1994 ("1994 Stock Plan"), the Masada Security Holdings, Inc. 1996 Stock Option Plan in April 1996 ("1996 Stock Plan"), and the Masada Security Holdings, Inc. 1997 Stock Option Plan in September 1996 (the "1997 Stock Plan"). The purposes of these plans are to provide long-term incentives and awards to directors, officers and key employees of the Company, to assist the Company in attracting and retaining such individuals on a basis competitive with industry practices, to align their interests with those of the Company's stockholders, and to provide additional compensation for them.

  1994 Stock Plan

     Under the 1994 Stock Plan, 300,000 shares of the Company's Common Stock are available for issuance, subject to such adjustments as may be necessary to reflect changes in the capitalization of the Company (i.e., a stock split) or such other significant transactions requiring adjustment of the number of shares reserved for the 1994 Stock Plan. As of September 30, 1996, awards covering 241,500 of the 300,000 shares of Common Stock available for issuance under the 1994 Stock Plan had been granted.

     The 1994 Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). The Compensation Committee has full authority, in its discretion, to administer and interpret the 1994 Stock Plan and to adopt or appeal such rules and regulations consistent with the terms of the 1994 Stock Plan as the Compensation Committee deems necessary or advisable in order to carry out the administration of the 1994 Stock Plan. The Compensation Committee shall have the authority to select, for participation in the 1994 Stock Plan, those officers, directors or other key employees of the Company whom the Compensation Committee deems to be important to the long-term growth and success of the Company. The Compensation Committee shall also have authority to determine the number of shares that will be subject to a stock award and the conditions subject to which stock awards will become payable. The participant, however, has the right to elect the form in which he or she wishes to accept the stock award. The participant may choose to accept a grant of a stock award as either an incentive stock option ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or a non-qualified stock option ("NQSO"), which is a stock option that fails to meet one or more of the requirements of an ISO (hereinafter, an ISO and a NQSO are collectively referred to as "Stock Options"), or a stock purchase award which shall be deemed a purchase and sale of the Common Stock of the Company and shall not be a Stock Option ("Stock Purchase") (hereinafter and heretofore, an ISO, NQSO and a Stock Purchase are collectively referred to as "Stock Awards"). Only one form of Stock Award may be selected upon any single grant.

     Upon the grant of a Stock Award, the Compensation Committee provides the participant written notice ("Participation Notice") which sets forth the name of the participant, the number of shares of Common Stock to be granted to such participant pursuant to the Stock Award, depending upon the form of Stock Award selected by the participant, and the price per share of Common Stock to be granted to such participant, depending upon the form of Stock Award selected by the participant. Upon receipt of such Participation Notice, the participant has thirty (30) days to notify the Company ("Participation Acceptance") of the elected form of the Stock Award. The participant may only select one form of Stock Award in response to any single Participation Acceptance. If the participant fails to properly elect a form of Stock Award, the Compensation Committee may, in its sole discretion, select the form of Stock Award which will be utilized in the grant of the shares of Common Stock to the participant. In the event the participant fails to deliver a Participation Acceptance within the thirty (30) days after delivery of the Participation Notice, the Stock Award identified in the Participation Notice shall be automatically canceled and rescinded without any further or additional actions on the part of the Compensation Committee; provided, however, the Compensation Committee may elect to allow a participant to receive such Stock Award at any future time during the term of the 1994 Stock Plan.

     The Compensation Committee shall not grant an ISO to any person who, at the time of granting, is not an employee of the Company or a subsidiary. Furthermore, the Compensation Committee shall not grant an ISO pursuant to which the aggregate fair market value ("FMV") of the Company's Common Stock on the date of grant with respect to which such ISO is exercisable for the first time during any calendar year is in excess of $100,000 or such other limitations as may be provided by the Code. All Stock Options shall expire ten (10) years after the effective date of the grant of such Stock Option unless earlier terminated, canceled or forfeited. A Stock Option is effectively granted upon the execution of an agreement between the participant and the Company evidencing the grant of such Stock Option ("Stock Option Agreement"). The exercise price of an ISO shall not be less than one hundred percent (100%) of the FMV as of the date of the Participation Notice. The exercise price for a NQSO shall be such price as determined by the sole discretion of the Compensation Committee. The exercise price must be paid in cash upon exercise.

     Each Stock Option pursuant to the 1994 Stock Plan shall become vested based upon the participant's years of employment (or service as a director of the Company) beginning on or after February 1, 1993 with the Company or a subsidiary ("Vesting Period"). Upon two years of employment/director service, each Stock Option becomes 40% vested. On the anniversary date of each year thereafter, an additional 20 percent of any Stock Option becomes vested until it is 100 percent vested upon the completion of the participant's fifth year of employment/director service.

     A participant who is a director of the Company, but not an employee of the Company or any subsidiary (a "Director Participant") may exercise during the Vesting Period that portion of his or her Stock Options which are vested. Except as indicated below, any participant that is not Director Participant (an "Employee Participant") may not exercise any portion of his or her Stock Options, whether or not vested, until the conclusion of the Vesting Period. If an Employee Participant, prior to completion of the Vesting Period, resigns from his or her employment or is terminated for "cause" (as defined in the 1994 Stock
Plan), then the Employee Participant's Stock Option is automatically canceled and forfeited in its entirety. If the Employee Participant's employment is terminated during the Vesting Period for any other reason, including death or disability, the Employee Participant (or his or her representative) within three months, may exercise only the vested portion of the Employee Participant's Stock Options. The non-vested portion is automatically canceled and forfeited.

     The effective date of a Stock Purchase shall be the date that the Company and the participant entered into an agreement evidencing the sale of such shares of Common Stock identified in the Participation Notice ("Stock Purchase Agreement"). The price per share of Common Stock purchased pursuant to a Stock Purchase shall be the price determined by the Compensation Committee in its sole discretion. The Stock Purchase price shall be paid by the participant to the Company in a single payment on the fifth anniversary of the date of execution of the Stock Purchase Agreement. The obligation of payment of the Stock Purchase shall be evidenced by the execution and delivery by the participant of an 8% promissory note ("Promissory Note"). Payment of the Promissory Note shall be secured by a pledge of the Common Stock comprising the Stock Purchase.

     The Stock Purchase shall become incrementally non-forfeitable and not subject to repurchase by the Company over a five year period based upon the participant's years of employment with the Company or a subsidiary (or service as a director of the Company) beginning on or after February 1,

1993. Upon completion of two years of employment (or service as a director of the Company) the Stock Purchase shall become 40 percent non-forfeitable. On the anniversary date of each year thereafter, another 20 percent of the Stock Purchase shall become non-forfeitable until upon completion of the fifth year of employment/director service, the Stock Purchase becomes 100 percent non-forfeitable ("Forfeiture Period"). If any Director Participant ceases to serve as a director of the Company during the Forfeiture Period for any reason whatsoever, then the percentage of the Stock Purchase which remains forfeitable may, at the option of the Compensation Committee, be forfeited to and repurchased by the Company in exchange for the cancellation of the pro rata obligation under the Promissory Note. As regards the non-forfeitable portion, the Director Participant must pay the pro rata portion of the Promissory Note, including interest accrued thereon. The Compensation Committee may in its discretion, elect not to exercise its right to force the forfeiture and repurchase of the forfeitable portion of the Stock Purchase.

     If any Employee Participant, prior to the completion of the Forfeiture Period, either resigns from his or her employment or is terminated for "cause" (as defined in the 1994 Stock Plan), then the Stock Purchase shall, at the option of the Compensation Committee, be forfeited to and be repurchased by the Company in exchange for the cancellation of the pro rata portion of the Promissory Note as discussed above. If the Employee Participant's employment is terminated during the Forfeiture Period for any other reason, including death and disability, then the Compensation Committee, at its option, may cause the Stock Purchase to be forfeited and repurchased by the Company in the following manner. A percentage of the Stock Purchase which remains forfeitable as of such date shall be forfeited to and repurchased by the Company in exchange for the cancellation by the Company of the obligation of payment of the pro rata portion of the Promissory Note associated with such forfeitable amounts. The non-forfeitable portion of the Stock Purchase shall be forfeited to and repurchased by the Company in exchange for (i) the cancellation by the Company of the obligation of payment remaining under the Promissory Note ("Cancellation Amount") and (ii) payment by the Company to the participant of the difference between the Cancellation Amount and the fair market value of the percentage of the Common Stock comprising the Stock Purchase which has become non-forfeitable. If within one (1) year after such payment, the Company sells securities comprising at least 20% of the Common Stock (assuming full dilution and complete conversion of all convertible securities) or participates in certain reorganization events, and the valuation of the Common Stock in such transaction(s) is greater than that paid to the participant for his Stock Purchase, then the Company is obligated to pay to the participant the excess of the fair market value as determined with reference to such transaction and the fair market value previously paid to the participant. The Compensation Committee may, at its discretion, elect not to exercise its right of forfeiture.

     Notwithstanding the foregoing, in the event that any participant shall fail to pay the Promissory Note upon maturity, then the Company may exercise any and all remedies available in law or equity to obtain full payment in accordance with the Promissory Note.

     In the event that the Company is acquired by a third party ("Acquiror"), whether by means of a merger or consolidation in which the Company does not survive, the sale of all or substantially all of the assets of the Company or Security, or the sale of at least 80% of the shares of capital stock of the Company ("Reorganization Event"), then the Compensation Committee may, in its absolute discretion, accelerate the dates upon which the Stock Options are vested and exercisable and upon which the Stock Purchases become non-forfeitable to the date immediately preceding the date of the Reorganization Event. Nonetheless, the Company must (i) in the event that the Acquiror shall assume the 1994 Stock Plan, accelerate 50% of the non-vested Stock Options and/or forfeitable Stock Purchases of any Employee Participant who has been offered and has accepted comparable employment with the Acquiror or an affiliate of the Acquiror, and (ii) accelerate 100% of the non-vested Stock Options and/or forfeitable Stock Purchases of any Employee Participant who has not been offered comparable employment by the Acquiror or any affiliate of the Acquiror.

     Upon issuance of Common Stock or upon the exercise of a Stock Option or on account of a Stock Purchase, the ownership of such Common Stock shall be subject to the restrictions upon transferability imposed by the federal and state securities laws and may not be transferred or resold unless the participant shall furnish to the Company an opinion of counsel acceptable to the Company, at such participant's expense, that such transfer or sale does not violate any federal or applicable state securities laws. Furthermore, in the event that the participant desires to transfer, incumber, pledge, assign, sell or otherwise dispose of all or any portion of any Common Stock required pursuant to any Stock Option or Stock Purchase, he or she may transfer such Common Stock only after first giving the Company an option to purchase all of such shares at the same price, terms and conditions as offered to the participant.

     The Compensation Committee may terminate or amend the 1994 Stock Plan at any time; provided, however, that the termination or modification of the 1994 Stock Plan does not adversely affect the rights of any participant with regard to a Stock Award that has previously been granted pursuant to the 1994 Stock Plan.

  1996 Stock Plan


     Under the 1996 Stock Plan, 150,000 shares of Common Stock are available for issuance, subject to such adjustments which may be necessary to reflect changes in the number or kind of shares of Common Stock or other securities of the Company. The 1996 Stock Plan provides for the granting to directors, officers, or key employees of the Company an ISO or a NQSO. As of September 30, 1996, Stock Options covering 144,000 shares of Common Stock available for issuance under the 1996 Stock Plan had been granted.


     The 1996 Stock Plan is administered by the Compensation Committee, which has the discretion to, among other matters, determine the persons to whom options will be granted; the number of shares purchasable upon exercise of each Stock Option; whether Stock Options will be an ISO or a NQSO; the exercise price of the shares issuable pursuant to the Stock Options (which price may not be less than the greater of 100 percent of the fair market value of the Common Stock or $10.67 per share if an ISO or no less than $10.67 per share if an
NQSO); and the period of time during which each Stock Option may be exercised (not to exceed 10 years for an ISO). The purchase price of the shares issued pursuant to each Stock Option must be paid in cash or, if permitted by the Compensation Committee, by surrender of shares of Common Stock held by the participant or combination of cash and shares, or by the delivery to the Company of such other consideration consisting of money or property actually received by the Company or as may be deemed in the sole opinion of the Compensation Committee to have a value equal to the aggregate exercise price.

     The aggregate fair market value of the shares of Common Stock for which an ISO may first be exercisable by a participant during any one calendar year may not exceed $100,000. No ISO may be granted after the tenth anniversary of adoption of the 1996 Stock Plan, and no ISO may be granted to any employee who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, unless the exercise price is no less than the greater of 110 percent of the fair market value of the Common Stock or $10.67 per share and such ISO, by its terms, would not be exercisable after five years from the date on which the ISO is granted.

     The Compensation Committee has the power to specify, with respect to Stock Options granted to a particular participant, the effect upon such participant's right to exercise a Stock Option in the event that the participant shall cease to be employed by, or otherwise associated or affiliated with the Company, either directly, as an employee or member of the Board of Directors of the Company, or indirectly, as an employee of a subsidiary, under various circumstances. In no event, however, can an ISO be exercised more than three months after termination of employment for any reason other than disability, or more than one year after termination by reason of disability.

     No ISO or NQSO shall be transferrable by a participant other than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. In addition, no Common Stock received or purchased pursuant to the exercise of an ISO cannot be transferred by the participant except pursuant to the participant's will or the laws of descent and distribution until such date which is the later of two years after the grant of such ISO or one year after the issuance to the participant of the shares pursuant to the exercise of such ISO.

     The Board of Directors may terminate or amend the 1996 Stock Plan; provided, however, that the Board of Directors of the Company may not amend the 1996 Stock Plan without approval of the stockholders of the Company for the following: (i) to increase the total number of shares of stock issuable pursuant to an ISO or materially increase the number of shares of Common Stock pursuant to the 1996 Stock Plan; (ii) to change the class of employees eligible to receive an ISO or to materially change the class of persons who may participate in the 1996 Stock Plan; or (iii) otherwise materially increase the benefits accruing to participants. However, in no event may a termination or amendment of the 1996 Stock Plan affect the rights of a participant under an existing Stock Option Agreement without the consent of such a participant or his or her legal representative.

  1997 Stock Plan

     The 1997 Stock Plan provides for the granting to officers or other key employees of the Company an ISO or a NQSO (with or without reload rights). Directors who are not employees of the Company are not eligible to receive options under the 1997 Stock Plan. Under the 1997 Stock Plan, an aggregate of 500,000 shares of Common Stock ("Maximum Aggregate Shares") become available over a five year period beginning in 1997, subject to such adjustments which may be necessary to reflect changes in the number or kind of shares of Common Stock or other securities of the Company. On January 1, 1997, twenty percent of the Maximum Aggregate Shares, or 100,000 shares, will become eligible for issuance. An additional 100,000 shares become eligible for issuance each of the next four years thereafter, until all of the Maximum Aggregate Shares are available for Stock Option grants on January 1, 2001.

     The 1997 Stock Plan is administered by the Compensation Committee, which has the discretion to, among other matters, determine the persons to whom Stock Options will be granted; the number of shares purchasable upon exercise of each Stock Option; whether the Stock Option will be an ISO or a NQSO; whether the Stock Option will have related rights; the exercise price of the shares issuable pursuant to the Stock Option (which price may not be less than 100 percent of the fair market value of the Common Stock if an ISO or not less than 85 percent of fair market value if an NQSO); and the period of time during which each Stock Option may be exercised (not to exceed 10 years for an ISO). The purchase price of the shares issued pursuant to each Stock Option must be paid in cash or, if permitted by the Compensation Committee, by surrender of shares of Common Stock held by the participant or combination of cash and shares, or by the delivery to the Company of such other consideration consisting of money or property actually received by the Company or as may be deemed in the sole opinion of the Compensation Committee to have a value equal to the aggregate exercise price.

     The aggregate fair market value of the shares of Common Stock for which an ISO may first be exercisable by a participant during any one calendar year may not exceed $100,000. No ISO may be granted after the tenth anniversary of adoption of the 1997 Stock Plan, and no ISO may be granted to any employee who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, unless the exercise price is no less than 110 percent of the fair market value of the Common Stock and such ISO, by its terms, would not be exercisable after five years from the date on which the ISO is granted.

     The Compensation Committee may in its discretion grant reload option rights in conjunction with any Stock Option. Reload option rights entitle the participant, upon exercise of any Stock Option through the delivery of previously owned shares, to be automatically granted, on the date of such exercise, a new Stock Option (the "Reload Option") (a) for a number of shares of the Company's Common Stock not exceeding the number of shares of the Company's Common Stock delivered in payment of the option price of the original Stock Option; (b) having an option price not less than the fair market value of the Company's Common Stock on the date of grant of the Reload Option; (c) having an expiration date not later than the expiration date of the original Stock Option; and

(d) otherwise having the same terms and conditions as the Stock Option whose exercise has triggered such payment, except that no Reload Option may be exercised prior to the end of one year from the date of grant of the Reload Option and unless the participant retains beneficial ownership of the shares of the Company's Common Stock issued pursuant to the exercise of the original Stock Option for a period of one year. In granting Reload Option rights, the Compensation Committee may provide for successive grants of Reload Options upon the exercise of Reload Options.

     Because the number of shares covered by a Reload Option is limited to the number of previously owned shares delivered in payment of the option price of the original Stock Option, Reload Option rights will not increase the net number of shares which may be acquired under a Stock Option. Because the option price of the Reload Option may not be less than fair market value on the date that the underlying Stock Option is exercised, Reload Option rights also will not increase the total net value (excess of fair market value over the option price) realizable under the original Stock Option. However, since a participant who exercises a Stock Option before the end of its term will not forfeit the potential for future market price appreciation, Reload Option rights will encourage earlier stock option exercises, thereby promoting the identification with stockholder interest resulting from ownership of the Company's Common Stock by participants.

     The Compensation Committee has the power to specify, with respect to Stock Options granted to a particular participant, the effect upon such participant's right to exercise a Stock Option in the event that the participant shall cease to be employed by the Company under various circumstances. In no event, however, can an ISO be exercised more than three months after termination of employment for any reason other than disability, or more than one year after termination by reason of disability.

     No ISO or NQSO shall be transferrable by a participant other than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. In addition, no Common Stock received or purchased pursuant to the exercise of an ISO cannot be transferred by the participant except pursuant to the participant's will or the laws of descent and distribution until such date which is the later of two years after the grant of such ISO or one year after the issuance to the participant of the shares pursuant to the exercise of such ISO.

     The Board of Directors may terminate or amend the 1997 Stock Plan; provided, however, that the Board of Directors of the Company may not amend the 1997 Stock Plan without approval of the stockholders of the Company for the following: (i) to increase the total number of shares of stock issuable pursuant to an ISO or materially increase the number of shares of Common Stock pursuant to the 1997 Stock Plan; (ii) to change the class of employees eligible to receive an ISO or to materially change the class of persons who may participate in the 1997 Stock Plan; or (iii) otherwise materially increase the benefits accruing to participants. However, in no event may a termination or amendment of the 1997 Stock Plan affect the rights of a participant under an existing Stock Award Agreement without the consent of such a participant or his or her legal representative.

401(K) PLAN

     Effective January 1, 1996, any employee (including the Named Executive Officers) of Security who has completed 1,000 hours of service at the end of his or her first twelve months of employment or any calendar year ending thereafter, may contribute to the Masada Security 401(k) Plan ("401(k) Plan"). Security contributes to each employee's 401(k) account an amount equal to 50% of the first 6% of each employee's compensation that is contributed by such employee to the 401(k) Plan.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of Common Stock (a) immediately prior to this offering and assuming the exercise of options and warrants exercisable within 60 days of the date hereof and the conversion of all shares of Class B and Class C Convertible Preferred Stock into shares of Common Stock, and (b) as adjusted to reflect the sale of the shares of Common Stock pursuant to this offering by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group.


                                                                                 PERCENT OWNED(1)
                                                                         --------------------------------
                  NAME AND ADDRESS                    NUMBER OF SHARES   BEFORE OFFERING   AFTER OFFERING
----------------------------------------------------  ----------------   ---------------   --------------
Centennial Funds(2)                                       1,570,833            28.9%             20.0%
1999 Broadway, Suite 2100
Denver, CO 80201-3977
Norwest Venture Capital(3)                                1,096,929            20.2%             14.0%
245 Lytton Avenue, Suite 250
Palo Alto, CA 94301-1426
South Atlantic Venture Funds(4)                             609,951            11.2%              7.8%
614 West Bay Street, Suite 200
Tampa, FL 33606-2704
Hancock Venture Partners, Inc.(5)                           531,246             9.8%              6.8%
One Financial Center, 44th Floor
Boston, MA 02111
Chase Capital Partners(6)                                   468,750             8.6%              6.0%
380 Madison Avenue, 12th Floor
New York, NY 10017
Terry W. Johnson(7)                                       1,054,617            19.4%             13.4%
Daryl E. Harms(7)                                         1,054,617            19.4%             13.4%
Steven C. Halstedt(2)                                     1,570,833            28.9%             20.0%
George J. Still, Jr.(3)                                   1,096,929            20.2%             14.0%
William A. Johnston(5)                                      531,246             9.8%              6.8%
I. Robert Greene(6)                                         468,750             8.6%              6.0%
O. Gene Gabbard(8)                                           26,007               *                 *
Bertil D. Nordin(9)                                          23,007               *                 *
John M. Kark                                                      0              --                --
David P. Tomick                                                   0              --                --
All directors and executive officers as a group
  (13 individuals) (2, 3, 5, 6, 7, 8, 9)                  4,825,626            88.7%             61.5%


---------------

* Less than 1%.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting power and sole investment power with respect to all the shares beneficially owned, subject to community property laws, where applicable.


(2) Consists of 731,931 and 635,205 shares held of record by Centennial III and Centennial IV, respectively, which are part of an affiliated group of investment partnerships, and 203,697 shares held of record by Criterion. Centennial Holdings III, L.P. ("Holdings III") is the sole general partner of Centennial III, Centennial Holdings IV, L.P. ("Holdings IV") is the sole general partner of Centennial IV, and CVP III General Partner is the sole general partner of Criterion. Mr. Halstedt, a director of the Company, is one of three general partners of Holdings III, is one of seven general partners of Holdings IV, and is the Chairman of the Board and owner of 30.5% of the capital stock of Centennial Holdings, Inc., the parent company of Criterion Investments, Inc., one of four general partners of CVP III General Partner. Mr. Halstedt disclaims beneficial ownership of all shares held of record by Centennial III, Centennial IV, and Criterion. Centennial III and Holdings III disclaim beneficial ownership of the shares held of record by Centennial IV and Criterion, Centennial IV and

  Holdings IV disclaim beneficial ownership of the shares held of record by Centennial III and Criterion, and Criterion and CVP III General Partner disclaim beneficial ownership of the shares held of record by Centennial III and Centennial IV.



(3) Consists of 814,362 and 282,567 shares held of record by Norwest IV and Norwest V, respectively, which are part of an affiliated group of investment partnerships. Itasca Partners is the sole general partner of Norwest IV and Itasca Partners V, LLC is the sole general partner of Norwest V. Mr. Still, a director of the Company, is a non-managing general partner of Itasca Partners and is one of three managing general partners of Itasca Partners V, LLC. Mr. Still disclaims beneficial ownership of such shares except to the extent of his indirect pecuniary interest in such shares. Each of Norwest IV and Norwest V disclaims beneficial ownership of the shares held of record by the other.



(4) Consists of 531,426 and 78,525 shares held of record by South Atlantic II and South Atlantic III, respectively, which are part of an affiliated group of investment partnerships. Each of South Atlantic II and South Atlantic III disclaims beneficial ownership of the shares held of record by the other.



(5) Consists of 531,246 shares held of record by Hancock. Hancock Venture Partners, Inc., is one of three managing general partners of Back Bay Partners XII, L.P., the sole general partner of Hancock. Mr. Johnston, a director of the Company and a Senior Vice President of Hancock Venture Partners, Inc., disclaims beneficial ownership of such shares.



(6) Consists of 468,750 shares held of record by Chase. Chase Capital Partners is the sole general partner of Chase. Mr. Greene, a director of the Company and a Principal of Chase Capital Partners, disclaims beneficial ownership of such shares except to the extent of his indirect pecuniary interest in such shares.



(7) Includes 1,000,380 shares owned by MSAM, Inc., a corporation owned and controlled by Messrs. Johnson and Harms.



(8) Includes 17,007 shares owned by the O. Gene Gabbard Revocable Trust of which Mr. Gabbard is a trustee, and 9,000 shares issuable pursuant to certain NQSOs granted pursuant to the 1994 Stock Option Plan and which are currently exercisable or will be exercisable within 60 days of October 31, 1996.



(9) Includes 6,000 shares issuable pursuant to certain NQSOs granted pursuant to the 1994 Stock Option Plan and which are currently exercisable or will be exercisable within 60 days of October 31, 1996.

                              CERTAIN TRANSACTIONS

     All information set forth below, other than the information under "-- Recapitalization," does not assume implementation of the Recapitalization.

FEBRUARY 1993 CAPITALIZATION AND ACQUISITION OF PREDECESSOR MASADA

     Prior to January 1993, Predecessor Masada was an operating security alarm company that did business under the name "Masada Security." The owners of Predecessor Masada, Mr. Johnson and Mr. Harms, each a director of the Company, along with an investor group led by Centennial III and Criterion, formed the Company to serve as the sole general partner of the Partnership and formed the Partnership to acquire the security alarm business of Predecessor Masada and the security alarm business of Network Security, Inc., which acquisitions were consummated on February 1, 1993. Predecessor Masada received $6,950,000 from the Partnership for the sale of the Predecessor Masada security alarm business, of which $6,320,000 was applied by Predecessor Masada to satisfy its bank financing. To obtain a portion of the funds needed for these acquisitions, the Company and the Partnership engaged in the following securities transactions, also on February 1, 1993: (i) the Company sold 75,200 shares of Class A preferred stock for $100 cash per share as follows: 500 shares to Mr. Gabbard, a director of the Company, and 27,800, 25,000, 13,900 and 8,000 shares to Centennial III, Norwest IV, South Atlantic II, and Criterion, respectively; (ii) the Company sold 60,000 shares of Class B common stock for $1 per share as follows: 22,182 shares to Centennial III; 19,944 shares to Norwest IV; 11,094 shares to South Atlantic II; 6,384 shares to Criterion; and 396 shares to Gabbard; (iii) the Company sold 20 shares of Class A common stock to each of Messrs. Johnson and Harms for $1 per share; (iv) the Partnership issued subordinated debentures in the aggregate principal amount of $1,500,000 (the "Partnership Debentures") in exchange for cash in like amount as follows:
$350,479 from Centennial III; $315,179 from Norwest IV; $175,240 from South Atlantic II; $100,857 from Criterion; $279,123 from Mr. Johnson; and $279,122 from Mr. Harms. Additionally, MSAM, Inc., a corporation owned by Messrs. Johnson and Harms ("MSAM"), made a capital contribution of $40,000 to the Partnership in February 1993 in exchange for a limited partnership interest in the partnership. As a result of these transactions, designees of Centennial III (Mr. Halstedt) and Norwest IV (Mr. Still) became directors of the Company.

FEBRUARY 1994 RECAPITALIZATION AND MERGER

     On February 11, 1994, the Partnership was merged into the Company's newly formed subsidiary, Security. Contemporaneously with this merger (the "Merger"), the Company issued an additional 506,501 shares of Class B common stock to the five holders thereof (Centennial III, Norwest IV, South Atlantic II, Criterion and Mr. Gabbard) pursuant to a 9.44167 to 1 stock split of the Class B common stock. As a result of the Merger, the following occurred: (i) the Partnership ceased to exist; (ii) the Company sold 358,332 shares of Class B convertible preferred stock for cash and/or the redemption of the Partnership Debentures equal to $24 per share as follows: 11,630, 11,630, 1,399 and 1,399 shares to Mr. Johnson, Mr. Harms, Mr. Nordin and an affiliate of Mr. Gabbard, respectively, each a director of the Company; 25,020, 87,745, 83,149, 46,221, 6,285 and 83,333
shares to Centennial III, Centennial IV, Norwest IV, South Atlantic II, Criterion, and Hancock, respectively; and 521 shares to Carol deB. Whitaker ("Ms. Whitaker"); and (iii) MSAM received 333,460 shares of the Company's Class A common stock in exchange for MSAM's limited partnership interest in the Partnership. The Company also sold to Mr. Nordin, contemporaneously with the Merger, 500 shares of Class A preferred stock for $50,000 cash and 3,739 shares of Class B common stock for $396. As a result of these transactions, a designee of Hancock (Mr. Johnston) became a director of the Company.

MAY 1995 EQUITY FINANCING

     In May 1995, the Company sold 486,111 shares of Class C convertible preferred stock for $36 cash per share as follows: 5,715, 5,715, 472 and 472 shares to Mr. Johnson, Mr. Harms, Mr. Nordin and an affiliate of Mr. Gabbard, each a director of the Company; 8,464, 110,214, 1,190, 83,724, 23,267, 23,267,

83,333 and 138,889 shares to Centennial III, Centennial IV, Criterion, Norwest V, South Atlantic II, South Atlantic III, Hancock, and Chase, respectively; and 1,389 shares to Ms. Whitaker. As a result of these transactions, a designee of Chase (Mr. Greene) became a director of the Company.

TRANSACTIONS WITH CENTENNIAL SECURITY


     In June 1994, Security entered into three agreements with Centennial Security, a security alarm company organized in part by one of the Company's stockholders, Centennial IV: a licensing agreement (the "Licensing Agreement"), a monitoring agreement (the "Monitoring Agreement") and a purchase agreement (the "Purchase Agreement"). Security granted to Centennial Security in the Licensing Agreement an exclusive license to use the Masada Security trademark and tradename and certain intellectual property in the northern half of the United States (the states of California (north of Sacramento), Colorado, Connecticut, Delaware, Idaho, Illinois, Indiana, Iowa, Kansas, Maine, portions of Maryland, Massachusetts, Michigan, Minnesota, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New York, North Dakota, Ohio, Oregon, Pennsylvania, Rhode Island, South Dakota, Utah, Vermont, Washington, Wisconsin and Wyoming) and Canada. The Licensing Agreement has a ten year initial term. Unless one party gives notice of termination to the other party, the License Agreement will automatically be extended for successive three year renewal terms. In exchange for the grant of this license, Centennial Security issued to Security 4,750 shares of the Class B common stock of Centennial Security pursuant to the Purchase Agreement.


     Pursuant to the Monitoring Agreement, Security agreed to provide monitoring and certain administrative services to Centennial Security in exchange for fees for a period of at least 18 months to begin when Centennial Security commenced operations. In accordance with the Monitoring Agreement, Security monitored certain security alarm accounts of Centennial Security beginning in August 1995 and provided administrative services to Centennial Security during 1995. In April 1996, Security and Centennial Security agreed to terminate the Monitoring Agreement effective upon the assumption of the monitoring function by an independent monitoring company, which occurred during June 1996. In connection with such termination, Centennial Security agreed to pay a $112,000 termination payment to Security in the form of an unsecured promissory note payable in twelve monthly installments beginning in September 1996. Centennial Security paid fees of $40,127 and $16,152 to Security pursuant to the Monitoring Agreement during 1995 and 1996 (through June), respectively.

     The Purchase Agreement, as amended in June 1995, provides that if Centennial Security determines to seek a sale of Centennial Security, it must give written notice to Security of such determination prior to negotiating with any other person for a possible sale, and it must negotiate exclusively with Security thereafter for a stated period that could last up to six months. If Centennial Security and Security negotiate for a stated period without reaching an agreement for the acquisition of Centennial Security, Centennial Security can sell to a third party, but only at a price higher than the average of Security's last offer to Centennial Security and Centennial Security's last counteroffer to Security. These restrictions on Centennial Security's ability to sell its business expire upon the closing of any public offering by Centennial Security of its capital stock.


     During July 1995, Centennial Security sold 438,049 shares of its Series B convertible preferred stock to Centennial IV, Chase, Hancock, Centennial Holdings, Inc. ("Centennial Holdings"), and Security in a private offering. Security purchased 27,867 of these shares, which are convertible into shares of Centennial Security's common stock, in exchange for a cash payment of $766,343. In connection with this transaction, Security's 4,750 shares of Class B common stock of Centennial Security were converted into 67,199 shares of Centennial common stock. Additionally, Security and the other purchasers obtained certain registration rights with respect to the common stock of Centennial Security.


     Masada (through Security) presently owns 12.3% of the capital stock of Centennial Security. Centennial IV and Centennial Holdings, which provides administrative services to Centennial III and

Centennial IV and is the parent company of one of four general partners of the general partner of Criterion, presently own 29.7% and 2.3% of the capital stock of Centennial Security, respectively. Upon completion of this offering, Centennial IV, Centennial III and Criterion will collectively own approximately 20.0% of the Common Stock of the Company. Hancock and Chase, which own 14.1% and 21.1%, respectively, of the capital stock of Centennial Security, will own approximately 6.8% and 6.0%, respectively, of the Company's Common Stock upon completion of this offering. Mr. Johnson and Mr. Johnston have served as directors of Centennial Security since June 1994 and July 1995, respectively. As compensation for his service as a director, Centennial Security has granted to Mr. Johnson options to purchase 2,500 shares of Centennial Security common stock.


TRANSACTIONS WITH MASADA RESOURCE GROUP, L.L.C.

     The Company and Masada Resource Group, L.L.C. ("Resource") both lease office space for their respective principal executive offices on the same floor of the same building located at 950 22nd Street North, Birmingham, Alabama 35203. See "Business -- Property." Pursuant to an oral agreement reached during 1996 between the Company and Resource, the Company subleases to Resource approximately 1,700 square feet of improved office space in this building for annual rent of approximately $25,000, and Resource subleases to the Company approximately 1,200 square feet of unimproved office space in this building for annual rent of approximately $12,000. The Company and Resource otherwise operate independently of each other. Messrs. Johnson and Harms collectively own approximately 85% of the equity interests of Resource.

RECAPITALIZATION

     During September 1996, the Board of Directors and stockholders of the Company unanimously approved the Recapitalization, which will be implemented concurrently with the closing of this offering. The Recapitalization provides for (i) the automatic redemption of all 75,700 outstanding shares of the Company's Class A preferred stock, (ii) the automatic conversion of all 358,332 outstanding shares of the Company's Class B convertible preferred stock into 358,332 shares of the Company's Class B common stock, (iii) the automatic conversion of all 486,111 outstanding shares of the Company's Class C convertible preferred stock into 546,870 shares of the Company's Class C common stock, (iv) upon the filing of an amendment to the Company's Charter, the automatic exchange of each share of the Company's Class A common stock, Class B common stock and Class C common stock outstanding following the conversion of Class B and C convertible preferred stock (collectively, 1,808,942 shares) for three shares of a new, single class of Common Stock, and (v) the cancellation of all shares of Class A, Class B and Class C common stock, Class A preferred stock, and Class B and C convertible preferred stock. The closing of this offering will not occur without implementation of the Recapitalization.

     Prior to adoption of the Recapitalization, each share of Class C convertible preferred stock was convertible into one share of Class C common stock pursuant to the Company's Charter. Several of the Company's venture capital stockholders would not agree to convert voluntarily their shares of Class C convertible preferred stock on this basis. Following a series of negotiations, all stockholders agreed that the Recapitalization should provide that each share of Class C convertible preferred stock would convert into 1.125 shares of Class C common stock.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the consummation of this offering, the authorized capital stock of the Company will consist of 15,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock; and in accordance with the Recapitalization, all outstanding shares of the Company's Class A preferred stock will have been redeemed and canceled, and all outstanding shares of the Company's Class B convertible preferred stock and Class C convertible preferred stock (collectively, the "Convertible Preferred Stock") will have been converted, indirectly, into Common Stock and canceled. See "Use of Proceeds" and "Certain
Transactions -- Recapitalization."

COMMON STOCK


     Immediately prior to the completion of this offering, there will be 5,426,826 shares of Common Stock outstanding held of record by fifteen stockholders (assuming implementation of the Recapitalization). Upon consummation of this offering, 7,826,826 shares of Common Stock will be issued and outstanding (assuming the Underwriter's over-allotment is not exercised).


     The holders of Common Stock are entitled to cast one vote for each share held of record on all matters presented to stockholders. The holders of Common Stock do not possess cumulative voting rights, and directors are elected by plurality. The holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors and funds will be available therefore, subject to the right of the holders of any preferred stock which may be issued. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are to be distributed equally among the holders of Common Stock at that time outstanding, subject to prior distribution rights for creditors and the preferential rights of any shares of preferred stock then outstanding. The holders of Common Stock have no preemptive rights or conversion rights.

PREFERRED STOCK

     Following the completion of this offering, no shares of Preferred Stock will be outstanding. The Company will use approximately $8.4 million of the net proceeds of this offering to pay all accrued Class A preferred stock dividends and to redeem and cancel all shares of the Class A preferred stock in accordance with the Recapitalization. All shares of Convertible Preferred Stock will have been converted, indirectly, into shares of Common Stock and thereafter canceled, all in accordance with the Recapitalization. See "Use of Proceeds" and "Certain Transactions -- Recapitalization."

     The Company is authorized to issue Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that would adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND DELAWARE LAW

     Classified Board of Directors. The Company's Charter provides for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire either at the 1997, 1998 or 1999 annual meeting of the stockholders. Starting with the 1997 annual meeting of the stockholders, one class of directors will be elected each year for a three-year term. See "Management -- Directors and Executive Officers."

     The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of stockholders.

     Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

REGISTRATION RIGHTS


     The holders of all shares of capital stock of the Company currently outstanding (collectively, the "Existing Stockholders") and the Company are parties to the Third Amended and Restated Securities Purchase Agreement, which will be in effect following the consummation of this offering (the "Purchase Agreement"). Pursuant to the Purchase Agreement, subject to the provisions of the lock-up agreements executed by each of the Existing Stockholders (see "Underwriting"), the Existing Stockholders have the following rights: (a) those Existing Stockholders who own at least 50% of the 2,785,716 shares of Common Stock to be issued pursuant to the Recapitalization in exchange for 928,572 shares of Class B common stock (the "Common B Shares") can request that the Company effect the registration under the Securities Act on one occasion of Common B Shares held by them, subject to certain restrictions; (b) in the event the Company becomes eligible to use a registration statement on Form S-3, Existing Stockholders can make additional requests that the Company effect the registration under the Securities Act of Common B Shares held by them, subject to certain restrictions; (c) those Existing Stockholders who own at least 30% of the 1,640,610 shares of Common Stock to be issued pursuant to the Recapitalization in exchange for 546,870 shares of Class C common stock (the "Common C Shares") can request that the Company effect the registration under the Securities Act on two occasions of Common C Shares held by them, subject to certain restrictions; (d) in the event the Company becomes eligible to use a registration statement on Form S-3, Existing Stockholders can make additional requests that the Company effect the registration under the Securities Act of Common C Shares held by them, subject to certain restrictions; and (e) in the event the Company proposes to register shares of Common Stock under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or in connection with an exchange offering of securities solely to existing holders of the Company's securities, the Company is required to notify all Existing Stockholders and, subject to certain limitations, any Existing Stockholder may request the registration of any Common B Shares, Common C Shares or the other 1,000,500 shares of Common Stock issued to them pursuant to the Recapitalization. These registration rights of the Existing Stockholders expire no later than December 31, 1998.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is SunTrust Bank, Atlanta.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the completion of this offering, the Company will have 7,826,826 shares of Common Stock outstanding (8,186,826 if the Underwriters' over-allotment option is exercised in full), assuming that no options are exercised. The 2,400,000 shares sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act, other than shares purchased by affiliates of the Company, as that term is defined under applicable law ("Affiliates").


     All of the persons who were stockholders of the Company prior to this offering have agreed that they will not, for a period commencing on the date of the lock-up agreement through a period of 180 days after the effective date of the registration statement without the prior written consent of Robertson, Stephens & Company, subject to certain limited exceptions, offer to sell, contract to sell, or otherwise dispose of, pledge or grant any rights with respect to any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock presently owned or thereafter acquired (the "Lock-up Agreements").

     After the expiration of the Lock-up Agreements, 704,463 shares of Common Stock will be freely tradeable without restriction or registration under the Securities Act. All of the remaining 4,722,363 shares of Common Stock outstanding prior to this offering were issued and sold by the Company in private transactions in reliance upon the exemption set forth in Section 4(2) of the Securities Act and are restricted securities under Rule 144 under the Securities Act, or were issued by the Company upon conversion of other shares of capital stock that were issued and sold in such transactions (the "Restricted Shares"). Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including pursuant to Rule 144.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including Affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding (approximately 78,268 immediately after this offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the making of a filing with the SEC with respect to such sale. Such sales are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. A person who is not an Affiliate at any time during the three months preceding a sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such Restricted Shares under Rule 144 without regard to the availability of public information, volume limitations, manner of sale provisions or notice requirements (the "Sale Conditions"). However, after the three-year holding period Restricted Shares held by Affiliates must continue to be sold in the manner prescribed by Rule 144 and are subject to the Sale Conditions.


     As of the date of this Prospectus 450,000 shares of Common Stock were reserved for issuance pursuant to the 1994 Stock Plan and the 1996 Stock Plan.

     Prior to this offering there has been no public market for the Common Stock. The Company cannot predict the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, Robertson, Stephens & Company and Lehman Brothers Inc. (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.


                                    UNDERWRITER                                      NUMBER OF SHARES
-----------------------------------------------------------------------------------  ----------------
Robertson, Stephens & Company LLC..................................................
Lehman Brothers Inc................................................................

                                                                                         ---------
         Total.....................................................................      2,400,000
                                                                                         =========


     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not more than $          per share, of which
$          may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.


     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 360,000 additional shares of Common Stock at the same price per share as the Company receives for the 2,400,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,400,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,400,000 shares are being sold.


     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.


     Pursuant to the terms of the Lock-up Agreements, the holders of 5,426,826 shares of the Company's Common Stock will not, from the date of the Lock-up Agreements through 180 days after the effective date of the registration statement, subject to certain limited exceptions, offer to sell, contract to sell or otherwise dispose of, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase Common Stock or any securities convertible into or exchangeable for Common Stock owned directly by such holders or with respect to which they have the power of disposition without the prior written consent of Robertson, Stephens & Company. The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase Common Stock or any securities convertible into or exchangeable for Common Stock (other than in accordance with the 1994 Stock Option Plan, the 1996 Stock Option Plan or the 1997 Stock Option Plan) through 180 days after the effective date of the registration statement without the prior written consent of Robertson, Stephens & Company. Robertson, Stephens & Company may in its sole discretion and at any time without notice release all or a portion of the securities subject to the Lock-up Agreements.

     The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock has been determined through negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other publicly traded companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the current state of the industry and the economy as a whole and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the Common Stock will be passed upon for the Company by Burr & Forman, Birmingham, Alabama, counsel for the Company. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements of Masada Security Holdings, Inc. at December 31, 1993, 1994 and 1995 and June 30, 1996, and for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the six months ended June 30, 1996, appearing in this Prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     In November 1995, the Company's Board of Directors, upon the recommendation of its Audit Committee, retained Ernst & Young LLP as its independent public auditors to audit the Company's financial statements for 1995 in place of the Company's former auditors, Coopers & Lybrand LLP. Ernst & Young LLP was subsequently engaged in June 1996 to audit the Company's financial statements for 1994, the eleven months ended December 31, 1993, and the six months ended June 30, 1996. The reports of Coopers & Lybrand LLP, which are not a part of this Prospectus, on the Company's financial statements for 1994 and the eleven months ended December 31, 1993, before restatement, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During 1994 and the eleven months ended December 31, 1993, there were no disagreements between the Company and Coopers & Lybrand LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Coopers & Lybrand LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report.


     The Company has filed a registration statement on Form S-1 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission under the Securities Act with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

     The Registration Statement (including the exhibits and schedules thereto) and the periodic reports and other information to be filed by the Company with the Commission may be inspected, without charge, at public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C., 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048; Los Angeles Regional Office, 5670 Wilshire Blvd., 11th Floor, Los Angeles, CA 90036-3648; and Chicago Regional Office, Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, IL 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W, Washington, D.C. 20549, and its public reference facilities in New York, New York; Los Angeles, California; and Chicago, Illinois, at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                  PAGE
                                                                                                  ----
MASADA SECURITY HOLDINGS, INC. AND SUBSIDIARIES:
Report of Independent Accounts..................................................................  F-2
Consolidated Balance Sheets as of December 31, 1993, 1994 and 1995, as of June 30, 1996, and as
  of September 30, 1996 (unaudited).............................................................  F-3
Consolidated Statements of Operations for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, the six months ended June 30, 1996, and the nine months ended September 30, 1995 and 1996 (unaudited).................................................  F-4
Consolidated Statements of Changes in Stockholders' Equity for the eleven months ended December
  31, 1993, the years ended December 31, 1994 and 1995, and the six months ended June 30,
  1996..........................................................................................  F-5
Consolidated Statements of Cash Flows for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, the six months ended June 30, 1996, and the nine months ended September 30, 1995 and 1996 (unaudited).................................................  F-6
Notes to Consolidated Financial Statements......................................................  F-7
PRO FORMA FINANCIAL INFORMATION:
Explanatory Note................................................................................  F-19
Pro Forma Combined Condensed Statements of Operations (unaudited) for the year ended December
  31, 1995 and the nine months ended September 30, 1996.........................................  F-20
Notes to Pro Forma Combined Condensed Statements of Operations (unaudited) for the year ended
  December 31, 1995 and the nine months ended September 30, 1996................................  F-22

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Masada Security Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Masada Security Holdings, Inc. as of December 31, 1993, 1994, 1995 and June 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Masada Security Holdings, Inc. at December 31, 1993, 1994, 1995 and June 30, 1996, and the consolidated results of operations and cash flows for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          /s/  Ernst & Young LLP

August 2, 1996, except for
Note 15 as to which the
date is September 27, 1996

                         MASADA SECURITY HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                                                          SEPTEMBER
                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,         30,
                                                  1993           1994           1995          1996           1996
                                              ------------   ------------   ------------   -----------   ------------
                                                                                                         (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents.................  $   221,501    $   341,197    $   205,364    $   516,479   $   511,102
  Accounts receivable, less allowance for
    doubtful accounts of $0, $85,000,
    $250,000, $398,836 and $398,836.........      476,148        668,479        773,061      1,362,881     1,693,025
  Other receivables.........................           --          7,765         16,650         90,283        72,227
  Prepaid expenses..........................       89,138        137,630        229,054         51,807         6,685
  Inventory.................................      425,052        511,971        672,800        799,897       886,753
                                              -----------    -----------    -----------    -----------   -----------
        Total current assets................    1,211,839      1,667,042      1,896,929      2,821,347     3,169,792
Property and equipment, net.................    4,484,485      4,283,711      3,535,574      3,187,272     3,071,101
Acquired subscriber agreements, net of
  accumulated amortization of $547,479,
  $1,245,123, $2,477,496, $4,164,481 and
  $5,346,915................................    4,252,521      6,453,492     10,868,286     32,702,110    31,756,974
Other deferred charges and intangible
  assets, net...............................    6,109,289      6,838,289      6,850,964      7,244,165     6,744,244
Deferred installation costs, net of
  accumulated amortization of $153,804,
  $805,592, $2,310,005, $3,486,800 and
  $4,237,789................................    1,547,636      4,288,783      7,604,256      9,905,408    11,690,856
Other assets................................      136,227         40,000        806,373        806,373       806,373
                                              -----------    -----------    -----------    -----------   -----------
        Total assets........................  $17,741,997    $23,571,317    $31,562,382    $56,666,675   $57,239,340
                                              ===========    ===========    ===========    ===========   ===========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................  $   130,089    $   489,914    $   492,244    $   240,436   $   339,941
  Accounts payable..........................       33,981        881,300        538,817        583,118       774,253
  Current portion of notes payable..........       10,310      1,192,073         84,800         62,668        32,395
  Accrued liabilities.......................      729,935        713,002        560,458      1,291,402     1,552,907
  Subscriber deposits.......................      138,589        165,321        232,752      1,240,008       904,598
                                              -----------    -----------    -----------    -----------   -----------
        Total current liabilities...........    1,042,904      3,441,610      1,909,071      3,417,632     3,604,094
Notes payable, less current portion.........   11,100,000     10,233,877     10,183,227     40,105,974    44,359,407
                                              -----------    -----------    -----------    -----------   -----------
        Total liabilities...................   12,142,904     13,675,487     12,092,298     43,523,606    47,963,501
Redeemable preferred stock:
  Class A cumulative redeemable preferred
    stock, $.01 par value, redemption value
    of $100 per share; 75,700 shares
    authorized, issued and outstanding......           --      7,570,000      7,570,000      7,570,000     7,570,000
Stockholders' equity:
  Class B convertible preferred stock, $.01
    par value (involuntary liquidation
    preference of $24 per share, see Note
    8); 358,332 shares authorized, issued
    and
    outstanding.............................           --          3,583          3,583          3,583         3,583
  Class C convertible preferred stock, $.01
    par value (involuntary liquidation
    preference of $36 per share, see Note
    8); 486,111 shares authorized, issued
    and
    outstanding.............................           --             --          4,861          4,861         4,861
  Class A common stock, $.01 par value;
    333,500 shares authorized, issued and
    outstanding.............................           --          3,335          3,335          3,335         3,335
  Class B common stock, $.01 par value;
    1,078,572 shares authorized, 570,240
    shares issued and outstanding...........           --          5,702          5,702          5,702         5,702
  Deferred compensation expense.............           --       (189,540)      (133,170)      (183,877)     (162,282)
  Paid-in capital...........................           --      8,170,599     25,510,064     25,510,064    25,510,064
  Accumulated deficit.......................           --     (5,667,849)   (13,494,291)   (19,770,599)  (23,659,424)
  Partners' capital.........................    5,599,093             --             --             --            --
                                              -----------    -----------    -----------    -----------   -----------
        Total stockholders' equity..........    5,599,093      2,325,830     11,900,084      5,573,069     1,705,839
                                              -----------    -----------    -----------    -----------   -----------
        Total liabilities and stockholders'
          equity............................  $17,741,997    $23,571,317    $31,562,382    $56,666,675   $57,239,340
                                              ===========    ===========    ===========    ===========   ===========


                            See accompanying notes.

                         MASADA SECURITY HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                 ELEVEN                                                    NINE MONTHS ENDED
                              MONTHS ENDED   YEARS ENDED DECEMBER 31,    SIX MONTHS          SEPTEMBER 30,
                              DECEMBER 31,   -------------------------   ENDED JUNE    --------------------------
                                  1993          1994          1995        30, 1996        1995           1996
                              ------------   -----------   -----------   -----------   -----------   ------------
                                                                                              (UNAUDITED)
Monitoring revenue........... $ 6,958,463    $ 8,756,096   $12,472,090   $ 9,367,488   $ 8,748,411   $ 15,373,979
Installation revenue.........   2,476,716      3,082,844     3,428,873     2,493,036     2,583,188      3,936,346
Service revenue..............     520,056        678,275       910,841       676,509       695,054      1,152,628
                              -----------    -----------   -----------   -----------   -----------   ------------
         Total revenues......   9,955,235     12,517,215    16,811,804    12,537,033    12,026,653     20,462,953
Monitoring expense...........   1,137,077      1,374,181     1,945,270     1,420,776     1,378,062      2,297,509
Installation costs and
  expenses...................   1,219,502      1,267,563     1,338,518     1,151,080       979,529      1,753,818
Service expenses.............   1,429,017      1,734,055     2,235,275     1,628,354     1,574,348      2,734,708
                              -----------    -----------   -----------   -----------   -----------   ------------
         Total cost of
           revenues..........   3,785,596      4,375,799     5,519,063     4,200,210     3,931,939      6,786,035
                              -----------    -----------   -----------   -----------   -----------   ------------
Gross profit.................   6,169,639      8,141,416    11,292,741     8,336,823     8,094,714     13,676,918
Operating expenses:
  Selling and marketing......   1,879,200      2,922,851     5,410,579     3,780,178     3,960,196      6,271,040
  General and
    administrative...........   3,091,056      5,162,930     7,605,510     4,661,956     5,469,890      7,391,792
  Depreciation...............     895,524      1,069,489     1,196,770       623,535       890,897        954,138
  Amortization...............   1,510,605      2,381,168     4,061,993     4,150,569     2,682,191      6,806,977
                              -----------    -----------   -----------   -----------   -----------   ------------
         Total operating
           expenses..........   7,376,385     11,536,438    18,274,852    13,216,238    13,003,174     21,423,947
                              -----------    -----------   -----------   -----------   -----------   ------------
Loss from operations.........  (1,206,746 )   (3,395,022)   (6,982,111)   (4,879,415)   (4,908,460)    (7,747,029)
Other (expenses) income:
  Interest...................    (754,161 )     (593,770)     (844,331)   (1,140,189)     (631,610)    (2,226,421)
  Gain on disposal of
    subscriber agreements....          --             --            --       160,167            --        225,188
                              -----------    -----------   -----------   -----------   -----------   ------------
Net loss before income taxes
  and extraordinary item.....  (1,960,907 )   (3,988,792)   (7,826,442)   (5,859,437)   (5,540,070)    (9,748,262)
Income taxes.................          --             --            --            --            --             --
                              -----------    -----------   -----------   -----------   -----------   ------------
Loss before extraordinary
  item.......................  (1,960,907 )   (3,988,792)   (7,826,442)   (5,859,437)   (5,540,070)    (9,748,262)
Extraordinary loss from early
  retirement of debt (net of
  income taxes of $0)........          --             --            --      (566,911)           --       (566,911)
                              -----------    -----------   -----------   -----------   -----------   ------------
Net loss..................... $(1,960,907 )  $(3,988,792)  $(7,826,442)  $(6,426,348)  $(5,540,070)  $(10,315,173)
                              ===========    ===========   ===========   ===========   ===========   ============
Supplemental pro forma loss
  per share (see Notes 1 and
  10):
Historical net loss.......... $(1,960,907 )  $(3,988,792)  $(7,826,442)  $(6,426,348)  $(5,540,070)  $(10,315,173)
  Increase in interest
    expense (Note 1).........     116,875         10,625            --            --            --             --
  Preferred dividends (Note
    10)......................          --             --      (416,350)     (227,100)     (302,800)      (340,650)
                              -----------    -----------   -----------   -----------   -----------   ------------
Pro forma adjusted net
  loss....................... $(1,844,032 )  $(3,978,167)  $(8,242,792)  $(6,653,448)  $(5,842,870)  $(10,655,823)
                              ===========    ===========   ===========   ===========   ===========   ============
Pro forma loss per share..... $     (1.46 )  $     (3.14)  $     (5.13)  $     (3.67)  $     (3.79)  $      (5.86)
                              ===========    ===========   ===========   ===========   ===========   ============
Shares used in computing loss
  per share..................   1,262,072      1,267,741     1,608,000     1,815,042     1,540,484      1,819,537
                              ===========    ===========   ===========   ===========   ===========   ============


                            See accompanying notes.

                         MASADA SECURITY HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993, THE YEARS ENDED
       DECEMBER 31, 1994 AND 1995, AND THE SIX MONTHS ENDED JUNE 30, 1996

                                                                                   DEFERRED
                                CLASS B     CLASS C   CLASS A  CLASS B  CLASS C  COMPENSATION
                               PREFERRED   PREFERRED  COMMON   COMMON   COMMON     EXPENSE
                               ---------   ---------  ------   ------   ------   ------------
Balance, February 1,
  1993......................    $  --       $  --     $  --    $  --    $  --     $      --
Net loss....................       --          --        --       --       --            --
                                ------      ------    ------   ------   ------     ---------
Balance December 31,
  1993......................       --          --        --       --       --            --
Recapitalization upon
  merger into a
  corporation, net of
  transaction costs.........       --          --      3,335    5,702      --            --
Conversion of
  subordinated note
  payable to 62,500
  shares of Class B
  convertible preferred
  stock.....................       625         --        --       --       --            --
Issuance of 295,832
  shares of Class B
  convertible preferred
  stock, net of issuance
  costs.....................     2,958         --        --       --       --            --
Issuance of
  compensatory stock
  options...................       --          --        --       --       --       (281,850)
Amortization of
  deferred
  compensation expense......       --          --        --       --       --         92,310
Net loss....................       --          --        --       --                     --
                                ------      ------    ------   ------   ------     ---------
Balance December 31,
  1994......................     3,583         --      3,335    5,702      --       (189,540)
Issuance of 486,111
  shares of Class C
  convertible preferred
  stock, net of issuance
  costs.....................       --        4,861       --       --       --            --
Amortization  of
  deferred compensation
  expense...................       --          --        --       --       --         56,370
Net loss....................       --          --        --       --       --            --
                                ------      ------    ------   ------   ------     ---------
Balance December 31,
  1995......................     3,583       4,861     3,335    5,702      --       (133,170)
Issuance of
  compensatory stock
  options...................       --          --        --       --       --       (150,040)
Amortization of
  deferred
  compensation expense......       --          --        --       --       --         99,333
Net loss....................       --          --        --       --       --            --
                                ------      ------    ------   ------   ------     ---------
Balance June 30, 1996.......    $3,583      $4,861    $3,335   $5,702   $  --     $ (183,877)
                                ======      ======    ======   ======   ======     =========

                                  PAID-IN    ACCUMULATED     PARTNERS'    STOCKHOLDERS'
                                  CAPITAL      DEFICIT        CAPITAL     EQUITY TOTAL
                                -----------  ------------   -----------   -------------
Balance, February 1,
  1993......................    $       --   $         --    $ 7,560,000    $ 7,560,000
Net loss....................            --             --     (1,960,907)    (1,960,907)
                                -----------   ------------   -----------    -----------
Balance December 31,
  1993......................            --             --      5,599,093      5,599,093
Recapitalization upon
  merger into a
  corporation, net of
  transaction costs.........        (19,037)    (1,960,907)   (5,599,093)    (7,570,000)
Conversion of
  subordinated note
  payable to 62,500
  shares of Class B
  convertible preferred
  stock.....................      1,499,375            --            --       1,500,000
Issuance of 295,832
  shares of Class B
  convertible preferred
  stock, net of issuance
  costs.....................      6,690,261            --            --       6,693,219
Issuance of
  compensatory stock
  options...................            --         281,850           --             --
Amortization of
  deferred
  compensation expense......            --             --            --          92,310
Net loss....................            --      (3,988,792)          --      (3,988,792)
                                -----------   ------------   -----------    -----------
Balance December 31,
  1994......................      8,170,599     (5,667,849)          --       2,325,830
Issuance of 486,111
  shares of Class C
  convertible preferred
  stock, net of issuance
  costs.....................     17,339,465            --            --      17,344,326
Amortization  of
  deferred compensation
  expense...................            --             --            --          56,370
Net loss....................            --      (7,826,442)          --      (7,826,442)
                                -----------   ------------   -----------    -----------
Balance December 31,
  1995......................     25,510,064    (13,494,291)          --      11,900,084
Issuance of
  compensatory stock
  options...................            --         150,040           --             --
Amortization of
  deferred
  compensation expense......            --             --            --          99,333
Net loss....................            --      (6,426,348)          --      (6,426,348)
                                -----------   ------------   -----------    -----------
Balance June 30, 1996.......    $25,510,064   $(19,770,599)  $       --     $ 5,573,069
                                ===========   ============   ===========    ===========

                            See accompanying notes.

                         MASADA SECURITY HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                          ELEVEN      YEARS ENDED DECEMBER 31,     SIX MONTHS    NINE MONTHS ENDED SEPTEMBER
                                       MONTHS ENDED                                ENDED JUNE                30,
                                       DECEMBER 31,  --------------------------       30,        ---------------------------
                                           1993         1994           1995           1996           1995           1996
                                       ------------  -----------   ------------   ------------   ------------   ------------
                                                                                                         (UNAUDITED)
Operating activities:
Net loss.............................. $(1,960,907 ) $(3,988,792)  $ (7,826,442)  $ (6,426,348)  $ (5,540,070)  $(10,315,173)
Adjustments to reconcile net loss to
  net cash provided by (used in)
  operating activities:
  Depreciation and amortization.......   2,406,129     3,450,657      5,258,763      4,774,104      3,573,088      7,761,115
  Amortization of deferred
    compensation expense..............          --        92,310         56,370         99,333             --        120,928
  Losses on accounts receivable.......     176,025       389,176        774,544        613,193             --        148,836
  (Gain) loss on sale of assets.......          --            --         15,919       (160,167)            --       (225,188)
  Loss from retirement of debt, net of
    tax...............................       2,540            --             --        566,911             --        566,910
Changes in operating assets and
  liabilities:
  Accounts and other receivables......    (227,382 )    (589,272)      (888,011)    (1,276,646)      (575,758)    (1,124,377)
  Prepaid expenses....................     (57,449 )     (48,492)       (91,424)       177,247       (122,253)       222,369
  Inventory...........................    (138,883 )     (86,919)      (160,829)      (127,097)       (81,220)      (213,953)
  Other assets........................     (40,000 )      96,227             --             --
  Accounts payable....................      33,981       847,319       (342,483)        44,301       (758,490)       235,436
  Accrued liabilities.................    (348,650 )     (16,933)      (246,793)       730,944         63,421        992,449
  Subscriber deposits.................    (174,810 )      26,732       (144,813)     1,007,256        234,617        671,846
                                       -----------   -----------   ------------   ------------   ------------   ------------
        Net cash provided by (used in)
          operating activities........    (329,406 )     172,013     (3,595,199)        23,031     (3,206,665)    (1,158,802)
Investing activities:
Purchase of property and equipment....    (394,218 )    (868,715)      (433,538)      (281,516)      (368,020)      (501,302)
Proceeds from the sale of property and
  equipment and acquired subscriber
  agreements..........................      16,859            --          6,900        624,607             --        625,309
Purchase of subscriber agreements.....          --    (3,951,031)    (6,525,535)   (23,923,389)    (5,259,530)   (24,181,437)
Purchase of other deferred charges and
  intangible assets...................     184,588      (450,093)      (190,926)    (2,290,178)       (84,800)    (2,422,818)
Increase in deferred installation
  costs...............................  (1,701,441 )  (3,392,935)    (4,819,885)    (3,477,947)    (2,776,386)    (6,014,384)
Investment in Centennial Security.....          --            --       (766,373)            --       (766,373)            --
Other.................................      51,930            --             --             --             --             --
                                       -----------   -----------   ------------   ------------   ------------   ------------
        Net cash used in investing
          activities..................  (1,842,282 )  (8,662,774)   (12,729,357)   (29,348,423)    (9,255,109)   (32,494,632)
Financing activities:
Bank overdraft........................     130,089       359,825          2,330       (251,808)     1,287,992       (152,303)
Additions to long-term debt...........   1,100,000    11,167,280     13,966,000     45,932,542     10,216,000     50,185,975
Repayment of debt.....................     (17,991 )  (9,609,867)   (15,123,933)   (16,044,227)   (15,041,000)   (16,074,500)
Proceeds from Class C convertible
  preferred stock, net of issuance
  cost................................          --            --     17,344,326             --     17,344,326             --
Proceeds from Class B convertible
  preferred stock, net of issuance
  cost................................          --     6,693,219             --             --             --             --
                                       -----------   -----------   ------------   ------------   ------------   ------------
        Net cash provided by financing
          activities..................   1,212,098     8,610,457     16,188,723     29,636,507     13,807,318     33,959,172
                                       -----------   -----------   ------------   ------------   ------------   ------------
        Net increase (decrease) in
          cash and cash equivalents...    (959,590 )     119,696       (135,833)       311,115      1,345,544        305,738
Cash and cash equivalents, beginning
  of period...........................   1,181,091       221,501        341,197        205,364        341,196        205,364
                                       -----------   -----------   ------------   ------------   ------------   ------------
Cash and cash equivalents, end of
  period.............................. $   221,501   $   341,197   $    205,364   $    516,479   $  1,686,740   $    511,102
                                       ===========   ===========   ============   ============   ============   ============
Supplemental disclosures of cash flow
  information:
Cash paid during the period for
  interest............................ $   754,161   $   671,491   $    912,109   $    847,093   $    682,194   $  1,931,032
                                       ===========   ===========   ============   ============   ============   ============


    Supplemental disclosure of noncash investing and financing activities:


        On February 11, 1994, the Company converted $1,500,000 of subordinated notes payable to 62,500 shares of Class B convertible preferred stock in connection with the Company's reorganization and merger.


        On October 17, 1994, the Company entered into a note payable -- subordinated promissory note in an amount of $258,227 in exchange for the rights to certain subscriber agreements.

                            See accompanying notes.

                         MASADA SECURITY HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1996

1. SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Masada Security Limited Partnership was formed on February 1, 1993, through the purchase of the business and assets of MSAM, L.P., MSAM, Inc. and Network Security City Branches, Inc. as described in Note 2. Masada Security Holdings, Inc. was a 1% capital and profits interest general partner and a 61.94% profits and a 98.48% capital interests in Masada Security Limited Partnership. On February 11, 1994, in connection with a reorganization and merger transaction, Masada Security Limited Partnership was merged into a newly formed corporation, which is a wholly owned subsidiary of Masada Security Holdings, Inc.

     The consolidated financial statements present the operations of Masada Security Limited Partnership through February 11, 1994 and Masada Security Holdings, Inc. in all subsequent periods (collectively referred to as the "Company"). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.

     The Company's business is to acquire, construct, develop, operate and own residential and commercial security alarm systems. The Company operates security monitoring service systems in Georgia, Florida, Texas, Virginia, Maryland, Louisiana, Oklahoma and the District of Columbia. All material intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

     The Company considers all highly liquid debt securities with an original maturity period of three months or less at the time of purchase to be cash equivalents.

INVENTORY

     Inventory consists primarily of parts and supplies and is stated at the lower of cost or market, with cost determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Costs of maintenance and repairs are charged to expense when incurred and costs of betterments are capitalized. Depreciation is provided on a straight-line basis using the following lives:

    Security monitoring equipment...........................................  5 years
    Office equipment........................................................  7 years
    Computer equipment......................................................  5 years
    Leasehold improvements..................................................  lease term
    Vehicles................................................................  5 years

                         MASADA SECURITY HOLDINGS, INC.

OTHER DEFERRED CHARGES AND INTANGIBLE ASSETS

     Other deferred charges and intangible assets are recorded at cost. Amortization is provided on a straight-line basis, using the following lives:

    Acquired subscriber agreements........................................  8 years
    Noncompete agreements.................................................  3 to 7 years
    Nonsolicitation agreement.............................................  5 years
    Franchise agreement...................................................  15 years
    Loan acquisition costs................................................  term of loan
    Organizational costs..................................................  5 years
    Goodwill..............................................................  15 years

DEFERRED INSTALLATION COSTS

     Deferred installation costs consist of materials, labor and overhead associated with the installation of residential security alarm systems (Safe Choice). Amortization is provided on a straight-line basis over the estimated average period subscribers are expected to generate monitoring revenues which approximates five years.

LONG-LIVED ASSETS

     Effective January 1, 1996, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." This statement requires impairment losses to be recognized for long-lived assets used in operations when events and circumstances indicates that the assets might be impaired and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

REVENUES

     Monitoring revenues are recognized in the period services are provided. Amounts paid in advance are deferred and recognized in the period service occurs.

     Installation revenues are recognized in the period of installation of the alarm system to the extent of direct selling costs. Any excess installation revenue is deferred and amortized over the life of the monitoring contract.

     Service revenue is recognized in the period that the services are provided.

INCOME TAXES

     Effective February 11, 1994, concurrent with the Company's merger into a new corporation, as described above, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes." This statement requires the establishment of deferred tax liabilities and assets for all temporary differences caused when the tax bases of assets and liabilities differ from those reported in the accompanying consolidated financial statements. The adoption of this statement did not have a material impact on these consolidated financial statements. Prior to February 11, 1994, there were no deferred tax liabilities or assets recorded as the net loss of the Company was reported in the tax returns of the partners of Masada Security Limited Partnership.

                         MASADA SECURITY HOLDINGS, INC.

STOCK COMPENSATION

     The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued To Employees," and intends to continue to do so. The alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting and Disclosure for Stock-Based Compensation," requires the use of option valuation models. The effect of applying Statement No. 123's fair value method to the Company's stock option awards results in net loss and loss per share that are not materially different from amounts reported.

LOSS PER SHARE

     Loss per share in the statements of operations is computed based on the weighted average number of common and common equivalent shares outstanding during the periods after giving effect to the conversion of the preferred stock (as discussed more fully in Note 8), and upon the exercise of stock options using the treasury stock method. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 55, the number of common equivalent shares which became issuable during the periods pursuant to the grant of stock options (using the treasury stock method), have been considered in the calculation of common and common equivalent shares as if they were outstanding for all periods presented. The unaudited pro forma loss per share calculation on the statement of operations reflects the reported net loss, adjusted for interest on subordinated debt as though it was converted to equity on February 1, 1993, and an adjustment to net loss for dividends in arrears on the Class A redeemable preferred stock. The pro forma weighted number of common shares assumes conversion of all preferred stock retroactive to February 1, 1993.

CONCENTRATION OF CREDIT RISK

     The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate caps and nonderivative financial assets. The Company grants credit to customers for relatively short periods of time before disconnecting monitoring service to these customers.

DERIVATIVES

     Premiums paid for purchased interest rate cap agreements are amortized to interest expense over the terms of the cap agreements. Amounts receivable from cap agreements are accrued as a reduction of interest expense.

USE OF ESTIMATES

     The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

ADVERTISING COSTS

     Advertising costs are expensed as incurred.

2. ACQUISITIONS

     In connection with the formation of the Company, on February 1, 1993, the Company acquired the business and assets of MSAM, L.P. and MSAM, Inc. (collectively MSAM), and Network Security City Branches, Inc. (Network) for an aggregate purchase price of approximately $15,900,000. The

                         MASADA SECURITY HOLDINGS, INC.

purchase price was allocated primarily to property and equipment, subscriber agreements, a franchise agreement and a nonsolicitation agreement based on their fair value at that date. The excess of the purchase price over the fair value of the assets acquired (goodwill) of approximately $1,900,000 is being amortized on a straight-line basis over 15 years. MSAM and Network operated security monitoring systems in Florida and Georgia.

     During 1994, the Company acquired certain subscriber agreements and other assets and certain liabilities from Strategic Security Systems, Inc. on March 15, Williams Security, Inc. on September 22, Electronic Technical Associates, Inc. on October 14, KenMar Electronics, Inc. on November 1 and Select Security, Inc. on December 14, for an aggregate purchase price of approximately $3,900,000. The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets based on the estimated fair value at the date of acquisition.

     During 1995, the Company acquired certain subscriber agreements and other assets and assumed certain liabilities from Global Security, Inc. on May 5, Alert Centre Inc. on June 15, GRB Security Systems, Inc. on June 29, Deltron, Inc. on June 30, Network Multi-Family Security Corporation on July 26, TelStar Cellular Corporation on September 11, Alarm Data Group, Inc. on September 30, Lafayette Security and Electronics Systems, Inc. on October 10 and The 593 Corporation (Classic Alarm) on November 2, for an aggregate purchase price of approximately $6,300,000. The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets based on the estimated fair value at the date of acquisition.

     During 1996, the Company acquired certain subscriber agreements and other assets and assumed certain liabilities from Kristynik Security Systems, Inc. on January 8, InterCap Funds Joint Venture on March 28, Alarms by HRD Inc. on June 4 and Home Protection Services, Inc. on June 14, for an aggregate purchase price of approximately $23,400,000. The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets based on the estimated fair value at the date of acquisition.

     The following unaudited pro forma information presents the consolidated results of operations of the Company as though the aforementioned 1995 and 1996 acquisitions had occurred as of January 1, 1995. This pro forma summary does not necessarily reflect what the actual results of operation would have been had the acquisitions occurred at January 1, 1995.


                                                              YEAR ENDED     NINE MONTHS ENDED
                                                             DECEMBER 31,      SEPTEMBER 30,
                                                                 1995              1996
                                                             -------------   -----------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................................................    $  29,699         $  22,513
Net loss...................................................      (12,302)          (11,231)
Net loss per share.........................................        (7.65)            (6.17)

                         MASADA SECURITY HOLDINGS, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment, net consists of the following at:


                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                          1993           1994           1995          1996
                                      ------------   ------------   ------------   -----------
    Security monitoring equipment...   $4,302,635    $ 4,708,642    $ 4,807,777    $ 4,884,182
    Office
      equipment.....................      197,601        294,069        464,271        541,354
    Computer equipment..............      115,378        194,471        326,663        374,939
    Leasehold improvements..........      433,790        481,372        513,246        544,728
    Vehicles........................      330,605        570,170        585,400        601,670
                                       ----------    -----------    -----------    -----------
                                        5,380,009      6,248,724      6,697,357      6,946,873
    Less accumulated depreciation...     (895,524)    (1,965,013 )   (3,161,783 )   (3,759,601)
                                       ----------    -----------    -----------    -----------
                                       $4,484,485    $ 4,283,711    $ 3,535,574    $ 3,187,272
                                       ==========    ===========    ===========    ===========


4. OTHER DEFERRED CHARGES AND INTANGIBLE ASSETS

     Other deferred charges and intangible assets, net consist of the following at:


                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                          1993           1994           1995          1996
                                      ------------   ------------   ------------   -----------
    Noncompete agreements...........   $  308,334    $ 1,625,960    $ 2,778,408    $ 2,752,266
    Nonsolicitation agreement.......    1,900,000      1,900,000      1,900,000      1,900,000
    Franchise agreement.............    2,100,000      2,100,000      2,100,000      2,100,000
    Loan acquisition costs..........      588,327        983,784      1,169,961      2,485,015
    Organization
      costs.........................       73,643        121,296        121,296        121,296
    Goodwill........................    1,948,306      1,948,306      1,948,306      1,948,306
                                      -----------    -----------    -----------    -----------
                                        6,918,610      8,679,346     10,017,971     11,306,883
    Less accumulated amortization...     (809,321)    (1,841,057 )   (3,167,007 )   (4,062,718)
                                      -----------    -----------    -----------    -----------
                                       $6,109,289    $ 6,838,289    $ 6,850,964    $ 7,244,165
                                      ===========    ===========    ===========    ===========

                         MASADA SECURITY HOLDINGS, INC.

5. NOTES PAYABLE


     Notes payable consist of the following at:


                                  DECEMBER 31, 1993        DECEMBER 31, 1994        DECEMBER 31, 1995          JUNE 30, 1996
                               -----------------------  -----------------------  -----------------------  -----------------------
                                             YEAR END                 YEAR END                PERIOD END               PERIOD END
                                 AMOUNT        RATE       AMOUNT        RATE       AMOUNT        RATE       AMOUNT        RATE
                               -----------  ----------  -----------  ----------  -----------  ----------  -----------  ----------
Credit agreement -- payable
  in full on September 30,
  1997.......................  $        --         --   $        --         --   $        --         --   $40,096,567  10.5%-8.75%
Revolving credit and term
  loan agreement -- payable
  in quarterly installments
  of various amounts
  beginning March 31, 1995
  and continuing through
  December 31, 2000..........    9,600,000         10%   11,000,000       10.5%    9,925,000        9.5%           --          --
Note payable -- subordinated
  promissory note with
  interest payments due
  monthly and principle due
  on November 1, 1999........           --         --       258,227          7%      258,227          7%           --          --
Note payable -- subordinated
  debt.......................    1,500,000         --            --         --            --         --            --          --
Note payable.................       10,310    Various       167,723    Various        84,800    Various        72,075     Various
                               -----------              -----------              -----------              -----------
                               $11,110,310              $11,425,950              $10,268,027              $40,168,642
                               ===========              ===========              ===========              ===========


     On February 11, 1993, the Company entered into a $10,000,000 Revolving Credit and Term Loan agreement (the Agreement) with State Street Bank and Trust Company (State Street) and Citizens Savings Bank (Citizens). Borrowings under the Agreement were permitted on a revolving basis, subject to compliance with certain restrictive covenants and the lenders' approval, until February 1, 1994, at which time the then outstanding loan balance was to convert to a term note payable in 72 monthly installments, at varying amounts, beginning February 28, 1994. Interest was based upon prime (8.0% at December 31, 1993) plus a variable margin not to exceed 2%. The Company paid, on a monthly basis, an annual commitment fee of .5% of the unused portion of the commitment. Amounts borrowed under the Agreement were collateralized by a senior security interest in substantially all assets of the Company.

     On February 11, 1994, the Company entered into an amended revolving credit and term loan agreement (the Amended Agreement) with State Street and Citizens in which the Company increased its maximum borrowing capacity to $17,500,000. Borrowings under the Amended Agreement were permitted on a revolving basis. Interest was based upon prime rate plus a variable margin not to exceed 2%. The Company paid, on a monthly basis, an annual commitment fee of .5% of the unused portion of the commitment. Amounts borrowed under this Amended Agreement were collateralized by a senior security interest in substantially all assets of the Company.

     On August 9, 1994, the Amended Agreement was revised to give the Company the option of basing its interest rate on either the London Interbank Offering Rate (LIBOR) and/or prime rate plus an applicable margin (margin is a function of the ratio of senior debt to earnings before interest, taxes, depreciation and amortization) or a fixed rate. The revision to the Amended Agreement also changed the payment of an annual commitment fee from a monthly to a quarterly basis and lowered the amount of annualized net operating income (as defined in the revised Amended Agreement) required to be maintained for each quarterly period beginning March 31, 1994 and continuing through December 31, 1995.

                         MASADA SECURITY HOLDINGS, INC.

     The subordinated debt represented notes payable to certain stockholders. On February 11, 1994, in conjunction with the reorganization and merger described in Note 1, the subordinated debt was converted to 62,500 shares of Class B preferred stock.

     On August 24, 1995, the Amended Agreement was revised to give the Company borrowings on a revolving basis, subject to compliance with certain restrictive covenants. At December 31, 1995, the total outstanding advances of $9,925,000 carried an effective interest rate of 9.5% based on prime (8.5% at December 31, 1995).

     On March 28, 1996, the Company entered into a Credit Agreement (the Credit Agreement) with Canadian Imperial Bank of Commerce (CIBC) and SunTrust Bank (SunTrust) in which the Company increased its maximum borrowing capacity to $50,000,000. Borrowings under the Credit Agreement are permitted on a revolving basis, subject to restrictive covenants related primarily to specific ratios, capital expenditures and the continuing operation of the Company. These covenants remain in effect until September 30, 1997 (the expiration date). The outstanding balance of the revolving loans shall be due and payable in full on the expiration date. The Company has the option of basing its interest rate on either the LIBOR rate plus 3.25%, or the prime rate plus 2.25%. A portion of the proceeds from the Credit Agreement was used to retire the existing debt under the Amended Agreement as revised on August 24, 1995. The Company pays, on a quarterly basis, an annual commitment fee of .5% of the unused portion of the commitment. In addition to the interest rate and the annual commitment fee, the Company is required to pay a financing fee equal to .0275% of the commitment amount under the Credit Agreement from September 25, 1996 through the earlier of the expiration date or the date at which the Credit Agreement is paid in full. Amounts borrowed under the Credit Agreement are collateralized by a senior security interest in substantially all assets of the Company.

     The fair value of the Company's notes payable approximates their carrying values because their rates fluctuate with the prime rate.

6. INCOME TAXES

     The deferred tax benefits of approximately $2,000,000, $2,800,000 and $2,400,000 generated during the 1994, 1995 and 1996 periods, respectively, have been offset by a valuation allowance.

     Differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax items are as follows:

                                                   DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                       1994           1995          1996
                                                   ------------   ------------   -----------
    Deferred tax assets:
      Net operating losses.......................  $ 1,497,000    $ 2,970,000    $ 3,566,000
      Acquired subscriber agreements.............      329,000      1,410,000      2,624,000
      Property and equipment.....................       67,000        203,000        697,000
      Accounts receivable........................       29,000         91,000        147,000
      Other......................................       66,000         98,000        149,000
                                                   -----------    -----------    -----------
    Gross deferred tax assets....................    1,988,000      4,772,000      7,183,000
    Valuation allowance..........................   (1,988,000 )   (4,772,000 )   (7,183,000)
                                                   -----------    -----------    -----------
    Net deferred tax assets......................  $        --    $        --    $        --
                                                   ===========    ===========    ===========

     The Company has net operating loss carry-forwards, subject to certain limitations, for regular federal income tax purposes of approximately $3,992,000, $7,900,000 and $9,500,000 at December 31, 1994, December 31, 1995
and June 30, 1996, respectively, which begin expiring in 2009 and continue to expire through 2011. Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change provisions of Internal Revenue Code Section 382. The

                         MASADA SECURITY HOLDINGS, INC.

valuation allowance has been established until it is more likely than not that the deferred tax assets will be realized.

7. REDEEMABLE PREFERRED STOCK


     The Class A redeemable preferred stock of $7,570,000 is reflected in the accompanying financial statements on February 11, 1994, effective with the merger of Masada Security Limited Partnership into a corporation as described in
Note 1. The Class A redeemable preferred stock may be redeemed by the Company at any time based on a redemption price of $100 per share. The Class A redeemable preferred stock is subject to mandatory redemption on December 31, 1998 and 1999, or upon the occurrence of an event of noncompliance, as defined in the Company's Certificate of Incorporation, if demand for redemption is made by the holders of sixty percent of the Class A redeemable preferred stock, and subject to various bank restrictions.



     The holders of the Company's Class A preferred stock are entitled to receive cumulative cash dividends out of assets of the Company, that are available by law for the payment of dividends, when, as and if declared by the Board of Directors. Dividends accrue at 6% from February 1, 1995 through February 1, 1998 and at 12% thereafter. No dividends have been approved or declared as of June 30, 1996.


     The holders of 60% of the Class A redeemable preferred stock must approve the declaration of any dividend to the common stockholders. Any dividends so approved must be simultaneous and equal to all classes of common stock.

8. STOCKHOLDERS' EQUITY

CLASS B CONVERTIBLE PREFERRED STOCK

     Shares of Class B convertible preferred stock are convertible at any time at the option of the holders into Class B common stock at the rate of one share of Class B common stock for each share of Class B convertible preferred stock, subject to adjustments to prevent the holders of Class B convertible preferred stock from being diluted by any stock dividends, stock splits or sales below $24 per share of Class B common stock or securities convertible into common stock.

     The holders of the Class B convertible preferred stock are entitled to receive dividends declared on Class B common stock as if the Class B convertible preferred stock had been converted into Class B common stock.

CLASS C CONVERTIBLE PREFERRED STOCK

     Shares of Class C convertible preferred stock are convertible at any time at the option of the holders into shares of Class C common stock at the rate of one share of Class C common stock for each share of Class C convertible preferred stock, subject to adjustments to prevent the holders of Class C convertible preferred stock from being diluted by any stock dividends, stock splits or sales below $36 per share of Class C common stock.

     The holders of the Class C convertible preferred stock are entitled to receive dividends declared on the Class C common stock as if the Class C convertible preferred stock had been converted into Class C common stock.

VOTING RIGHTS

     Generally, voting rights are vested in the Company's common stock provided that the holders of the Class B and Class C convertible preferred stock are deemed to have converted into Class B and

                         MASADA SECURITY HOLDINGS, INC.

Class C common stock at the time of any vote. For the election of directors, the holders of Class B and Class C convertible preferred stock have voting rights. The holders of the Class B and Class C convertible preferred stock also have voting rights related to the authorization, issuance or redemption of the Company's capital stock and acquisitions or mergers of the Company.

RIGHTS ON LIQUIDATION

     In the event of liquidation or dissolution of the Company, the assets remaining after the payment of all liabilities will be distributed to the stockholders in the following order of priority:

          (a) first, to the holders of the Class C convertible preferred stock, an amount equal to $36 per share, plus any accrued and unpaid dividends;

          (b) second, to the holders of the Class B convertible preferred stock, an amount equal to $24 per share, plus any accrued and unpaid dividends;

          (c) third, to the holders of the Class A redeemable preferred stock, an amount equal to $100 per share, plus any accumulated and unpaid dividends;

          (d) fourth, to the holders of the Class A and Class B common stock, the aggregate sum of $16,480,000, to be allocated based on the number of shares held (the holders of convertible preferred do not participate in this distribution), and

          (e) fifth, the remainder, if any, to the holders of the Class A, Class B and Class C common stock in proportion to the number of shares held, provided that the Class B and Class C convertible preferred stock shall be deemed to have been converted into Class B and Class C common stock for purposes of this distribution.

9. STOCK OPTION PLAN

     Under the 1994 Stock Option/Purchase Plan (94 Plan) the Company has 100,000 shares of Class B common stock reserved for issue to key employees and/or nonemployee directors through stock options. Options granted under the 94 Plan become exercisable after five years of continued service from the initial date of service.

     Under the 1996 Stock Option Plan (96 Plan) the Company has 50,000 shares of Class B common stock reserved for issuance to employees and nonemployee directors through stock options. The period for exercise of each option under the 96 Plan is determined by the Compensation Committee of the Board of Directors and shall not be exercisable after ten years from the date of grant.

     During 1994 and 1996, 62,500 and 18,000 options, respectively, were granted at an exercise price of $.01. Because the exercise price of the options was less than the fair value of the Company's common stock at the date of grant, compensation expense of $281,850 and $150,040, respectively, will be recognized over the vesting period of the options. Compensation expense of $92,310, $56,370 and $99,333 was recognized in 1994, 1995 and 1996, respectively, related to these options.


     At June 30, 1996, 15,000 of the 80,500 outstanding options were exercisable and 69,500 options remained available for grant.


10. LOSS PER SHARE

     Primary loss per share is based on the weighted average number of common shares and equivalents outstanding during each period and the assumed exercise of dilutive stock options less the

                         MASADA SECURITY HOLDINGS, INC.

number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's common stock.

     The following table presents historical primary loss per share for each period. The Company did not have any securities which were not considered common stock equivalents and, therefore, primary loss per share is the same as fully diluted loss per share.


                                                             1994          1995          1996
                                                          -----------   -----------   -----------
Net loss, adjusted for preferred dividends..............  $(3,988,792)  $(8,242,792)  $(6,653,448)
                                                           ==========    ==========    ==========
Loss per common and equivalent share, adjusted for
  preferred dividends
Primary:
  Loss from continuing operations before extraordinary
     item...............................................  $     (3.43)  $     (5.13)  $     (3.35)
  Extraordinary loss from early retirement of debt......           --            --          (.32)
                                                           ----------    ----------    ----------
Loss per share..........................................  $     (3.43)  $     (5.13)  $     (3.67)
                                                           ==========    ==========    ==========


11. CENTENNIAL SECURITY, INC.

     The Company has a strategic alliance with Centennial Security, Inc. (Centennial), a business similar to that of the Company with a target market of the northern United States.

     The Company has an investment in the Series B preferred and common stock of Centennial, which amounted to $766,373 at June 30, 1996 and represented approximately 12% of Centennial's total equity. This investment, which is accounted for on the cost method, is included in other assets in the accompanying consolidated balance sheet. As a part of the arrangement with Centennial, the Company will be partially shielded from dilution as Centennial's equity rises to certain benchmarks and will have a right of first refusal for participation in certain subsequent stock issuances. The fair value of the Company's investment in Centennial approximates its carrying value.

     In consideration for the Company's equity interest in Centennial, in June 1994 the Company and Centennial entered into a trademark and intellectual property agreement which grants Centennial the right to use the trade name Masada and certain intellectual property throughout the northern United States and Canada. This agreement also provides Centennial with a variety of services and support of the Safe Choice program.

     The Company and Centennial also entered into an agreement under which the Company will provide monitoring and billing and collection services to Centennial for two years from the commencement of Centennial's operations. The total services provided to Centennial amounted to $16,152 in 1995 and $40,127 for the six months ended June, 30, 1996. No services had been provided under this agreement at December 1994.

12. DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks on specifically identified outstanding debt obligations.

     Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on floating rate long-term debt. At December 31, 1993, December 31, 1994, December 31, 1995, and June 30, 1996, the Company was a party to two interest rate cap agreements, each with an original term of four years. At June 30, 1996, the two interest rate cap agreements had remaining terms of 8 and

                         MASADA SECURITY HOLDINGS, INC.

20 months. The agreements entitle the Company to receive from counterparties on a quarterly basis the amounts, if any, by which the Company's interest payments on $5,000,000 and $3,750,000 of its floating rate notes payable due on December 31, 2000 exceed 8%.

13. COMMITMENTS AND CONTINGENCIES

     The Company leases certain land and buildings under operating leases in the normal course of business. The total minimum lease commitment at June 30, 1996, under noncancelable operating leases, is as follows:

    1996.....................................................................  $  379,905
    1997.....................................................................     728,723
    1998.....................................................................     547,136
    1999.....................................................................     385,805
    2000.....................................................................     315,824
    Thereafter...............................................................     960,526
                                                                               ----------
                                                                               $3,317,919
                                                                               ==========

     Total rental expense amounted to approximately $220,000, $389,600, $638,000 and $409,747 in 1993, 1994, 1995 and 1996, respectively.

     The Company is party to claims and matters of litigation incidental to the normal course of its business. The ultimate outcome of these matters cannot presently be determined; however, in the opinion of management of the Company, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations and cash flows.

14. BENEFIT PLAN

     On January 1, 1996 the Company established a 401(k) profit sharing plan and trust available to all eligible employees who have completed one year of service and are twenty-one years of age. The 401(k) plan provides for discretionary contributions by the Company as determined by resolutions of the board of directors. The Company contribution to the 401(k) plan in 1996 totaled $57,085.

15. SUBSEQUENT EVENTS

     On August 14, 1996, the compensation committee of the board of directors approved the grant of 50,000 options under the 96 Plan at an exercise price of $32, which exceeded the estimated fair market value of the Company's Class B common stock on that date. Accordingly, no compensation expense will be recognized in connection with these options.

     On September 27, 1996, the board of directors and stockholders of the Company approved a plan of recapitalization contingent upon the closing of the proposed initial public offering. The plan of recapitalization provides for the automatic redemption of all outstanding shares of Class A preferred stock from the proceeds of the proposed offering, the automatic conversion of all outstanding shares of Class B convertible preferred stock and Class C convertible preferred stock into shares of Class B common stock and Class C common stock, respectively, and the automatic exchange of each outstanding share of Class A common stock, Class B common stock and Class C common stock into three shares of a new, single class of Common Stock.

     The number of options included above and elsewhere in these financial statements and notes do not reflect the three for one share exchange contemplated in connection with the plan of recapitalization described above.

                         MASADA SECURITY HOLDINGS, INC.

     On September 27, 1996, the board of directors and stockholders of the Company approved the 1997 Stock Option Plan (97 Plan) which allows the Company to grant to officers and other key employees up to 500,000 shares of the new, single class of common stock over five years beginning on January 1, 1997. The adoption of the 97 Plan is contingent upon the completion of the plan of recapitalization.

                        PRO FORMA FINANCIAL INFORMATION

       PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

     YEAR ENDED DECEMBER 31, 1995 AND NINE MONTHS ENDED SEPTEMBER 30, 1996



     The unaudited pro forma statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflect the combination of historical income statements for those acquisitions that occurred between January 1, 1995 and September 30, 1996, prior to their respective dates of acquisition as if they had occurred on January 1, 1995 and adjustments as described below. All acquisitions as of June 30, 1996 are included in the audited June 30, 1996 consolidated financial statements and have been accounted for using the purchase method of accounting.


     In the opinion of the Company's management, all adjustments necessary to present fairly such pro forma financial statements have been made. These unaudited pro forma financial statements are not necessarily indicative of the actual results of operations had all acquisitions occurred as of January 1, 1995 nor do they purport to indicate the results of future operations of the Company. These unaudited pro forma financial statements should be read in connection with the accompanying notes and the historical financial statements and notes thereto of the Company included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)(A)


                                                             YEAR ENDED DECEMBER 31, 1995
                                                ------------------------------------------------------
                                                    MASADA       COMBINED
                                                   SECURITY      ACQUIRED    PRO FORMA
                                                HOLDINGS, INC.   PORTFOLIOS ADJUSTMENTS     PRO FORMA
                                                --------------   --------   -----------     ----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Monitoring revenue............................    $   12,472     $ 9,854      $             $   22,326
Installation revenue..........................         3,429       2,377                         5,806
Service revenue...............................           911         172                         1,083
Other.........................................                       484                           484
                                                   ---------      ------       ------           ------
          Total revenue.......................        16,812      12,887                        29,699
Monitoring expenses...........................         1,945       1,599                         3,544
Installation costs and expenses...............         1,339       1,871                         3,210
Service expenses..............................         2,235                                     2,235
                                                   ---------      ------       ------           ------
          Total cost of revenues..............         5,519       3,470                         8,989
                                                   ---------      ------       ------           ------
          Gross profit........................        11,293       9,417                        20,710
Operating expenses:
  Selling and marketing costs.................         5,411                                     5,411
  General and administrative..................         7,606       7,324                        14,930
  Depreciation................................         1,197         101                         1,298
  Amortization................................         4,061       1,968        1,437(b)         7,466
                                                   ---------      ------       ------           ------
          Total operating expenses............        18,275       9,393        1,437           29,105
                                                   ---------      ------       ------           ------
          Loss from operations................        (6,982)         24       (1,437)          (8,395)
Other (expenses) income:
  Interest....................................          (844)       (916 )     (1,862)(c)       (3,622)
  Other.......................................                      (277 )                        (277)
  Gain on disposal............................                         2                             2
                                                   ---------      ------       ------           ------
Net loss before income taxes..................        (7,826)     (1,167 )     (3,299)         (12,292)
Income taxes..................................                       (10 )                         (10)
                                                   ---------      ------       ------           ------
Net loss......................................    $   (7,826)    $(1,177 )    $(3,299)      $  (12,302)
                                                   =========      ======       ======           ======
Net loss per share(d).........................    $    (4.87)                               $    (7.65)
                                                   =========                                    ======
Shares used in computing net loss per
  share(d)....................................     1,608,000                                 1,608,000
                                                   =========                                    ======


See accompanying notes to pro forma combined condensed statements of operations
                                  (unaudited).

                                                         NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                ------------------------------------------------------
                                                    MASADA       COMBINED
                                                   SECURITY      ACQUIRED    PRO FORMA
                                                HOLDINGS, INC.   PORTFOLIOS ADJUSTMENTS     PRO FORMA
                                                --------------   --------   -----------     ----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Monitoring revenue............................    $   15,374      $2,050      $             $   17,424
Installation revenue..........................         3,936                                     3,936
Service revenue...............................         1,153                                     1,153
                                                   ---------      ------       ------           ------
          Total revenue.......................        20,463       2,050                        22,513
Monitoring expenses...........................         2,297         278                         2,575
Installation costs and expenses...............         1,754                                     1,754
Service expenses..............................         2,735                                     2,735
                                                   ---------      ------       ------           ------
          Total cost of revenue...............         6,786         278                         7,064
                                                   ---------      ------       ------           ------
          Gross profit........................        13,677       1,772                        15,449
Operating expenses:
  Selling and marketing costs.................         6,271                                     6,271
  General and administrative..................         7,392       1,392                         8,784
  Depreciation................................           954           2                           956
  Amortization................................         6,807         427          266(b)         7,500
                                                   ---------      ------       ------           ------
Total operating expenses......................        21,424       1,821          266           23,511
                                                   ---------      ------       ------           ------
          Loss from operations................        (7,747)        (49)        (266)          (8,062)
Other (expenses) income:
  Interest....................................        (2,226)       (176)        (355)(c)       (2,757)
  Other.......................................                       (70)                          (70)
  Gain on disposal............................           225                                       225
                                                   ---------      ------       ------           ------
Net loss before income taxes and extraordinary
  item........................................        (9,748)       (295)        (621)         (10,664)
Income taxes..................................            --                                        --
                                                   ---------      ------       ------           ------
Loss before extraordinary item................        (9,748)       (295)        (621)         (10,664)
Extraordinary loss from early retirement of
  debt (net of income taxes of $0)............          (567)                                     (567)
                                                   ---------      ------       ------           ------
Net loss......................................    $  (10,315)     $ (295)     $  (621)      $  (11,231)
                                                   =========      ======       ======           ======
Net loss per share(d).........................    $    (5.67)                               $    (6.17)
                                                   =========                                    ======
Shares used in computing net loss per
  share(d)....................................     1,819,537                                 1,819,537
                                                   =========                                    ======


    See accompanying notes to pro forma condensed consolidated statements of operations (unaudited).

   NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)


                               SEPTEMBER 30, 1996


     (a) See "Pro Forma Financial Information."


     (b) Adjustments to amortization of acquired subscriber agreements and non-compete agreements consist of the following:


                                                             YEAR ENDED,        NINE MONTHS
                                                             DECEMBER 31,          ENDED
                                                                 1995       SEPTEMBER 30, 1996
                                                             ------------   -------------------
    To record the amortization of acquired subscriber
      agreements and non-compete agreements on a straight-
      line basis over 3 to 8 years based upon the lives of
      the respective agreements............................    $  3,405           $   747
    To eliminate historical amortization expense of the
      Combined Acquired Portfolios.........................      (1,968)             (481)
                                                                -------           -------
                                                               $  1,437           $   266
                                                                =======           =======
    (c) Adjustments to interest expense, net, consist of the following:

                                                             YEAR ENDED,        NINE MONTHS
                                                             DECEMBER 31,          ENDED
                                                                 1995       SEPTEMBER 30, 1996
                                                               -------            -------
    To eliminate historical interest expense, net of the
      Combined Acquired Portfolios.........................    $    916           $   176
    To record interest expense for an increase borrowing
      under the Company's Credit Facility totaling $29.2
      million in connection with the acquisition of the
      Combined Acquired Portfolios.........................      (2,778)             (531)
                                                                -------           -------
                                                               $ (1,862)          $  (355)
                                                                =======           =======



     (d) Shares do not reflect the exchange provided for in the plan of recapitalization.

LOGO                     MASADA SECURITY HOLDINGS, INC.



Number of Subscriber Accounts                 Monthly Recurring Revenue ("MRR")*



[Bar Chart representing the                                [Bar Chart representing MRR of
number of subscribers of Masada                            Masada as of the end of each of
as of the end of each of the                               the seven quarters ending with
seven quarters ending with                                 September 30, 1996]
September 30, 1996]



                            Masada Branch Locations



         [Map Identifying Location of Each of Masada's Branch Offices]


---------------


* MRR is monthly recurring revenue which the Company is entitled to receive from contracts in effect at the end of the period. MRR is a term commonly used in the industry as a measure of the size of a company but not as a measure of profitability or performance, and does not include any allowance for future attrition of subscriber accounts or allowance for doubtful accounts. The Company does not have sufficient information as to the attrition of acquired subscriber accounts to predict the amount of acquired MRR that will be realized in future periods or the impact of the attrition of acquired subscriber accounts on the Company's overall rate of attrition.

                             MASADA SECURITY (LOGO)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses (other than underwriting commissions) of the sale of the shares of Common Stock are as follows:


    Registration Fee..........................................................  $ 10,872
    NASD Filing Fee...........................................................     3,500
    Nasdaq NMS Application Fee................................................    37,500
    Blue Sky Fees and Expenses................................................     5,000
    Printing and Engraving....................................................   100,000
    Transfer Agent's Fees and Expenses........................................    10,000
    Legal Fees and Expenses...................................................   350,000
    Accounting Fees and Expenses..............................................   150,000
    Miscellaneous Disbursements...............................................    33,128
                                                                                --------
              TOTAL...........................................................  $700,000
                                                                                ========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Certificate of Incorporation of the Company contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to the Company or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Corporation Law") relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation of the Company requires the Company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of the Company or any other corporation, including any subsidiary, for which he or she as such at the request of the Company. Directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of the Company's Certificate of Incorporation described in the preceding paragraph. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

     In addition to the Certificate of Incorporation of the Company, Section 145(c) of the Delaware Corporation Law requires the Company to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The Delaware Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification. The ByLaws of the Company specifically adopts Section 145(c).

     The Board of Directors of the Company also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended indemnification rights to all of its executive officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     During the past three (3) years, the Company has consummated two unregistered sales of its capital stock. On February 11, 1994, contemporaneously with the merger of the Partnership into Security, the Company (i) issued 333,460 shares of the Company's Class A common stock to MSAM, a corporation owned by Messrs. Johnson and Harms, in consideration of MSAM's limited partnership interest in the Partnership valued by the Company at an amount equal to MSAM's original cash contribution to the Partnership in February of 1993, $40,040; (ii) sold 358,332 shares of Class B convertible preferred stock for cash and/or the redemption of certain debentures issued by the Partnership equal to $24 per share, or an aggregate offering price of approximately $8.6 million; and (iii) sold Mr. Nordin 500 shares of Class A preferred stock for $50,000 and 3,739 shares of Class B common stock for $396. On May 31, 1995, the Company sold 486,111 shares of Class C convertible preferred stock for $36 cash per share, or an aggregate offering price of approximately $17.5 million. See "Certain Transactions" in Part I.


     For each issuance, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 based upon the following facts: (i) there was no more than 15 purchasers in either issuance consisting primarily of the same institutional investors; (ii) none of the purchasers was solicited by means of any public advertising; (iii) each of the sales were memorialized by negotiated stock purchase agreements; (iv) during such negotiations, each purchaser was given access to the Company's books and records and had the opportunity to meet and ask questions of the executive officers of the Company; and (v) the Company believed and still believes that each purchaser was a suitable investor.

     On September 27, 1996, the Board of Directors and stockholders of the Company unanimously adopted the Company's Plan of Recapitalization, which will be implemented concurrently with the Offering and which provides, among other things, for the automatic exchange of each share of Class A common stock, Class B common stock and Class C common stock outstanding on the effective date for three (3) shares of a new, single class of common stock. See "Certain Transactions -- Recapitalization" in Part I for a more detailed description of the transaction. The Company is relying upon the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933 based upon the fact that all shares of the new class of common stock will only be issued to existing stockholders of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following documents are filed as exhibits to this Registration Statement as required by Item 601 of Regulation S-K:


 1.1      --   Form of Underwriting Agreement.*
 3.1      --   Masada Security Holdings, Inc. Third Restated Certificate of Incorporation dated
               June 28, 1996.(1)
 3.2      --   Certificate of Amendment to the Certificate of Incorporation of Masada Security
               Holdings, Inc. dated September 30, 1996.(1)
 3.3      --   Masada Security Holdings, Inc. Fourth Restated Certificate of Incorporation
               (proposed).(1)
 3.4      --   Masada Security Holdings, Inc. ByLaws.(1)
 3.5      --   Masada Security Holdings, Inc. Plan of Reorganization dated September 27,
               1996.(1)

 4.1      --   Provisions in the Masada Security Holdings, Inc. Fourth Restated Certificate of
               Incorporation and ByLaws defining the rights of holders of its Common Stock.(1)
 4.2      --   Second Amended and Restated Securities Purchase Agreement dated May 31, 1995 among Masada Security Holdings, Inc. and Certain Purchasers.(1)
 4.3      --   Third Amended and Restated Securities Purchase Agreement dated September 30, 1996 among Masada Security Holdings, Inc. and Certain Purchasers.(1)
 4.4      --   Specimen Stock Certificate.(1)
 5.1      --   Opinion of Burr & Forman as to the legality of the securities being registered.*
 9.1      --   MSAM, Inc. 1994 Voting Trust Agreement.(1)
10.1      --   Restated and Amended Masada Security Holdings, Inc. 1996 Stock Option Plan.(1)
10.2      --   Stock Option/Purchase Plan of Masada Security Holdings, Inc., including First
               Amendment and Second Amendment.(1)
10.3      --   Sonitrol Dealer Franchise Agreement between Sonitrol Southeast, Inc. and Masada
               Security Limited Partnership dated December 23, 1988 for Dade County, Florida.(1)
10.3(a)   --   Sonitrol Dealer Franchise Agreement between Sonitrol Southeast, Inc. and Masada
               Security Limited Partnership dated February 26, 1993 for Broward County,
               Florida.(1)
10.3(b)   --   Agreement and Approval of the Assumption of the two Sonitrol Dealer Franchise
               Agreements by Masada Security, Inc. effective February 11, 1994.(1)
10.4      --   Lease Agreement by and between Birmingham-Jefferson Civic Center Authority and
               Masada Security, Inc. dated June 7, 1994, including amendments (4).(1)
10.5      --   Asset Purchase Agreement by and between Masada Security, Inc. and Kenmar
               Electronics, Inc. d/b/a Houston Alarm dated October 27, 1994.(1)
10.5(a)   --   Escrow Agreement by and among Masada Security, Inc., Kenmar Electronics, Inc.
               d/b/a Houston Alarm and Texas Commerce Bank, National Association, dated November
               1, 1994.(1)
10.5(b)   --   Non-Competition Agreement by and between Masada Security, Inc. and Kenmar
               Electronics, Inc. d/b/a Houston Alarm dated November 1, 1994.(1)
10.5(c)   --   Non-Competition Agreement by and between Masada Security, Inc. and Forrest W.
               Jenkins dated November 1, 1994.(1)
10.5(d)   --   Non-Competition Agreement by and between Masada Security, Inc. and Robert E.
               Jenkins dated November 1, 1994.(1)
10.5(e)   --   Non-Competition Agreement by and between Masada Security, Inc. and Russell S.
               Vail dated November 1, 1994.(1)
10.6      --   Asset Purchase Agreement by and between Masada Security, Inc. and Global
               Security, Inc. dated April 14, 1995.(1)
10.6(a)   --   Escrow Agreement by and between Masada Security, Inc. and Global Security, Inc.
               dated May 5, 1995.(1)
10.6(b)   --   Non-Solicitation Agreement by and between Masada Security, Inc. and Global
               Security, Inc. dated May 5, 1995.(1)
10.6(c)   --   Non-Solicitation Agreement by and between Masada Security, Inc. and Casey
               Slawinski dated May 5, 1995.(1)
10.6(d)   --   Non-Solicitation Agreement by and between Masada Security, Inc. and Tim C.
               Mitchell dated May 5, 1995.(1)
10.6(e)   --   Monitoring Agreement by and between Masada Security, Inc. and Global Security,
               Inc. dated April 14, 1995.(1)

10.7      --   Asset Purchase Agreement by and between Masada Security, Inc. and Alert Centre,
               Inc. dated June 15, 1995.(1)
10.7(a)   --   Non-Solicitation Agreement by and between Masada Security, Inc. and Alert Centre,
               Inc. dated June 15, 1995.(1)
10.7(b)   --   Escrow Agreement by and between Masada Security, Inc. and Buchannan Ingersol
               Professional Corporation dated June 15, 1995.(1)
10.7(c)   --   Subcontractor Agreement by and between Masada Security, Inc. and Alert Centre,
               Inc. dated June 15, 1995.(1)
10.7(d)   --   Third Party Monitoring Agreement by and between Masada Security, Inc. and Alert
               Centre, Inc. dated June 15, 1995.(1)
10.7(e)   --   Third Party Monitoring Agreement by and between Masada Security, Inc. and Alert
               Centre, Inc. dated June 15, 1995.(1)
10.8      --   Asset Purchase Agreement by and between Masada Security, Inc. and GRB Security
               Systems dated June 29, 1995.(1)
10.8(a)   --   Escrow Agreement by and among Masada Security, Inc., GRB Security Systems and
               SouthTrust Bank of Alabama, N.A. dated June 29, 1995.(1)
10.8(b)   --   Non-Solicitation Agreement by and between Masada Security, Inc. and GRB Security
               Systems dated June 29, 1995.(1)
10.9      --   Asset Purchase Agreement by and between Masada Security, Inc. and Deltron, Inc.
               d/b/a San Antonio Alarm dated June 30, 1995.(1)
10.9(a)   --   Escrow Agreement by and among Masada Security, Inc., Deltron, Inc. d/b/a San
               Antonio Alarm and SouthTrust Bank of Alabama, N.A. dated June 30, 1995.(1)
10.9(b)   --   Non-Solicitation Agreement by and between Masada Security, Inc. and Deltron, Inc.
               d/b/a San Antonio Alarm dated June 30, 1995.(1)
10.9(c)   --   Non-Solicitation Agreement by and between Masada Security, Inc. and Stephen W.
               Biediger dated June 30, 1995.(1)
10.10     --   Asset Purchase Agreement by and between Masada Security, Inc. and Network Multi-
               Family Security Corporation dated July 26, 1995.(1)
10.10(a)  --   Escrow Agreement by and between Masada Security, Inc. and Network Multi-Family
               Security Corporation dated July 26, 1995.(1)
10.10(b)  --   Non-Solicitation Agreement by and between Masada Security, Inc. and Network
               Multi-Family Security Corporation dated July 26, 1995.(1)
10.11     --   Asset Purchase Agreement by and between Masada Security, Inc. and Tel*Star
               Cellular Corporation dated September 1, 1995.(1)
10.11(a)  --   Escrow Agreement by and among Masada Security, Inc., Tel*Star Cellular
               Corporation and SouthTrust Bank of Alabama, N.A. dated September 11, 1995.(1)
10.11(b)  --   Noncompetition, Nonsolicitation and Nondisclosure Agreement by and among Masada
               Security, Inc., Tel*Star Cellular Corporation, Guy W. Steele, John P. Thompson,
               Kent McClure, David Sessions and Ron Serber dated September 11, 1995.(1)
10.12     --   Asset Purchase Agreement by and between Masada Security, Inc. and Alarm Data
               Group, Inc. dated September 22, 1995.(1)
10.12(a)  --   Escrow Agreement by and among Masada Security, Inc., Alarm Data Group, Inc. and
               SouthTrust Bank of Alabama, N.A. dated September 29, 1995.(1)
10.12(b)  --   Noncompetition, Nonsolicitation and Nondisclosure Agreement by and between Masada
               Security, Inc., Alarm Data Group, Inc. and Dennis V. Riley dated September 22,
               1995.(1)
10.12(c)  --   Monitoring Agreement by and between Masada Security, Inc. and Alarm Data Group,
               Inc. dated September 29, 1995.(1)

10.13     --   Asset Purchase Agreement by and between Masada Security, Inc. And LaFayette
               Security And Electronics Systems, Inc. dated September 11, 1995.(1)
10.13(a)  --   Escrow Agreement by and between Masada Security, Inc., LaFayette Security And
               Electronics Systems, Inc. and SouthTrust Bank of Alabama, N.A. dated October 10,
               1995.(1)
10.13(b)  --   Noncompetition, Nonsolicitation and Nondisclosure Agreement by and among Masada
               Security, Inc., LaFayette Security And Electronics Systems, Inc. and Cliff C.
               Northon dated October 10, 1995.(1)
10.13(c)  --   Consulting Agreement by and between Masada Security, Inc. and Cliff C. Northon dated October 10, 1995.(1)
10.13(d)  --   Monitoring Agreement by and between Masada Security, Inc. and LaFayette Security
               And Electronics Systems, Inc. dated October 10, 1995.(1)
10.14     --   Asset Purchase Agreement by and between Masada Security, Inc. and The 593
               Corporation d/b/a Classic Alarms dated November 2, 1995.(1)
10.14(a)  --   Tax Indemnity Escrow Agreement by and between Masada Security, Inc. and The 593
               Corporation d/b/a Classic Alarms dated November 2, 1995.(1)
10.14(b)  --   Attrition Escrow Agreement by and among Masada Security, Inc., The 593
               Corporation d/b/a Classic Alarm and SouthTrust Bank of Alabama, N.A. dated
               November 2, 1995.(1)
10.14(c)  --   Non-Solicitation Agreement by and among Masada Security, Inc., The 593
               Corporation d/b/a Classic Alarm, Anthony T. Mandina, Edgar Corey and Alvin C.
               Beaudean dated November 2, 1995.(1)
10.15     --   Stock Purchase Agreement by and between Masada Security, Inc., Paul Kristynik and
               Mary Kristynik dated January 8, 1996.(1)
10.15(a)  --   Escrow Agreement by and among Masada Security, Inc., Paul Kristynik and Mary
               Kristynik, and SouthTrust Bank of Alabama, N.A. dated January 9, 1996.(1)
10.15(b)  --   Noncompetition, Nonsolicitation and Nondisclosure Agreement by and between Masada
               Security, Inc., Paul Kristynik and Mary Kristynik dated January 8, 1996.(1)
10.15(c)  --   Consulting Agreement by and between Masada Security, Inc. and Paul Kristynik dated January 8, 1996.(1)
10.16     --   Asset Purchase and Sale Agreement by and between Masada Security, Inc. and Harvey
               Sender, as trustee for the bankruptcy estates of InterCap Funds Joint Venture,
               Security Data Group of California, Inc., and IMIF IV-C Service Corp. dated March
               27, 1996.(1)
10.16(a)  --   Escrow Agreement by and among Masada Security, Inc., Harvey Sender, as trustee for the bankruptcy estates of InterCap Funds Joint Venture, Security Data Group of California, Inc., and IMIV IV-C Service Corp., and SouthTrust Bank of Alabama,
               N.A. dated March 28, 1996.(1)
10.16(b)  --   Noncompetition, Nonsolicitation and Nondisclosure Agreement by and among Masada
               Security, Inc. and Harvey Sender, as trustee for the bankruptcy estates of
               InterCap Funds Joint Venture, Security Data Group of California, Inc., and IMIV
               IV-C Service Corp. dated March 28, 1996.(1)
10.16(c)  --   Acquired Accounts Monitoring Agreement between Masada Security, Inc., Harvey
               Sender, as Trustee for the bankruptcy estates of InterCap Joint Venture, Security
               Data Group of California, Inc., and IMIF IV-C Service Corp. dated March 28,
               1996.(1)
10.16(d)  --   Rejected Accounts Monitoring Agreement between Masada Security, Inc., Harvey
               Sender, as Trustee for the bankruptcy estates of InterCap Joint Venture, Security
               Data Group of California, Inc., and IMIF IV-C Service Corp. dated March 28,
               1996.(1)

10.17     --   Credit Agreement by and among Masada Security, Inc., CIBC Inc., SunTrust Bank,
               Central Florida, N.A. and Canadian Imperial Bank of Commerce, New York Agency
               dated March 28, 1996.(1)
10.17(a)  --   Security and Pledge Agreement by and between Masada Security, Inc., and Canadian
               Imperial Bank of Commerce, New York Agency dated March 28, 1996.(1)
10.17(b)  --   Pledge Agreement by and among Masada Security Holdings, Inc. and Canadian
               Imperial Bank of Commerce, New York Agency dated March 28, 1996.(1)
10.17(c)  --   Amendment to Credit Agreement and Certain Other Documents by and among Masada
               Security, Inc., CIBC Inc., SunTrust Bank, Central Florida, N.A. and Canadian
               Imperial Bank of Commerce, New York Agency dated June 4, 1996.(1)
10.17(d)  --   Second Amendment to Credit Agreement by and among Masada Security, Inc., CIBC
               Inc., SunTrust Bank, Central Florida, N.A. and Canadian Imperial Bank of
               Commerce, New York Agency dated August 9, 1996.(1)
10.17(e)  --   Third Amendment to Credit Agreement by and among Masada Security, Inc., CIBC
               Inc., SunTrust Bank, Central Florida, N.A., State Street Bank and Trust Company,
               and Canadian Imperial Bank of Commerce, New York Agency dated October 10, 1996.
10.18     --   Stock Purchase Agreement by and among Masada Security, Inc. and Russell B. Jones,
               Robert S. Moses, David R. Donnelly and Ronald G. Walters dated May 31, 1996.(1)
10.18(a)  --   Amendment to Stock Purchase Agreement by and among Masada Security, Inc. and
               Russell B. Jones, Robert S. Moses, David R. Donnelly and Ronald G. Walters dated
               June 4, 1996.(1)
10.18(b)  --   Escrow Agreement by and among Masada Security, Inc. and SunTrust Bank, Central
               Florida, National Association, dated June 3, 1996.(1)
10.19     --   Agreement between Masada Security, Inc. and Centennial Security, Inc. dated as of
               June 10, 1994.(1)
10.20     --   Purchase Agreement among Centennial Security, Inc., Masada Security, Inc. and
               Certain Stockholders of Centennial Security, Inc. dated as of June 10, 1994.(1)
10.21     --   Trademark and Intellectual Property Agreement between Masada Security, Inc. and
               Centennial Security, Inc. dated as of June 10, 1994.(1)
10.22     --   Amendment Agreement between Masada Security, Inc. and Centennial Security, Inc.
               dated as of June 23, 1995.(1)
10.23     --   Series B Preferred Stock Purchase Agreement by and among Centennial Security,
               Inc. and Centennial Fund IV, L.P., Chemical Venture Capital Associates, Hancock
               Venture Partners IV-Direct Fund L.P., Larimer & Co. and Masada Security, Inc.
               dated July 11, 1995.(1)
10.24     --   Registration Agreement by and among Centennial Security, Inc. and Centennial Fund
               IV, L.P., Chemical Venture Capital Associates, Hancock Venture Partners IV-Direct
               Fund L.P., Larimer & Co., Masada Security, Inc. and Robert J. Shiver dated July
               11, 1995.(1)
10.25     --   Stockholders Agreement by and among and Centennial Fund IV, L.P., Chemical
               Venture Capital Associates, Hancock Venture Partners IV-Direct Fund L.P., Larimer
               & Co., Masada Security, Inc., Robert J. Shiver, Catherine Merigold and Steven
               Schovee dated July 11, 1995.(1)
10.26     --   Masada Security Holdings, Inc. 1997 Stock Option Plan.(1)
16.1      --   Letter from Coopers & Lybrand LLP.

21.1      --   Subsidiaries of Masada Security Holdings, Inc.(1)
23.1      --   Consent of Ernst & Young LLP, independent auditors to Masada Security Holdings,
               Inc.
23.2      --   Consent of Burr & Forman (contained in the opinion included at Exhibit 5.1)*
24.1      --   Power of Attorney of certain officers and directors of the Company (contained on the signature page of the Registration Statement as originally filed on October
               4, 1996)
27.1      --   Financial Data Schedule (for SEC use only)


---------------

* To be filed by amendment.


(1) Previously filed.


     (b) No Financial Statement Schedules of Item 11(e) of Regulation S-X are required to be included in this Registration Statement.

ITEM 17.  UNDERTAKINGS

     1. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant as described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     3. The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on October 28, 1996.


                                          MASADA SECURITY HOLDINGS, INC.

                                          By:     /s/  TERRY W. JOHNSON
                                             -----------------------------------
                                                      Terry W. Johnson
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.



                    SIGNATURE                                     TITLE                       DATE
-------------------------------------------------   ---------------------------------   -----------------
              /s/  TERRY W. JOHNSON                 Chairman of the Board, President     October 28, 1996
-------------------------------------------------     and Chief Executive Officer
                Terry W. Johnson                      (principal executive officer)

             /s/  DAVID P. TOMICK                   Vice President, Chief Financial      October 28, 1996
-------------------------------------------------     Officer and Treasurer
                 David P. Tomick                      (principal financial officer)

              /s/  CATHY M. ANTEE                   Secretary (principal accounting      October 28, 1996
-------------------------------------------------     officer)
                 Cathy M. Antee

             /s/  DAVID P. TOMICK*                  Director                             October 28, 1996
-------------------------------------------------
                 O. Gene Gabbard

              /s/  DAVID P. TOMICK*                 Director                             October 28, 1996
-------------------------------------------------
                I. Robert Greene

             /s/  DAVID P. TOMICK*                  Director                             October 28, 1996
-------------------------------------------------
               Steven C. Halstedt

             /s/  DAVID P. TOMICK*                  Director                             October 28, 1996
-------------------------------------------------
                 Daryl E. Harms

             /s/  DAVID P. TOMICK*                  Director                             October 28, 1996
-------------------------------------------------
               William A. Johnston

                /s/  JOHN M. KARK                   Director                             October 28, 1996
-------------------------------------------------
                  John M. Kark

            /s/  DAVID P. TOMICK*                   Director                             October 28, 1996
-------------------------------------------------
                Bertil D. Nordin

            /s/  DAVID P. TOMICK*                   Director                             October 28, 1996
-------------------------------------------------
              George J. Still, Jr.



* Attorney-in-fact